As filed with the Securities and Exchange Commission on October 23, 2001
                                                      Registration No. 333-69180

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           PHSB FINANCIAL CORPORATION
                           --------------------------
               (Exact name of registrant as specified in charter)

      Pennsylvania                      6035                   25-1894708
----------------------------   -----------------------     --------------------
(State or other jurisdiction      (Primary SIC No.)          (I.R.S. Employer
of incorporation or                                        Identification No.)
organization)

                    744 Shenango Road, Beaver Falls, PA 15010
                                 (724) 846-7300
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)

                              James P. Wetzel, Jr.
                      President and Chief Executive Officer
                           PHSB Financial Corporation
                    744 Shenango Road, Beaver Falls, PA 15010
                                 (724) 846-7300
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all communications to:
                             Samuel J. Malizia, Esq.
                            Felicia C. Battista, Esq.
                            MALIZIA SPIDI & FISCH, PC
       1100 New York Avenue, N.W., Suite 340 West, Washington, D.C. 20005
                                 (202) 434-4660

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                                               CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
 Title of Each Class of Securities  Amount to be  Proposed Maximum Offering       Proposed Maximum        Amount of
         To Be Registered            Registered        Price Per Share        Aggregate Offering Price Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value        4,990,367             $10                     $49,903,670(1)        $12,475.92*
-----------------------------------------------------------------------------------------------------------------------

(1)  Estimated soley for the purpose of calculating the registration fee.
*    Previously paid a fee of $13,431.31.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                           PHSB FINANCIAL CORPORATION
                 (Holding Company for Peoples Home Savings Bank)

 Up to 3,140,937 shares of common stock and Exchange of up to 1,849,430
        ================================================================
shares of common stock

     We are offering common stock. The shares we are offering will represent a 62.94% ownership interest in PHS Bancorp, Inc. which, after certain adjustments
=====
are made, represents the ownership of PHS Bancorp, M.H.C., the mutual holding company of PHS Bancorp, Inc. PHS Bancorp, Inc. is the middle-tier stock holding company parent of Peoples Home Savings Bank. The existing publicly held shares of PHS Bancorp, Inc. which, as adjusted, represent the remaining 37.06% in PHS
                                                                   =====
Bancorp,  Inc.,  will be  exchanged  for shares of PHSB  Financial  Corporation.
                 ===============================================================
Corporation.
===========


If you are a current or former depositor of Peoples Home Savings Bank as of the eligibility dates:

o    You may have priority  rights to purchase shares at $10.00 per share.
o    You may not purchase fewer than 25 shares.
o You may be eligible to purchase up to 10,000 shares individually, and you, together, with associates or persons acting in concert with you, may not purchase more than 20,000 shares.
o    You will not pay a commission to buy any shares.
o Our offering will end at __:__ __.m., eastern time on __________ __, 2001, unless extended.

If you are currently a stockholder of PHS Bancorp, Inc.:


o Your shares will be exchanged automatically for shares of PHSB Financial Corporation
o After the exchange of shares, your percentage ownership interest in PHSB Financial Corporation will be approximately equivalent to your current percentage ownership interest in PHS Bancorp, Inc.
o You may also be eligible to purchase additional shares at $10.00 per share in the community offering, which will be subject to certain purchase
     limitations.                  =============================================
     ===========

o You will not pay a commission to buy any shares or to exchange existing shares.

If you fit none of the above categories, but are interested in purchasing shares of our common stock:

o Subject to our right to reject orders in part or in whole, you may be eligible to purchase shares at $10.00 per share after priority orders are filled.
o    You may not purchase fewer than 25 shares.
o You may be eligible to purchase up to 10,000 shares individually, and you, together, with associates or persons acting in concert with you, may not purchase more than 20,000 shares.
o    You will not pay a commission to buy any shares.

                                                     MINIMUM          MAXIMUM

--------------------------------------------------------------------------------
 Number of Shares                                   2,018,750        2,731,250
                                                   ==========
--------------------------------------------------------------------------------
Total Underwriting Commissions and Expenses       $   791,480      $   896,360
                                                   ==========       ==========
--------------------------------------------------------------------------------
Net Proceeds                                      $19,396,020      $26,416,140
                                                   ==========
--------------------------------------------------------------------------------
Net Proceeds Per Share                            $      9.61      $      9.67
                                                         ====             ====
--------------------------------------------------------------------------------



         The maximum  number of shares  offered may be increased up to 3,140,937
         =======================================================================
shares,  because of changes in the market and  general  financial  and  economic
======
conditions . If we increase the number of shares offered, prospective purchasers
             ============================================
will not be  notified.  Additionally,  we may  terminate  the  offering  and the
=====================================
exchange of shares if we do not sell the minimum number of shares.


         For a discussion of risks you should consider, see "Risk Factors" beginning on page ___ of this prospectus.


         Our common stock will continue to trade on the Nasdaq  National  Market
         =====================================================
under the same symbol "PHSB."


         We are offering the common stock on a best efforts basis. Trident Securities will assist us in the sale of the common stock, though they are not required to purchase any of the common stock that is being offered.

         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         Funds received prior to the completion of the offering will be held in an escrow account at Peoples Home Savings Bank which will bear interest at our passbook rate. If the offering is terminated, all funds received from prospective purchasers will be promptly returned with interest. This offering is expected to expire on __________ __, 2001, at __:__ __.m., eastern time, unless it is extended, up to __________ __, 2002.

                      For assistance, please contact the stock information center at (724) 846-6020.

                               Trident Securities
                    A Division of McDonald Investments, Inc.
               The Date of this Prospectus is __________ __, 2001

--------------------------------------------------------------------------------







                                 [MAP GOES HERE]







--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements of PHS Bancorp, Inc.

The Companies

PHSB Financial Corporation  744 Shenango Road, Beaver Falls, Pennsylvania  15010

         We are a Pennsylvania corporation and we were formed to own all of Peoples Home Savings Bank's capital stock upon completion of the conversion and stock offering. We have applied to the Federal Reserve for approval to become a bank holding company.

PHS Bancorp, M.H.C.         744 Shenango Road, Beaver Falls, Pennsylvania  15010


         PHS Bancorp, M.H.C. is currently the mutual holding company of PHS Bancorp, Inc. As of June 30, 2001, PHS Bancorp, M.H.C.'s sole business activity consists of its ownership of 1,518,000 shares of PHS Bancorp, Inc.'s common stock, which represents 60% of its outstanding shares, as well as approximately $1.2 million in cash and $1.3 million in other investments. Upon consummation of the conversion, PHS Bancorp, M.H.C. will cease to exist and the assets of PHS Bancorp, M.H.C. will be contributed to the capital of either PHSB Financial or Peoples Home Savings Bank. See -- "How The Ownership Structure Will Change After The Conversion," and -- "The Exchange of PHS Bancorp Common Stock."


PHS Bancorp, Inc.           744 Shenango Road, Beaver Falls, Pennsylvania  15010


         PHS Bancorp is currently the mid-tier stock holding company of Peoples Home Savings Bank. PHS Bancorp owns all of the outstanding common stock of Peoples Home Savings Bank. PHS Bancorp, M.H.C. owns 1,518,000 shares of PHS Bancorp's outstanding common stock. The remaining 1,011,600 shares of common stock are held by the public. See -- "How The Ownership Structure Will Change
                                               =========
After The Conversion," and -- "The Exchange of PHS Bancorp Common Stock." At June 30, 2001, PHS Bancorp had consolidated assets totaling $282.9 million, deposits of $201.3 million and consolidated stockholders' equity of $29.3 million.


Peoples Home Savings Bank   1427 Seventh Ave., Beaver Falls, Pennsylvania  15010

         Peoples Home Savings is a Pennsylvania-chartered stock savings bank headquartered in Beaver Falls, Pennsylvania. Peoples Home Savings is a community-oriented financial institution offering traditional financial services to its local community. It conducts operations through its administrative office and main office in Beaver Falls, Pennsylvania and its eight branch offices located in the counties of Beaver and Lawrence, Pennsylvania.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

How The Ownership Structure Will Change After The Conversion

         The following chart shows our current structure which is commonly referred to as a "two-tier" mutual holding company structure:

            -------------------            ---------------------
                                               PHS Bancorp
            PHS Bancorp, M.H.C.            Minority Stockholders
            -------------------            ---------------------
                        |   60%                    |  40%
                         ------------------------------
                                   PHS Bancorp
                         ------------------------------
                                        |  100%
                         ------------------------------
                              Peoples Home Savings
                         ------------------------------


         The following chart reflects the adjusted ownership interest of PHS Bancorp. As required by the Federal Deposit Insurance Corporation policy, the aggregate ownership interest of PHS Bancorp's public stockholders has been adjusted downward from 40% to 37.06% to reflect approximately $2.76 million of
                              ======                            =====
assets held by PHS Bancorp, M.H.C. Such assets of PHS Bancorp, M.H.C. are held solely for the benefit of depositors of Peoples Home Savings.


            -------------------            ---------------------
                                               PHS Bancorp
            PHS Bancorp, M.H.C.            Minority Stockholders
            -------------------            ---------------------
                        |   62.94%                 |  37.06%
                           =======                   =======
                         ------------------------------
                                   PHS Bancorp
                         ------------------------------
                                        |  100%
                         ------------------------------
                              Peoples Home Savings
                         ------------------------------


         The  following  chart  reflects  our  ownership   structure  after  the
conversion.

                           --------------------------
                               Public Stockholders
                           --------------------------
                                       |  100%
                           --------------------------
                           PHSB Financial Corporation
                           --------------------------
                                       |  100%
                           --------------------------
                              Peoples Home Savings
                           --------------------------

The Conversion

         The Offering

         We are selling common stock which represents the ownership interest in PHS Bancorp now owned by PHS Bancorp, M.H.C. in the following order of priority.

     First: Depositors with $50 or more on deposit as of June 30, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


     Second:   Peoples Home Savings employee stock ownership plan. If depositors
                                                                   =============
               in the  first  category  subscribe  to all of the  shares  in the
               =================================================================
               Offering,  the employee  stock  ownership plan may purchase stock
               =================================================================
               after the conversion in the open market.
               =======================================

     Third:    Depositors with $50 or more on deposit as of September 30, 2001.

     Fourth:   Current Depositors  with $50 or more on deposit as of October 31,
               2001.               ===========================       ===========

         We are selling between  2,018,750 and 2,731,250 shares of common stock.
                                 =========     =========
The number of shares to be sold may be increased to  3,140,937.  All shares will
                                                     ===========================
be sold at a price of $10.00 per share. The actual amount of shares we sell will
=======================================
depend on an independent appraisal performed by RP Financial, an independent appraisal firm. See, "$10.00 Per Share Stock Pricing And The Number Of Shares To Be Issued In The Conversion," at page __.


         The subscription offering expires at __:__ __.m., eastern time, on __________ __, 2001, but may be extended to __________ __, 2002. You cannot transfer your subscription rights. If you attempt to transfer your rights, you may lose the right to purchase shares and may be subject to criminal prosecution and, or, other sanctions.

         During the subscription offering, we may also offer shares of common stock in a community offering. In this part of the offering, people who reside in Beaver and Lawrence Counties, Pennsylvania will have first preference and current stockholders of PHS Bancorp will have second preference. This part of the offering may terminate at any time without notice but no later than __________ __, 2002.

         Shares not sold in the subscription or community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis by a syndicate of broker dealers managed by Trident Securities.

         You will not pay a commission to buy any shares.

         We have the right to reject any orders of stock, in whole or in part, in the subscription offering, the community offering, and the syndicated community offering.

         We have described the offering in greater detail beginning at page __ of this prospectus.

The Exchange Of PHS Bancorp Common Stock


         If you are now a stockholder of PHS Bancorp, your shares will be cancelled and exchanged for our shares. The number of shares you will receive will be based on an exchange ratio. The actual number of shares you receive will depend upon the number of shares we sell in our offering and the final appraised value of our stock. As required by the Federal Deposit Insurance Corporation, the aggregate ownership interest of PHS Bancorp's public stockholders has been adjusted downward from approximately 40% to 37.06% to reflect approximately
                                                ======
$2.76 million of assets held by PHS Bancorp,  M.H.C. Such assets of PHS Bancorp,
=====
M.H.C. are held solely for the benefit of depositors of Peoples Home Savings.

--------------------------------------------------------------------------------

         The following table shows how the exchange ratio will adjust based on the number of shares sold in our offering. The table also shows how many shares an owner of PHS Bancorp common stock would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                                                                            100 Shares of
                                                 Shares to be Exchanged                                      PHS Bancorp
                                                   for PHSB Financial                                         would be
                      Shares to be Sold               Corporation             Total Shares                  exchanged for
                       in the Offering                Common Stock             of Common                    PHSB Financial
                   ------------------------- ------------------------------    Stock to be     Exchange      Corporation
                      Number         Percent        Number          Percent    Outstanding       Ratio      Common Stock
                      ------         -------        ------          -------    -----------       -----      ------------

Minimum............  2,018,750        62.94%       1,188,669         37.06%      3,207,419      1.17504         117
                     =========        ======       =========         ======      =========
Midpoint...........  2,375,000        62.94        1,398,435         37.06       3,773,435      1.38240         138
                     =========        ======       =========         ======      =========
Maximum............  2,731,250        62.94        1,608,200         37.06       4,339,450      1.58976         158
                     =========        ======       =========         ======      =========
Adjusted maximum...  3,140,937        62.94        1,849,430         37.06       4,990,367      1.82822         182
                     =========        ======       =========         ======      =========

         If you own your shares of PHS Bancorp in "street name," the exchange will occur automatically and you need take no action. Shares held in "street
                                                         =======================
name" means that shares are not held in your name but are held on your behalf by
================================================================================
your broker or  financial  advisor.  If you have  shares in your name,  you will
======================================================================
receive a transmittal form with instructions to surrender your stock certificates after the offering is completed. You will receive new certificates for our common stock within five business days after we receive properly executed transmittal forms.


         No fractional shares of our common stock will be issued to any public stockholder of PHS Bancorp upon consummation of the conversion. If you do not hold your shares in "street name," payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered PHS Bancorp stock certificates.

         We have described the exchange in greater detail beginning at page __ of this prospectus.

Reasons For The Conversion

We are pursuing the conversion for the following reasons:

         o After conversion, the proceeds we will receive from the sale of our common stock will enable us to continue to expand our banking franchise, and offer new products and banking services. We will be in a better position to increase our market presence in our market areas of Beaver and Lawrence Counties, Pennsylvania.

         o The larger capital base resulting from the conversion will allow us to increase our earning assets, which should permit us to continue to increase our earnings.

         o After conversion, our common stock will continue to be listed on the Nasdaq National Market with a greater number of outstanding shares held by public stockholders. This will provide additional liquidity and visibility for our common stock.

         o As a fully converted holding company, we will have greater strategic flexibility in connection with merger and acquisition transactions. Unlike a mutual holding company, we can use stock as a form of payment for acquisitions and merge with any other stock institution or its holding company. Currently, we have no plans, agreements or understandings regarding any merger or acquisition transactions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Conditions To Complete The Conversion

         We cannot complete our conversion and our offering unless:

          (1) It is ratified by a majority vote of Current Depositors of Peoples Home Savings;

          (2)  It is  approved  by a  two-thirds  vote  of  stockholders  of PHS
               Bancorp;

          (3) It is approved by a majority vote of stockholders of PHS Bancorp, not including those shares held by PHS Bancorp, M.H.C.; and

          (4)  At least the minimum number of shares are sold in the offering.

         We have described the conditions to complete the conversion in greater detail at page __ of this prospectus.

$10.00 Per Share Stock Pricing And The Number Of Shares To Be Issued In The Conversion


         The number of shares offered is based on an independent appraisal of the pro forma estimated market value of our stock performed by RP Financial, Inc. divided by the purchase price of $10.00 and multiplied by 62.94%, the
                                                                    ======
percentage of PHS Bancorp, M.H.C. shares being offered to the public after adjusting the ownership interests, in accordance with the Federal Deposit Insurance Corporation policy, to reflect approximately $2.76 million of PHS
                                                            =====
Bancorp, M.H.C. assets. Such assets of PHS Bancorp, M.H.C. are held solely for the benefit of depositors of Peoples Home Savings. The $10.00 per share price was determined by our board of directors. RP Financial will receive a fee of $20,000 for its appraisal services.

         RP Financial has determined  that as of October 12, 2001, our estimated
                                                 ==========
aggregate  pro forma  market  value  was $37.7  million,  the  mid-point  of the
                                         =====
valuation range. Pursuant to regulations, this value must be within a minimum valuation range of $32.1 million and a maximum valuation range of $43.4 million.
                   =====                                          =====
Based on this valuation and the ownership of PHS Bancorp, M.H.C., an offering range between 2,018,750 shares and 2,731,250 shares are being offered. This
               =========             =========
offering range means that the $10.00 per share purchase price for our shares will range from 12.50x to 16.67x of our pro forma net income per share using the
                ======    ======
financial data for the annualized six month period ended June 30, 2001, compared to an average of 13.7x for a peer group of similar thrift institutions used by
RP Financial.    =====

         The ratios we have presented are commonly requested by a prospective investor in order to determine whether or not the stock meets his or her investment criteria. Because of possible differences and important factors such as operating characteristics, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely solely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. See "Risk Factors -- "You may not be able to sell your shares when you desire, or for $10.00 or more per share." and "Pro Forma Data" and "The Offering -- Stock Pricing and the Number of Shares To Be Offered."

The Amount Of Stock You May Purchase

         The minimum number of shares that you may purchase is 25.

         You may not purchase more than 10,000 shares individually, and you, together with associates or persons acting in concert with you, may not purchase more than 20,000 shares.

--------------------------------------------------------------------------------

         For further discussion of the purchase limits and definitions of "associate" and "acting in concert," see "The Offering--Limitations on Purchases of Common Stock" at page __.

Our Use Of The Proceeds Raised From The Sale Of Stock


         We estimate that we will receive net proceeds from the sale of the common stock of between $19.4 million at the minimum of the offering range and
                        =====
$26.4 million at the maximum of the offering range.
=====




                                                           Minimum    Maximum
                                                           =======    =======
                                                           Shares     Shares
                                                           ======     =======
                                                             (In Thousands)

Working capital.........................................    $ 9,698    $13,208
Funds loaned  to the employee stock ownership plan......      1,615      2,185
Investment in  short-term securities....................      8,083     11,023
                                                            -------    -------
                                                            $19,396    $26,416
                                                            =======    =======

         See "Use of Proceeds."
         ======================

Benefits Of The Conversion to Management

         In order to link our officers', employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for certain stock benefits.


         The following table presents information regarding the employee stock ownership plan and stock-based incentive plans. The stock-based incentive plans may not be adopted for at least six months after the offering and must be approved by a majority vote of the stockholders. The table below assumes the sale of 2,731,250 shares in the offering. It is assumed that the value of the
        =========
stock is $10 per share. Options to acquire shares of the stock are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises in the future above the exercise price.

                                                                                                 Percentage of
                                                                          Estimated            Total Shares Sold
                                      Participants         Shares       Value of Shares          in the Offering
                                      ------------         ------       ---------------        -----------------
Employee Stock Ownership Plan.......  Officers and
                                      Employees            218,500        $2,185,000                 8.0%
                                                           =======        ==========
Stock-Based Incentive Plans:
Restricted Stock Awards.............  Directors,
                                      Officers and
                                      Employees            109,250         1,092,500                 4.0
                                                           =======         =========
Stock Options.......................  Directors,
                                      Officers and
                                      Employees            273,125                --                10.0
                                                           -------        ----------                ----
              Total.................                       600,875        $3,277,500                22.0%
                                                           =======        ==========                ====


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


         We will also convert employee stock ownership shares, restricted stock awards, and options previously awarded to officers, employees and directors of PHS Bancorp and Peoples Home Savings. Employee stock ownership shares and
                                          ======================================
restricted stock awards will be adjusted based upon the exchange ratio and the other terms and the vesting period will remain unchanged. The number of stock options received and the exercise price will be adjusted based on the exchange ratio and the other terms and the vesting period will remain unchanged.


Market For Common Stock


         We will list the common stock on the Nasdaq National Market under the symbol "PHSB," which is the same symbol currently used for PHS Bancorp common
                ================================================================
stock.  The  common  stock of PHS  Bancorp  is  currently  listed on the  Nasdaq
=====
National Market under the same symbol, PHSB. Trident Securities has advised us that it intends to be a market maker in the common stock and will assist us in obtaining additional market makers.


Dividend Policy


         PHS Bancorp has paid a cash dividend of $.10 per share per quarter during fiscal 2001, or $.40 per share per year. After the conversion, depending upon the number of shares sold in the offering, as adjusted for the exchange ratio, we expect to continue to pay a dividend rate ranging from $.06 to $.09
                                                                    ====    ====
per share per quarter, at the minimum to the adjusted maximum of the offering range, based upon a price of $10 per share. The dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future.


Effects Of Conversion On Rights of Stockholders

         After the conversion, the stockholders of PHS Bancorp will become our stockholders and their rights as stockholders will be governed by our articles of incorporation, bylaws and Pennsylvania law. For a discussion of material differences in the rights of stockholders and an explanation of possible anti-takeover effects of provisions in our articles of incorporation and bylaws, see "Effects of Conversion Rights of Stockholders" beginning at page __ of this prospectus.

--------------------------------------------------------------------------------

                                  RISK FACTORS

In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our stock.


Recent terrorist attacks in the United States have affected the stock market and the general economy.

        ^On September 11, 2001, terrorists carried out attacks that destroyed the World Trade Center in New York and badly damaged the Pentagon outside Washington, D.C. In the wake of these attacks, all stock prices broadly declined from the prices that existed prior to the attacks. In addition to affecting the stock markets, the terrorist attacks may affect the national and international economies because of the uncertainties that exist as to how the United States will respond and to whether additional attacks will be carried out against the United States. These uncertainties contributed to a slowdown in economic activity in the United States and as a result the economy has weakened. The weakened economy could decrease our loan demand and increase our loan delinquencies.


We originate a large amount of indirect automobile loans and commercial business loans which have a higher degree of credit risk than traditional one- to- four family lending.


        Peoples Home Savings actively originates indirect automobile loans and commercial business loans. At June 30, 2001, such loans approximated $54.8 million, or 42.1%, of the total loan portfolio, of which $44.5 million consist of indirect automobile loans. ^Though we have not recently experienced a greater degree of default or an inability to resell the collateral of these loans, indirect automobile loans and commercial business loans are generally considered to have a greater degree of credit risk than traditional one- to- four family residential lending. Indirect automobile loans are secured by new or used automobiles, which depreciate rapidly. Additionally, there is generally no recourse against the automobile dealer in the event of a default by the borrower. The repayment of commercial business loans typically is dependent upon the income stream of the borrower, which could be significantly affected by economic conditions. Because of these risks, we could experience an increase in non-performing loans and provisions for loan losses. See "Business of Peoples Home Savings - Lending Activities -- Consumer Loans, -- Commercial Loans."


You may not be able to profit from the sale or a merger of us because of provisions in our charter documents and other laws and regulation.

         Our articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of us. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See "Comparison of Stockholders' Rights" and "Restrictions on Acquisitions of PHSB Financial Corporation."

Our low return on equity after the conversion may negatively impact the value of our common stock.


        ^We will not be able to deploy the increased capital from this offering into higher-yielding earning loans and other assets immediately. Our ability to profitably deploy our new capital will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments which generally have lower yields than loans. Until we can invest our new increased capital on a long-term basis at a higher rate and increase our portfolio of loans and deposits, we expect our return on equity to be less than what it has been in recent years, which may negatively impact the value of our ^stock. For the six months ended June 30, 2001, and the year ended December 31, 2000, our average return on equity was 7.32% and 7.95%, respectively.


You may not be able to sell your shares when you desire, or for $10.00 or more per share.

         Publicly traded stocks have recently experienced substantial market price volatility. This is due, in part, to investors' shifting perceptions of the effect on various industry sectors of changes and potential changes in the economy. Volatility, therefore, may be unrelated to the current operating performance of particular companies whose shares are traded. The purchase price of common stock sold in conversion transactions, including mutual-to-stock conversion transactions of mutual holding companies, is based on an independent appraisal. Independent appraisals are not intended, and should not be construed as a recommendation as to the advisability of purchasing shares. After our common stock begins to trade, the trading price will be determined by the marketplace. The trading price will fluctuate because it will be influenced by many factors, including prevailing interest rates, other economic conditions, our operating performance and investor perceptions of the outlook for us and the banking industry in general. We cannot assure you that if you choose to sell shares you purchased in the stock offering, you will be able to sell them at or above the $10 per share offering price.

The implementation of certain stock-based benefit plans may increase our future compensation expense and may reduce our earnings.

         We intend to adopt a stock option plan that will provide for the granting of options to purchase common stock, a restricted stock plan that will provide for awards of restricted stock to our eligible officers, employees and directors and an employee stock ownership plan that will distribute stock to all of our qualifying employees over a period of time. The restricted stock plan and the employee stock ownership plan will increase our future costs of compensating our directors, officers, and employees. The cost of the employee stock ownership plan will vary based on our stock price over time, while the cost of the restricted stock plan will be based on our stock price when the awards are first granted.

Increases in market rates of interest could adversely affect our stockholders' equity.

         At June 30, 2001, PHS Bancorp owned approximately $82.0 million of marketable securities available for sale, which consisted of $22.0 million of investment securities and $60.0 million of mortgage-backed securities. Generally accepted accounting principles require that these securities be carried at fair value on the consolidated balance sheet. Unrealized gains or losses on these securities, that is, the difference between the fair value and the amortized cost of these securities, is reflected in stockholders' equity, net of deferred taxes. Recently, market rates of interest have decreased which caused the fair value of PHS Bancorp marketable securities to increase and stockholders' equity to also increase. As of June 30, 2001, PHS Bancorp's available for sale marketable securities portfolio had an unrealized gain, net of taxes, of
$68,000, which resulted in an increase in stockholders' equity by the same amount. However, when interest rates increase, the fair value of PHS Bancorp's available for sale marketable securities generally decreases, which also decreases stockholders' equity. If market interest rates increase, our stockholders' equity could be adversely affected.

A downturn in our local economy and increased competition may adversely affect our profitability.


         Our business of attracting deposits and making loans is primarily conducted within our market area. A downturn in our local economy could reduce the amount of funds available for deposit and the ability of borrowers to repay their loans. Over the past 20 years due to a large loss of manufacturing jobs, ^our market areas of Beaver and Lawrence Counties have experienced no growth in population and periodic increases in unemployment. As of 2000, our market area contained a total population of

^275,000, with Beaver County containing 67% of the population base. Between 1990 and 2000, Beaver County reported an annual population loss of .3% and Lawrence County reported an annual population loss of .2%. Additionally, unemployment in our market areas has also increased during the past year. At June 30, 2001, the unemployment rate for Beaver and Lawrence Counties was 5.0% and 5.8%, respectively, up from 4.5% and 5.2%, respectively, at June 30, 2000. As a result of decreased population and increased unemployment, the number of prospective customers has decreased. Additionally, we have substantial competition for deposits and loans. Many competitors have greater resources than we do and as a result we may have to decrease the rates we charge for loans and increase the rates we pay on deposits either of which could hurt our profits.


Possible Dilutive Effect of Restricted Stock Plan Shares and Stock Option Shares


         If the conversion is completed and shareholders approve the restricted stock plan and stock option plan, we may issue stock to our officers and directors through these plans. If the shares for the restricted stock plan and stock options are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately ^7.0% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Peoples Home Savings -- Stock Benefits --Benefits To Be Completed Following Completion of the Conversion."

                               RECENT DEVELOPMENTS

^The information set forth below at or for the periods ended September 30, 2001 and 2000, is unaudited and, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results for the unaudited periods have been made. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements contained elsewhere in this prospectus.

On October 23, 2001, PHS Bancorp announced to the public its third quarter earnings for the nine months ended September 30, 2001. Net income for the nine months ended September 30, 2001 remained relatively unchanged from the comparable 2000 period. For the nine months ended September 30, 2001, net income was $1,634,000, or $.66 basic and diluted earnings per share, compared to $1,659,000 or $.66 basic and diluted earnings per share. Net income for the nine months ended September 30, 2001 was affected by the decreases in short-term interest rates by the Federal Reserve over the past several months. For the nine months ended September 30, 2001, net interest margin decreased 14 basis points to 3.19% from 3.33% for the comparable 2000 period.

Total assets at September 30, 2001 increased $23,292,000 to $288,622,000 from $265,330,000 at December 31, 2000. This increase was primarily due to increases in cash and interest bearing deposits of $6,100,000, investment securities and mortgage-backed securities of $12,100,000 and loans of $5,300,000.

Please  refer  below  to  the  Unaudited   Financial   Information  for  further
information.

                                PHS BANCORP, INC.
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                            September 30,     December 31,
                                                                               2001              2000
                                                                           -------------     -------------
ASSETS
Cash and amounts due from other institutions                               $   1,399,498     $   1,502,757
Interest-bearing deposits with other institutions                             11,301,815         5,094,404
Investment securities:
    Available for sale                                                        18,561,051        24,814,065
    Held to maturity (market value $23,031,712 and $17,917,570)               22,655,060        17,776,486
 Mortgage-backed securities:
    Available for sale                                                        58,137,471        38,415,158
    Held to maturity (market value $33,231,668 and $38,471,164)               32,498,167        38,779,775
Loans (net of allowance for loan losses of $1,479,443 and $1,454,618)        134,341,911       129,017,057
Accrued interest receivable                                                    1,619,939         1,625,420
Premises and equipment                                                         4,899,311         4,637,374
Federal Home Loan Bank stock                                                   2,614,800         2,614,800
Other assets                                                                     592,869         1,052,375
                                                                           -------------     -------------
            TOTAL ASSETS                                                   $ 288,621,892     $ 265,329,671

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits                                                                   $ 206,581,362     $ 198,241,701
Advances from Federal Home Loan Bank                                          49,194,800        36,194,800
Other borrowings                                                                  40,303            75,315
Accrued interest payable and other liabilities                                 2,043,253         1,967,621
                                                                           -------------     -------------
            Total liabilities                                                257,859,718       236,479,437
                                                                           =============     =============

Preferred stock, 5,000,000 shares authorized, non issued                               -                 -
Common stock, $.10 par value 10,000,000 shares authorized,
     2,760,000 shares issued                                                     276,000           276,000
Additional paid in capital                                                    10,461,756        10,480,215
Retained earnings - substantially restricted                                  21,627,684        20,756,274
Accumulated other comprehensive income                                         1,632,854           456,968
Unallocated ESOP shares (51,060 and 58,260 shares)                              (805,368)         (917,283)
Unallocated RSP shares (7,774 and 16,155 shares)                                 (89,398)         (185,783)
Treasury stock, at cost (230,400 and 202,750 shares)                          (2,341,354)       (2,016,157)
                                                                           -------------     -------------
            Total stockholders' equity                                        30,762,174        28,850,234
                                                                           -------------     -------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 288,621,892     $ 265,329,671
                                                                           =============     =============

                                                                           September 30,       December 31,
                                                                               2000              2000
                                                                           -------------     -------------
Other Financial Condition Data:
     Tangible net worth                                                    $  30,762,174     $  28,850,234
     Stockholders' equity to total assets                                          10.66%            10.87%
     Book value per share                                                          12.16             11.28
     Tangible book value per share                                                 12.16             11.28
     Non-performing assets                                                 $     550,207     $     665,074
     Non-performing loans to total loans                                            0.41%             0.52%


                                PHS BANCORP, INC.
                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                                                 Three Months Ended            Nine Months Ended
                                                    September 30,                September 30,
                                                ------------------------    -------------------------
                                                   2001          2000         2000          1999
                                                ----------    ----------    ----------    ----------
INTEREST AND DIVIDEND INCOME
     Loans                                      $2,707,352    $2,614,672    $7,963,745    $7,542,159
     Investment securities:
         Taxable                                   387,436       501,373     1,315,584     1,527,526
         Exempt from federal income tax            208,424       253,697       632,539       795,831
     Mortgage-backed securities                  1,526,416     1,396,696     4,420,763     4,273,816
     Interest-bearing deposits
       with other institutions                      58,824        29,839       214,979       115,591
                                                ----------    ----------    ----------    ----------
              Total interest income              4,888,452     4,796,277    14,547,610    14,254,923
                                                ----------    ----------    ----------    ----------

INTEREST EXPENSE
     Deposits                                    1,966,571     2,045,914     6,092,140     5,912,298
     Advances from Federal Home Loan Bank          695,622       593,012     1,935,134     1,847,444
     Other borrowings                                  560         1,125         2,110         3,785
                                                ----------    ----------    ----------    ----------
              Total interest expense             2,622,753     2,640,051     8,029,384     7,763,527
                                                ----------    ----------    ----------    ----------
              Net interest income                2,225,699     2,156,226     6,518,226     6,491,396

PROVISION FOR LOAN LOSSES                          130,000       150,000       370,000       405,000
                                                ----------    ----------    ----------    ----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                      2,095,699     2,006,226     6,148,226     6,086,396
                                                ----------    ----------    ----------    ----------
NONINTEREST INCOME
     Service charges on deposit accounts           147,663       142,263       439,189       393,763
     Investment securities gains, net                 --           7,315        58,118         7,315
     Rental income, net                             24,827        22,717        74,481        64,649
     Other income                                   84,574        87,688       181,055       173,422
                                                ----------    ----------    ----------    ----------
              Total noninterest income             257,064       259,983       752,843       639,149
                                                ----------    ----------    ----------    ----------

NONINTEREST EXPENSE
     Compensation and employee benefits            854,983       835,301     2,483,910     2,446,257
     Occupancy and equipment costs                 316,574       302,223       992,720       873,926
     Data processing costs                          43,162        78,194       147,514       235,296
     Other expenses                                346,095       313,367     1,041,262       952,579
                                                ----------    ----------    ----------    ----------
              Total noninterest expense          1,560,814     1,529,085     4,665,406     4,508,058
                                                ----------    ----------    ----------    ----------

Income before income taxes                         791,949       737,124     2,235,663     2,217,487
Income taxes                                       221,926       166,500       602,108       558,624
                                                ----------    ----------    ----------    ----------
              NET INCOME                        $  570,023    $  570,624    $1,633,555    $1,658,863
                                                ==========    ==========    ==========    ==========
EARNINGS PER SHARE
     Basic                                      $     0.23    $     0.23    $     0.66   $      0.66
     Diluted                                          0.23          0.23          0.66          0.66

Weighted average number of shares outstanding
     Basic                                       2,463,559     2,516,971     2,470,658     2,524,691
     Diluted                                     2,468,305     2,516,971     2,471,157     2,524,691

Financial ratios (annualized)
     Return on average assets                         0.80%         0.85%         0.78%         0.83%
     Return on average equity                         7.65%         8.27%         7.43%         8.19%
     Net interest margin                              3.20%         3.31%         3.19%         3.33%
     Other Data (In Thousands)
     Average assets                                285,488       267,892       279,759       267,690
     Average equity                                 29,811        27,593        29,315        26,999
     Average earning assets                        278,307       260,202       272,526       259,789

Selected Financial Highlights

                                                    At or for the
                                                     six months
                                                       ended
                                                      June 30,                       At or for the year ended December 31,
                                                    -------------    -------------------------------------------------------------
                                                        2001           2000         1999          1998         1997       1996(1)
                                                    -------------    --------     --------      --------     --------    ---------
                                                                           (In thousands, except per share data)
Selected Financial Data:
Assets..............................................   $282,906      $265,330     $268,640      $244,253     $217,735    $202,216
Loans...............................................    127,692       129,017      118,745        99,914       99,691      95,773
Mortgage-backed securities held to maturity.........     34,620        38,780       44,141        48,287       40,234      31,138
Mortgage-backed securities available for sale.......     60,831        38,415       37,426        32,878       30,159      25,794
Investment securities held to maturity..............     18,037        17,776       15,540        18,146       10,015      10,768
Investment securities available for sale............     22,837        24,814       27,595        25,197       24,253      26,688
Interest-bearing deposits with other institutions...      7,562         5,094       11,417         9,332        3,308       3,004
Federal Home Loan Bank stock........................      2,615         2,615        2,615         1,545        1,020         972
Deposits............................................    201,250       198,242      189,345       181,113      174,286     175,925
Other borrowings....................................         52            75          120         1,388        1,116           -
Advances from Federal Home Loan Bank................     50,195        36,195       50,295        30,895       12,117       8,100
Stockholders' equity................................     29,269        28,850       26,751        29,184       28,609      16,645(2)

Selected Consolidated Operating Data:
Interest income.....................................      9,659        19,035       17,511        16,112       14,950      14,584
Interest expense....................................      5,366        10,448        9,284         8,523        7,857       7,882
                                                       --------      --------     --------      --------     --------    --------
  Net interest income...............................      4,293         8,587        8,227         7,589        7,093       6,702
Provision for loan losses...........................        240           555          410           365          555         455
                                                       --------      --------     --------      --------     --------    --------
  Net interest income after provision...............      4,053         8,032        7,817         7,224        6,538       6,247
Total non-interest income...........................        496           854          764           914          937         781
Total non-interest expense..........................      3,105         6,000        6,094         6,245        5,687     6,638(3)
                                                       --------      --------     --------      --------     --------    --------
Income before income taxes..........................      1,444         2,886        2,487         1,893        1,788         390
Income taxes........................................        380           714          629           391          150        (319)
                                                       --------      --------     --------      --------     --------    --------

  Net income........................................   $  1,064      $  2,172     $  1,858      $  1,502     $  1,638    $    709
                                                       ========      ========     ========      ========     ========    ========
Basic earnings per share............................   $    .43      $    .86     $    .71      $    .56     $    .33          N/A
                                                       ========      ========     ========      ========     ========    =========
Diluted earnings per share..........................   $    .43      $    .86     $    .71      $    .56     $    .33          N/A
                                                       ========      ========     ========      ========     ========    =========


-----------------
(1)  Prior to July 10, 1997, there was no common stock outstanding.
(2)  Represents retained earnings (substantially restricted).
(3) Includes a one-time special assessment of $1.1 million to recapitalize the Savings Association Insurance Fund.

Selected Financial Ratios

                                                      At or For the Six
                                                         Months Ended                      At or For the Year Ended
                                                           June 30,                              December 31,
                                                    ---------------------    -------------------------------------------------------
                                                      2001         2000        2000     1999         1998       1997       1996
                                                    --------     --------    --------  --------    --------   --------   ---------

Performance Ratios:
  Return on average assets (net  income
     divided by average total  assets)............     0.77%       0.81%       0.81%     0.73%       0.65%      0.79%      0.35%(1)
  Return on average equity (net
     income divided by average equity)............     7.32%       8.15%       7.95%     6.68%       5.24%      7.33%      4.37%(1)
  Net interest rate spread........................     2.96%       3.21%       3.14%     3.15%       3.21%      3.48%      3.50%
  Non-interest expense to average assets..........     2.24%       2.23%       2.24%     2.38%       2.72%      2.75%      3.30%(1)
  Net yield on interest-earning assets............     3.35%       3.55%       3.51%     3.51%       3.65%      3.86%      3.77%
  Dividend payout ratio...........................    47.88%      43.17%      42.02%    40.03%      46.34%        --(2)      --(2)


Asset Quality Ratios:
  Non-performing assets to total assets...........     0.18%       0.18%       0.25%     0.19%       0.22%      0.40%     0.63%
  Non-performing loans to total loans, net........     0.39%       0.37%       0.51%     0.42%       0.52%      0.87%     1.33%
  Allowance for loan losses to total loans........     1.12%       1.11%       1.12%     1.14%       1.28%      1.39%     1.49%
  Allowance for loan losses to
     non-performing loans.........................    283.2%      314.1%      218.8%    273.6%      244.2%     154.4%    108.2%

Capital Ratios:
  Average equity to average assets
     (average equity divided by
     average total assets)........................    10.50%       9.98%      10.22%    10.86%      12.50%     10.81%     8.06%
  Equity to assets at period end..................    10.35%      10.17%      10.87%     9.96%      11.95%     13.14%     8.23%

-----------------

(1) Includes a one-time special assessment of $1.1 million to recapitalize the Savings Association Insurance Fund.
(2) Prior to July 10, 1997, there was no common stock outstanding and dividends were not paid until the beginning of the December 31, 1998 fiscal year.

                                 The Conversion

         The Boards of Trustees of PHS Bancorp, M.H.C. and Peoples Home Savings and the Board of Directors of PHS Bancorp have approved a plan authorizing the conversion. The plan is subject to approval of the Pennsylvania Department of Banking, the stockholders of PHS Bancorp, the ratification of the depositors of Peoples Home Savings and the satisfaction of certain other conditions. Regulatory approval does not constitute a recommendation or endorsement of the plan.

General

         On August 16, 2001, the Boards of Trustees of PHS Bancorp, M.H.C. and Peoples Home Savings and the Board of Directors of PHS Bancorp adopted a plan of conversion. In accordance with the plan, PHS Bancorp, M.H.C. will convert from a mutual holding company to a full stock corporation. Public stockholders currently own 40% of PHS Bancorp and the remaining 60% is owned by PHS Bancorp, M.H.C. Upon consummation of the conversion, PHS Bancorp, M.H.C. will cease to exist. The stock held by the public stockholders of PHS Bancorp will be converted into our shares. Peoples Home Savings will be our wholly owned subsidiary. For a detailed description of the reorganization structure, see "-- Federal and State Tax Consequences of the Conversion."

Reasons for the Conversion

         PHS Bancorp, M.H.C., as a state chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the conversion, we will be structured in the form used by holding companies, of all commercial banks, many business entities and most growing number of savings institutions. An important distinction between the mutual holding company form of organization and the fully public form is that, a mutual holding company must always own over 50% of the common stock of its savings institution subsidiary. Only a minority of the subsidiary's outstanding stock can be sold to investors.

         Through the conversion, we will become the stock holding company of Peoples Home Savings, which will complete the transition to full public ownership. The stock holding company form of organization will provide us with the ability to diversify our business and Peoples Home Savings business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. There has been significant consolidation in Pennsylvania where Peoples Home Savings conducts its operations, and although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise because of the increase in its capital after the conversion.

         The conversion will be important to our future growth and performance and to that of Peoples Home Savings, by providing a larger capital base to support our operations and the operations of Peoples Home Savings, enhancing our future access to capital markets, the ability to diversify into other financial services related activities, and the ability to provide services to the public. The conversion will result in increased funds being available for lending purposes, greater resources for expansion of services, and better opportunities for attracting and retaining qualified personnel. Although PHS Bancorp currently has the ability to raise additional capital through the sale of additional shares of its common stock, that ability is limited by the mutual holding company structure which, among other things, requires that the mutual holding company always hold a majority of the outstanding shares of PHS Bancorp's common stock.

         The conversion will also result in an increase in the number of outstanding shares of common stock following the conversion, as compared to the number of outstanding shares held by the public stockholders of PHS Bancorp prior to the conversion, which will increase the likelihood of the development of an active and liquid trading market for the common stock. See "Market for the Common Stock."

         Our Board of Directors, the Boards of Trustees of PHS Bancorp, M.H.C. and Peoples Home Savings, and the Board of Directors of PHS Bancorp, believe that the conversion is in the best interests of such companies and their respective stockholders and depositors.

Share Exchange Ratio


         The regulations and policies governing mutual holding companies provide that in a conversion of a mutual holding company to stock form, the minority stockholders of PHS Bancorp will be entitled to exchange their shares of common stock for common stock of the converted holding company, provided that Peoples Home Savings and PHS Bancorp, M.H.C. demonstrate to the satisfaction of the Pennsylvania Department of Banking that the basis for the exchange is fair and reasonable. The Board of Trustees of Peoples Home Savings and the Board of Directors of PHS Bancorp have determined that each publicly-held share of PHS Bancorp common stock will, on the effective date of the conversion, be automatically converted into and become the right to receive a number of exchange shares determined pursuant to the exchange ratio. The public stockholders of PHS Bancorp common stock will own the same percentage of our common stock after the conversion as they hold in PHS Bancorp, subject to additional purchases, or the receipt of cash in lieu of fractional shares. At June 30, 2001, there were 2,529,600 shares of PHS Bancorp common stock outstanding, 1,011,600, or 40%, of which were publicly held. As required by the Federal Deposit Insurance Corporation policy, the aggregate ownership interest of PHS Bancorp's public stockholders has been adjusted downward from 40% to 37.06% to reflect approximately $2.76 million of assets held by PHS Bancorp,
======                            =====
M.H.C. Such assets of PHS Bancorp, M.H.C. are held solely for the benefit of depositors of Peoples Home Savings.

         Based on the independent  valuation,  the 62.94%,  as adjusted,  of the
                                                   ======
outstanding shares of PHS Bancorp common stock held by PHS Bancorp, M.H.C. as of the date of the independent valuation and the 37.06%, as adjusted, public
                                                  ======
ownership interest of PHS Bancorp, the following table sets forth, at the minimum, mid-point, maximum, and adjusted maximum of the offering range:


o the total number of subscription shares and exchange shares to be issued in the conversion;
o    the total shares of common stock outstanding after the conversion;
o    the exchange ratio; and
o the number of shares an owner of PHS Bancorp would receive in the exchange, adjusted for the number of shares sold in the offering.

                                                                                                            100 Shares of
                                                 Shares to be Exchanged                                      PHS Bancorp
                                                   for PHSB Financial                                         would be
                      Shares to be Sold               Corporation             Total Shares                  exchanged for
                       in the Offering                Common Stock             of Common                    PHSB Financial
                   ------------------------- ------------------------------    Stock to be     Exchange      Corporation
                      Number         Percent        Number          Percent    Outstanding       Ratio      Common Stock
                      ------         -------        ------          -------    -----------       -----      ------------

Minimum............  2,018,750        62.94%       1,188,669         37.06%      3,207,419      1.17504         117
                     =========        ======       =========         ======      =========
Midpoint...........  2,375,000        62.94        1,398,435         37.06       3,773,435      1.38240         138
                     =========        ======       =========         ======      =========
Maximum............  2,731,250        62.94        1,608,200         37.06       4,339,450      1.58976         158
                     =========        ======       =========         ======      =========
Adjusted maximum...  3,140,937        62.94        1,849,430         37.06       4,990,367      1.82822         182
                     =========        ======       =========         ======      =========

         Options to purchase shares of PHS Bancorp common stock will be converted into options to purchase our shares of common stock. Additionally, restricted stock awards of PHS Bancorp will also be converted into our shares of common stock. At June 30, 2001, there were outstanding options to purchase 124,200 shares of PHS Bancorp common stock, of which 99,200 shares were vested, and there were 16,155 unvested restricted stock awards of PHS Bancorp common stock outstanding. The number of shares of common stock to be received upon exercise of these options and restricted stock plan shares will be determined pursuant to the exchange ratio. The aggregate exercise price, duration, and vesting schedule of these options and restricted stock plan shares will not be affected.

Effect of the Conversion on Minority Stockholders


         Effect on Stockholders' Equity Per Share of the Shares Exchanged. The conversion will increase the stockholders' equity per share of the public stockholders of PHS Bancorp common stock. At June 30, 2001, the stockholders' equity per share of PHS Bancorp common stock was $11.57, including shares held by PHS Bancorp, M.H.C. As adjusted at June 30, 2001 for the exchange ratio, stockholders' equity per share would be $9.85, $8.37, $7.28 and $6.33 at the
                                          ===============================
minimum, midpoint, maximum, and adjusted maximum, of the offering range. Based on the pro forma information set forth for June 30, 2001, in "Pro Forma Data," pro forma stockholders' equity per share following the conversion will be $15.23, $13.76, $12.68 and $11.73 at the minimum, midpoint, maximum and adjusted
=================================
maximum, respectively, of the offering range.

         Effect on Earnings per Share of the Shares Exchanged. The conversion will also affect the public stockholders of PHS Bancorp common stock pro forma earnings per share. For the six months ended June 30, 2001, basic and diluted earnings per share of PHS Bancorp common stock was $.43 including shares held by PHS Bancorp, M.H.C. As adjusted for the six months ended June 30, 2001 for the exchange ratio, stockholders' equity per share would be $.37, $.31, $.27, and
                                                          ======================
$.24, at the minimum, midpoint, maximum, and adjusted maximum, of the offering range. Based on the pro forma information set forth for the six months ended June 30, 2001 in "Pro Forma Data", earnings per share of common stock following the conversion will range from $.40 to $.27, for the minimum to the adjusted
maximum of the offering range.   ====    ====


         Dissenters' Rights of Appraisal. To the extent required by Pennsylvania corporate law, the public stockholders of PHS Bancorp will have dissenters' rights of appraisal in connection with the exchange of publicly held shares of PHS Bancorp common stock for our shares of common stock. See "The Offering - Dissenters' Rights of Appraisal."

Effects of Conversion on Depositors

         General. Each depositor in Peoples Home Savings has both a deposit account in Peoples Home Savings and a pro rata ownership interest in the net worth of PHS Bancorp, M.H.C. based upon the balance in his account. This interest may only be realized in the highly unlikely event of a liquidation of PHS Bancorp, M.H.C. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from the deposit account. Any depositor who opens a deposit account with Peoples Home Savings obtains a pro rata ownership interest in PHS Bancorp, M.H.C. without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his account receives a portion or all of the balance in the account, but nothing for his ownership interest in the net worth of PHS Bancorp, M.H.C., which is lost to the extent that the balance in the account is reduced or closed.

         Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that PHS Bancorp, M.H.C. is liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of PHS Bancorp, M.H.C. after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual holding company converts to stock form, permanent nonwithdrawable capital stock is created in the stock holding company to represent the ownership of the subsidiary institution's net worth. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the capital stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Peoples Home Savings.

         Continuity. While the conversion is being accomplished, the normal business of Peoples Home Savings of accepting deposits and making loans will continue without interruption. Peoples Home Savings will continue to be regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the conversion, Peoples Home Savings will continue to provide services for depositors and borrowers under current policies by its present management and staff. The Trustees serving Peoples Home Savings and directors serving PHS Bancorp at the time of the conversion will serve on our Board of Directors after the conversion.

         Effect  on  Deposit  Accounts.  Under  the  plan  of  conversion,  each
depositor  in  Peoples  Home  Savings  at  the  time  of  the  conversion   will
automatically continue as a depositor after the conversion, and each of the deposit accounts will remain the same with respect to deposit balance, interest rate and other terms. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

         Effect on Loans. No loan outstanding from Peoples Home Savings will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         Voting Rights. Presently, depositors of Peoples Home Savings who have a liquidation interest in PHS Bancorp, M.H.C. have no voting rights in the mutual holding company. Upon completion of the conversion, we will be the sole stockholder of Peoples Home Savings and have all voting rights in Peoples Home Savings. Our stockholders will have exclusive voting rights in us.

         Tax Effects. PHS Bancorp has received opinions of counsel with regard to federal and state income taxation to the effect that the adoption and implementation of the plan of conversion will not be taxable for federal or state income tax purposes to PHS Bancorp, PHS Bancorp, M.H.C., the minority stockholders, the interim savings bank, eligible and supplemental account holders and current depositors of Peoples Home Savings. See "--Federal and State Tax Consequences of the Conversion."

         Effect on Liquidation Rights. If Peoples Home Savings were to liquidate prior to the conversion, all claims of creditors of Peoples Home Savings, including those of depositors to the extent of their deposit balances, would be paid first. Thereafter, if there were any assets of Peoples Home Savings remaining, these assets would be distributed to PHS Bancorp, M.H.C., to the extent of its stock ownership interest in PHS Bancorp. If PHS Bancorp, M.H.C. were to liquidate, all claims of creditors would be paid first. Thereafter, if there were any assets of PHS Bancorp, M.H.C. remaining, depositors of Peoples Home Savings would have liquidation rights in PHS Bancorp, M.H.C. and would receive the remaining assets, pro rata, based upon the deposit balances in their deposit account in Peoples Home Savings immediately prior to liquidation. In the unlikely event that Peoples Home Savings were to liquidate after the conversion, all claims of creditors, including those of depositors, would also be paid first, followed by distribution of the "liquidation account" to depositors as of June 30, 2000 and September 30, 2001, respectively, with any assets remaining thereafter distributed to us as the holder of Peoples Home Savings' capital stock. Pursuant to the rules and regulations of the Pennsylvania Department of Banking, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

Federal and State Tax Consequences of the Conversion

         Consummation of the conversion is expressly conditioned upon the prior receipt of a ruling letter from the Internal Revenue Service or an opinion of counsel or tax advisor with respect to the federal and state income taxation effects of the conversion, indicating that the conversion will not be a taxable transaction to PHS Bancorp, M.H.C., PHS Bancorp, Peoples Home Savings, Eligible Account Holders, Supplemental Eligible Account Holders, and, or, Current Depositors of Peoples Home Savings having a liquidation interest in PHS Bancorp, M.H.C. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the IRS or any state taxing authority, and such authorities could disagree with such opinions. In the event of such disagreement, there can be no assurance that PHSB Financial or Peoples Home Savings would prevail in a judicial proceeding.

         PHSB  Financial,  PHS  Bancorp,  M.H.C.,  PHS Bancorp and Peoples  Home
Savings have received an opinion of counsel, Malizia Spidi & Fisch, PC, regarding the federal income tax consequences of the conversion which includes, but is not limited to, the following opinions:

         1. The merger of PHS Bancorp, M.H.C. with and into Peoples Home Savings qualifies as a tax-free reorganization within the meaning of Code Section
368(a)(1)(A). The merger of PHS Bancorp with and into Peoples Home Savings qualifies as a tax-free reorganization within the meaning of Code Section 368(a)(1)(A). PHS Bancorp, M.H.C., PHS Bancorp and Peoples Home Savings will each be a party to a reorganization as defined in Code Section 368(b).

         2. PHS Bancorp, M.H.C. will not recognize any gain or loss on the transfer of its assets to Peoples Home Savings in exchange for the transfer of the interest in a liquidation account established in Peoples Home Savings for the benefit of depositors of Peoples Home Savings who previously held a liquidation interest in PHS Bancorp, M.H.C. and who remain depositors of Peoples Home Savings.

         3. No gain or loss will be recognized by Peoples Home Savings upon the receipt of the assets of PHS Bancorp, M.H.C. in exchange for the transfer of the liquidation interests in PHS Bancorp, M.H.C. of depositors of Peoples Home Savings for an interest in the liquidation account in Peoples Home Savings.

         4. Depositors of Peoples Home Savings with a liquidation interest in PHS Bancorp, M.H.C. will recognize no gain or loss upon the receipt of an interest in the liquidation account in Peoples Homes Savings in exchange for their liquidation interests in PHS Bancorp, M.H.C.

         5. Current stockholders of PHS Bancorp will not recognize any gain or loss upon their exchange of PHS Bancorp common stock solely for shares of PHSB Financial common stock.

         6. Each stockholder's aggregate basis in shares of PHSB Financial common stock received in the exchange will be the same as the aggregate basis of PHS Bancorp common stock surrendered in the exchange before giving effect to any payment of cash in lieu of fractional shares.

         7. No gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Current Depositors of Peoples Home Savings upon distribution to them of subscription rights to purchase shares of PHSB Financial common stock, provided that the amount to be paid for PHSB Financial common stock is equal to the fair market value of PHSB Financial common stock.

         8. No gain or loss will be recognized by PHSB Financial on the receipt of money in exchange for PHSB Financial common stock sold in the offering.

         In the view of RP Financial, which view is not binding on the Internal Revenue Service, the subscription rights to purchase shares of PHSB Financial common stock do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the unsubscribed shares of common stock. If the subscription rights are determined to have an economic value, Eligible Account Holders, Supplemental Eligible Account Holders and Current Depositors of Peoples Home Savings may be determined to have taxable income based upon that value.



         PHSB Financial, PHS Bancorp, M.H.C., PHS Bancorp and Peoples Home Savings have also received an opinion from Malizia Spidi & Fisch, PC, concerning certain Pennsylvania tax matters. Based on certain facts and assumptions contained in such opinion, such opinion provides, among other things that:


o Peoples Home Savings will not recognize any net income or net loss for purposes of the Pennsylvania Mutual Thrift Institutions Tax solely as a result of the conversion, provided Peoples Home Savings does not recognize any net income or net loss under generally accepted accounting principles, applied as required by the law imposing such tax; and

o Eligible Account Holders, Supplemental Eligible Account Holders and Current Depositors of Peoples Home Savings and PHSB Financial will not recognize any gain or loss for Pennsylvania income tax purposes solely as a result of the conversion, provided they do not recognize any gain or loss for federal income tax purposes solely as a result of such transactions.


         Stockholders of PHS Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Current Depositors of Peoples Home Savings are encouraged to consult with their own tax advisers as to the tax consequences of the conversion.

         The federal  and state tax  opinion has been filed with the  Securities
and  Exchange  Commission  as  an  exhibit  to  PHSB  Financial's   registration
statement.

Conditions to Completion of the Conversion

         In order to consummate the conversion, the plan of conversion must be approved by the Pennsylvania Department of Banking and receipt of non-objection from the Federal Deposit Insurance Corporation. Applications for such approvals are currently pending. In addition, consummation of the conversion is subject to approval by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation of the applications with respect to the merger of PHS Bancorp, M.H.C. and PHS Bancorp into Peoples Home Savings, with Peoples Home Savings being the surviving entity. Applications for these approvals, including an application with the Federal Reserve to form us as the bank holding company for Peoples Home Savings, have been filed and are currently pending. There can be no assurances that the requisite regulatory approvals will be received in a timely manner, in which event the consummation of the conversion may be delayed beyond the expiration of the offering.

         We cannot complete our conversion and our offering unless:

          (1) It is ratified by a majority vote of Current Depositors of Peoples Homes Savings Bank;

          (2)  It is  approved  by a  two-thirds  vote  of  stockholders  of PHS
               Bancorp;

          (3) It is approved by a majority vote of stockholders of PHS Bancorp, not including those shares held by PHS Bancorp, M.H.C., and

          (4)  At least, the minimum number of shares are sold in the offering.

         PHS Bancorp, M.H.C. intends to vote its 60% ownership interest in favor of the conversion. In addition, as of June 30, 2001, directors and executive officers of PHS Bancorp and their associates beneficially own 164,515 shares (such shares do not include 98,863 shares of unexercised vested stock options) of PHS Bancorp, or 16.3% of the outstanding shares other than those held by PHS Bancorp, M.H.C. They intend to vote those shares in favor of the conversion. Certain directors who serve as the trustee committee for Peoples Home Savings' restricted stock plan may direct the voting of 16,155 shares held in the plan trust. Additionally, certain directors who serve as Peoples Home Savings' employee stock ownership plan trustees may vote approximately 58,260 unallocated shares of the employee stock ownership plan and may vote, in the trustees' fiduciary capacity, allocated shares of the employee stock ownership plan for which no timely voting directions have been received from plan participants.

Amendment or Termination of the Plan of Conversion

         If deemed necessary or desirable by the Boards of Trustees and the Board of Directors, this plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from current depositors and stockholders to vote on the plan and at any time thereafter with the concurrence of the Pennsylvania Department of Banking. Any amendment to this plan made after approval by the stockholders and ratification of current depositors with the concurrence of the Pennsylvania Department of Banking shall not necessitate further approval by the stockholders or current depositors unless otherwise required by the Pennsylvania Department of Banking. This plan shall terminate if the sale of all shares of conversion stock is not completed within 24 months from the date of the special meeting of current depositors. Prior to the earlier of the special meeting of current depositors and the stockholders' meeting, this plan may be terminated by the Boards of Trustees and the Board of Directors without approval of the Pennsylvania Department of Banking; after the special meeting or the stockholders' meeting, the Boards of Directors may terminate this plan only with the approval of the Pennsylvania Department of Banking.

                                  The Offering

General


         We  are  offering   between  a  minimum  of  2,018,750  shares  and  an
                                                      =========
anticipated  maximum of 2,731,250  shares of common stock in the  offering.  The
                        =========
number of shares that will be offered may increase up to 3,140,937 shares if our
                                                         =========
estimated pro forma market value has increased at the conclusion of the offering. The offering will expire at __:__ __.m., eastern time, on __________ __, 2001 unless extended. The shares of common stock that will be sold in the offering will constitute no more than 62.94% of the shares that will be
                                           ======
outstanding after completion of the offering. The minimum purchase is 25 shares of common stock or a minimum investment of $250. Our common stock is being offered at a fixed price of $10 per share in the offering.

         Subscription funds may be held by Peoples Home Savings for up to 45 days after the last day of the subscription offering in order to consummate the conversion and offering and thus, unless waived by us, all orders will be irrevocable until __________ __, 2002. In addition, the conversion may not be completed until we receive approvals from the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation and the Federal Reserve Board. Regulatory approvals do not constitute a recommendation of the conversion or offering. Consummation of the conversion and offering will be delayed, and resolicitation will be required, if the Pennsylvania Department of Banking does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the Pennsylvania Department of Banking requires a material change to the offering prior to the issuance of its approval. If the conversion and offering are not completed by __________ __, 2002, subscribers will have the right to maintain, modify, or rescind their subscriptions and to have their subscription funds returned with interest at Peoples Home Savings' passbook rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and orders for common stock which have been submitted are subject to cancellation under such circumstances.

Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

o        Eligible Account Holders;
o        The Employee Stock Ownership Plan;
o        Supplemental Eligible Account Holders; and
o        Current Depositors.

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we will conduct one or more of a community and syndicated community offering.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of conversion in the following order of priority:


         First:  Eligible Account Holders. Each depositor with aggregate deposit
                                                ================================
account  balances  of $50 or more as of June  30,  2000 is an  Eligible  Account
================================================================================
Holder. Additionally,  each Eligible Account Holder, or group of persons through
===========================
a single account, shall generally be given the opportunity to purchase such number of shares of our common stock, that shall not exceed 10,000 shares, or $100,000 of common stock offered in the subscription offering, subject to the overall limitations on purchases of Common Stock.

         ^If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on June 30, 2000, whose subscriptions remain unfilled. See "-- Limitations on Purchases of Common
Stock."                           ==============================================
=======

         To ensure proper allocation of stock, each Eligible Account Holder must
================================================================================
list on his order form all accounts in which he had an ownership  interest as of
================================================================================
the  Eligibility  Record  Date.  Subscription  rights  received by officers  and
===============================
directors, based on their increased deposits in Peoples Home Savings in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders.


         Second: The Employee Stock Ownership Plan. The employee stock ownership plan may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the employee stock ownership plan will purchase up to 8% of the common stock issued in the offering. If an oversubscription occurs in the offering by Eligible Account Holders, the employee stock ownership plan may, in whole or in part, fill its order through open market purchases or through the use of authorized but unissued shares subsequent to the closing of the offering.


         Third: Supplemental Eligible Account Holders. Each depositor, who is not an Eligible Account Holder, with aggregate deposit account balances of $50 or more as of September 30, 2001 is a Supplemental Eligible Account Holder. If any stock is available after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, each Supplemental Eligible Account Holder, or group of persons through a single account shall generally have the opportunity to purchase such number of shares of our common stock that shall not exceed 10,000 shares, or $100,000 of common stock offered in the subscription offering, subject to the overall limitations on purchases of Common Stock.

         If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the same proportion that such subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on September 30, 2001, whose subscriptions remain unfilled. See "-- - Limitations on Purchases of Common
Stock."                           ==============================================
=======
         To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Supplemental Eligibility Record Date.

         Fourth: Current Depositors. If any stock is available after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each Current Depositor, with aggregate account balances of $50 or more
                               =================================================
as of October 31, 2001, or group of persons through a single account, who is not
=======================
an Eligible or Supplemental Eligible Account Holder shall generally have the opportunity to purchase such number of shares of our common stock that, when combined with shares received by existing stockholders in exchange for our common stock, shall not exceed 10,000 shares, or $100,000 of common stock offered in the subscription offering, subject to the overall limitations on purchases of Common Stock. If Current Depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of Current Depositors will be allocated among subscribing Current Depositors so as to permit each subscribing Current Depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by Current Depositors. Any remaining available shares shall be allocated among subscribing Current
Depositors on a pro rata basis in the same proportion as each such Current Depositors' subscription bears to the total subscriptions of all such subscribing Current Depositors whose orders are unfilled, provided that no fractional shares shall be issued. See "-- Limitations on Purchases of Common Stock."

         The above is a summary of the purchase limitation contained in the plan of conversion. The plan should be examined for the actual limitations. See "Where You Can Find Additional Information."

         State Securities Laws. In our sole discretion, we may make reasonable efforts to comply with the securities laws of any state in the United States in which certain eligible deposit holders reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which any of the following apply:

o a small number of persons otherwise eligible to purchase shares under the plan reside in such state;

o the offer or sale of shares of common stock to such persons would require us, Peoples Home Savings, PHS Bancorp or PHS Bancorp, M.H.C. or our employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country and such registration or qualification would be impracticable for reasons of cost or otherwise; or

o such registration, qualification, or filing would be impracticable or unduly burdensome for reasons of costs or otherwise.

         Restrictions on Transfer of Subscription Rights and Shares. The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Current Depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock before the completion of the offering.

         We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders which we determine involve the transfer of such rights.

         Expiration Date. The subscription offering will expire at __:__ __.m., eastern time, on __________ __, 2001, unless it is extended, up to an additional 45 days with the approval of the Pennsylvania Department of Banking, if necessary, but without additional notice to subscribers. Subscription rights will become void if not exercised prior to the expiration date.

Community Offering

         If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public. The maximum amount of common stock that any person may purchase in the community offering is 10,000 shares, or $100,000. In the community offering, if any, shares will be available for purchase by the general public with preference given first to people who reside in Beaver and Lawrence Counties, Pennsylvania and second to current stockholders of PHS Bancorp. We will attempt to issue common stock in such a manner as to promote a wide distribution of common stock.

         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering first so that each person receives 100 shares and the remainder in such equitable manner as we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Pennsylvania Department of Banking.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

Syndicated Community Offering


        All of the stock is expected to be sold in  subscription  and community
================================================================================
offering. However, depending upon market conditions at or near the completion of
=================================
the subscription  offering, we may offer for sale all shares of common stock not
                                         =======================================
subscribed for or purchased in a subscription or community  offering to selected
================================================================================
persons.  Trident  Securities and, if necessary,  additional  sales agents,  may
================================================================================
offer shares on a best-efforts  basis to selected persons in such a manner as to
============                          ===================
achieve a wide distribution of the common stock. This type of offering is called
=======                                          ===============================
a "syndicated community offering."
==================================


         Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. We have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted to purchase more than 10,000 shares, or $100,000, of common stock in the syndicated community offering.


         If a group of  additional  sales  agents  is  formed  to  assist in the
              ===================================
syndicated community offering, a purchaser may pay for his shares with funds held or deposited with a selected sales agent. If an order form is executed and
                                  ===========
forwarded  to the  selected  sales  agent  or if the  selected  sales  agent  is
                             ============                       ============
authorized to execute the order form on behalf of a purchaser, the selected sales agent is required to forward the order form and funds to Peoples Home
============
Savings for deposit in a segregated account on or
before noon of the business day following receipt of the order form or execution of the order form by the selected sales agent. Alternatively, selected sales
                                   ===========                             =====
agents may solicit  indications of interest from their customers to place orders
======
for  shares.  Such  selected  sales  agents  shall  subsequently  contact  their
                              =============
customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected sales agent or authorize the selected
                                           ===========
agent to execute such forms. The selected sales agent will  acknowledge  receipt
                                          ===========
of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to Peoples Home Savings for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected sales agents until
                                                              ============
the debit date in the event that such alternative procedure is employed once a confirmation of an intent to purchase has been received by the selected sales
agent, the purchaser has no right to rescind his order.                    =====
=====


         The date by which orders must be received in the syndicated community offering will be set by us at the time of commencement of the syndicated community offering; provided however, if the syndicated community offering is extended beyond __________ __, 2002, each purchaser will have the opportunity to maintain, modify, or rescind his order.


         If an order in the syndicated community offering is accepted, promptly after the completion of the conversion, a certificate for the appropriate amount of shares will be forwarded to Trident Securities as nominee for the beneficial owner. If an order is not accepted or the conversion is not consummated, Peoples Home Savings will promptly refund with interest at our passbook rate, the funds received to Trident Securities which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of Peoples Home Savings as converted is less than $32.1 million or more than $49.9 million, each purchaser
                       =====                      =====
will have the right to maintain, modify, or rescind his or her order.


Limitations on Purchases of Common Stock

         The following is a summary of the limitations contained in the plan of conversion which have been imposed on purchases of shares of common stock:


          1. The maximum number of shares of common stock which may be purchased in the subscription offering by any person or group of persons through a single account, in the first priority, third priority and fourth priority shall not exceed 10,000 shares, or $100,000.

          2. The maximum number of shares of common stock which may be subscribed for or purchased by any person or groups of persons
                                           =====================================
               through  multiple  accounts or  categories  together   with   any
               ==========================================
               associate  or group of persons  acting in concert with them shall
                                                                 =========
               not exceed 20,000 shares, or $200,000, except for our employee plans, which in the aggregate may subscribe for up to 8% of the
               common stock issued in the offering.                   ===


          3. The maximum number of shares of common stock which may be purchased in all categories in the offering by officers, directors, and associates in the aggregate shall not exceed 30% of the total number of shares of common stock issued in the offering.

          4. A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available.

          5. If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each, after first applying the maximums applicable to each person, separately.


          6. Depending on market or financial conditions, the Boards of Directors, without further approval of the members and stockholders, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. However, the maximum purchase limitation may be increased up to 9.9% provided that orders for more than 5% of the shares being
                                               =========
               offered shall not exceed, in the aggregate, 10% of the total offering. If the Boards of Directors increase the maximum purchase limitations, then we are only required to resolicit persons who subscribed for the maximum purchase amount and may, in our sole discretion, resolicit certain other large
                   ===
               subscribers.

          7. If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range of up to 15%,  or  3,140,937  shares,  then the  additional
                                        =========
               shares will be used in the following order of priority:

               o    to fill the employee benefit plans subscription up to 8%;
                                                                          ==


               o if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders;

               o if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders;

               o if there is an oversubscription at the current depositor level, to fill unfilled subscriptions of current depositors; and

               o to fill unfilled subscriptions in the community offering, with preference given to people who reside in Beaver and Lawrence Counties, Pennsylvania and then to current stockholders of PHS Bancorp.

          8. No person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, particularly those regarding free riding and withholding. We or our agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

          9. The Board of Directors and Trustees has the right to reject any order submitted by a person whose representations the Board of Directors and Trustees believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan.

          10. The restrictions on purchases by any person also apply to purchases by persons acting in concert under applicable regulations of the Pennsylvania Department of Banking. Under regulations of the Pennsylvania Department of Banking, the Boards of Directors are not deemed to be affiliates or a group acting in concert with other directors solely as a result of their membership on the Boards of Directors.

         The term "acting in concert" include:

o knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

o    accounts having the same address on the records of Peoples Home Savings; or

o persons filing jointly any reports with the Securities and Exchange Commission or any banking agency.

         A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         The term "associate" of a person is defined in the plan to mean:

o any corporation or organization (other than us, PHS Bancorp, M.H.C., PHS Bancorp, or Peoples Home Savings) or a majority-owned subsidiary of theirs of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "associate" does not include any tax-qualified employee stock benefit plan; and

o any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, PHS Bancorp, M.H.C., PHS Bancorp or Peoples Home Savings, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

         Each person purchasing shares of the common stock in the offering will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. If this purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with such persons, we will have the right to purchase from such person at the purchase price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the purchase price per share paid for such excess shares and the price at which such excess shares were sold by such person. Our right to purchase such excess shares will be assignable.

         We have the right, in our sole discretion, to determine whether prospective purchasers are associates or acting in concert. All such determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by our directors and officers. In addition, under guidelines of the National Association of Securities Dealers, members and their associates may be subject to certain restrictions on the transfer of securities purchased in the offering and to certain reporting requirements after the purchase of such securities. For certain restrictions on the common stock purchased by directors and officers, see " --Restrictions on Transferability by Directors and Officers."

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering by mail or in person to Peoples Home Savings a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made. All subscription rights under the plan will expire on the expiration date, whether or not we have been able to locate each person entitled to such subscription rights. We shall have the right, in our sole discretion, to permit institutional investors to submit contractually irrevocable orders in the syndicated community offering at any time before completing the syndicated community offering. Once tendered, subscription orders cannot be revoked without our consent unless the conversion is not completed within 45 days of the expiration date.

         The subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified, if a stock order form:

o is not delivered and is returned to us by the U.S. Postal Service or we are unable to locate the addressee;

o    is not received or is received after the applicable expiration date;

o    is not completed correctly or executed;

o is not accompanied by the full required payment for the shares subscribed for including instances where a deposit account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment, but excluding subscriptions by the Employee Plans or, in the case of an institutional investor in the syndicated community offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the conversion is completed; or

o is not mailed pursuant to a "no mail" order placed in effect by the account holder.

         We will not accept orders received on photocopies or facsimile order forms, or whose payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the Pennsylvania Department of Banking.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee plans subscribing for shares during the subscription offering may pay for such shares after the offering. Payment for shares of common stock may be made

o    in cash, if delivered in person,
o    by check or money order, or
o for shares of common stock subscribed for in the subscription offering, by authorization of withdrawal from a deposit account maintained with Peoples Home Savings.

         Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate, at the discretion of Peoples Home Savings, shall either be canceled at the time of withdrawal, without penalty, or the remaining balance will earn interest at the passbook rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by Peoples Home Savings at the passbook rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offerings, provided that such IRAs are not maintained on deposit at Peoples Home Savings. Persons with IRAs maintained at Peoples Home Savings must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the offerings. There is no early withdrawal or IRS interest penalties for such transfers. Instructions on how to transfer self-directed IRAs maintained at Peoples Home Savings can be obtained from the stock information center. Depositors interested in using funds in a Peoples Home Savings IRA to purchase common stock should contact the stock information center as soon as possible, since additional forms may be necessary. Contact the stock information center no later than _______.

         Federal regulations prohibit Peoples Home Savings from lending funds or extending credit to any person to purchase the common stock in the conversion.

         Stock Information Center. The stock information center is located at 110 McMillen Avenue, Chippewa Township, Beaver Falls, Pennsylvania 15010. The phone number is (724) 846-6020.

Exchange of Stock Certificates of Minority Stockholders

         Until the effective date of the conversion, publicly-held shares of PHS Bancorp common stock will continue to be available for trading on the Nasdaq National Market. The conversion of PHS Bancorp common stock into our common stock will occur automatically on the effective date of the conversion. After the effective date of the conversion, former holders of PHS Bancorp common stock will have no further equity interest in PHS Bancorp, other than as stockholders of us, and there will be no further transfers of PHS Bancorp common stock on the stock transfer records of PHS Bancorp.

         As soon as practicable after the effective date of the conversion, our transfer agent, Registrar & Transfer Company, in the capacity of exchange agent, will send a transmittal form to each public stockholder of PHS Bancorp. The transmittal forms are expected to be mailed within five business days after the effective date of the conversion and will contain instructions with respect to the surrender of certificates representing PHS Bancorp common stock to be exchanged into our common stock. It is expected that certificates for shares of our common stock will be distributed within five business days after the receipt of properly executed transmittal forms and other required documents.

         PHS Bancorp's stockholders should not forward their stock certificates to us, or the stock information center. Further, PHS Bancorp stockholders should not forward their stock certificates to the exchange agent until they have received transmittal forms.

         Until the certificates representing PHS Bancorp common stock are surrendered for exchange after consummation of the conversion, upon compliance with the terms of the transmittal form, holders of such certificates will not receive our shares and will not be paid dividends on our shares of common stock into which these shares have been converted. When certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of PHS Bancorp common stock outstanding at the effective date of the conversion will be deemed to evidence ownership of our shares of common stock into which those shares have been converted by virtue of the conversion.

         All shares of our common stock issued upon exchange of shares of PHS Bancorp common stock shall be deemed to have been issued in full satisfaction of all rights pertaining to these shares of PHS Bancorp common stock, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date which may have been declared or made by PHS Bancorp on shares of PHS Bancorp common stock on or prior to the effective date and which remain unpaid at the effective date.

         No fractional shares of our common stock will be issued to any public stockholder of PHS Bancorp upon consummation of the conversion. For each fractional share that would otherwise be issued, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after the receipt by the exchange agent of surrendered PHS Bancorp stock certificates.

         If a certificate for PHS Bancorp common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable upon receipt of appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification.

         Delivery of Stock Certificates of Conversion Stock. Certificates representing common stock issued in the offering, to all persons other than minority stockholders of PHS Bancorp, will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Dissenters' Rights of Appraisal

         The following discussion is not a complete statement of the law pertaining to dissenters' rights under Pennsylvania Business Corporation Law, and is qualified in its entirety by the full text of section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which is referred to as Subchapter D. Subchapter D is reprinted in its entirety as Appendix A to the proxy statement for PHS Bancorp shareholders. Any PHS Bancorp shareholder who desires to exercise his or her dissenters' rights should review carefully Subchapter D and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Subchapter D to a "shareholder" and in this summary to a "PHS Bancorp shareholder" or a "holder of PHS Bancorp stock" are to the record holder of shares as to which dissenters' rights are asserted.

         Subject to the exceptions stated below, holders of PHS Bancorp stock who comply with the applicable procedures summarized below will be entitled to dissenters' rights under Subchapter D. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed conversion will not constitute a demand for appraisal within the meaning of Subchapter D.

         PHS Bancorp shareholders electing to exercise dissenters' rights under Subchapter D must not vote for approval of the proposed conversion. A vote by a shareholder against the proposed conversion is not required to exercise dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against the proposed conversion or a direction to abstain, the proxy, if not revoked prior to the special meeting of shareholders, will be voted for approval of the proposed conversion, which will have the effect of waiving that shareholder's dissenters' rights.

What Are Dissenters' Rights of Appraisal?

         PHS Bancorp shareholders who follow the procedures of Subchapter D will be entitled to receive from PHS Bancorp the fair value of their shares, immediately before the completion of the conversion. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the conversion. PHS Bancorp shareholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

         Shares Eligible for Dissenters' Rights. Generally, if you chose to assert your dissenters' rights, you must dissent as to all of the shares you own. Pennsylvania Business Corporation Law distinguishes between record holders and beneficial owners. You may assert dissenters' rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of the shares with respect to which you do not exercise dissenters' rights.

         Record Holder Who is Not the Beneficial Owner. A record holder may assert dissenters' rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters' rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of the beneficial holders.

         Beneficial Owner Who is Not the Record Holder. A beneficial owner of PHS Bancorp common stock who is not also the record holder, may assert dissenters' rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters' rights you must submit a written consent of the record holder to the Secretary of PHS Bancorp prior to the vote, but in no event later than the PHS Bancorp special meeting. You may not dissent with respect to some but less than all shares you own.

Dissenters' Rights of Appraisal Procedures

         Notice of Intention to Dissent. If you wish to exercise your dissenters' rights, you must follow the procedures set forth in Appendix A in your proxy statement. You must file a written notice of intention to demand the fair value of your shares with the Secretary of PHS Bancorp prior to the vote, but in no event later than the PHS Bancorp special meeting. You must not make any change in your beneficial ownership of PHS Bancorp shares from the date you file the notice until the effective time of the conversion. You must refrain from voting your shares for the adoption of the conversion.

         Notice of Approval. If the PHS Bancorp shareholders approve the conversion, PHS Bancorp will mail a notice to all dissenters who filed a notice of intention to dissent prior to the vote on the conversion proposal and who refrained from voting for the adoption of the conversion. PHS Bancorp expects to mail the notice of approval promptly after the conversion. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter D.

         If you assert your dissenters' rights, you must ensure that PHS Bancorp receives your demand form and your certificates on or before the demand deadline. All mailings to PHS Bancorp are at your risk. Accordingly, PHS Bancorp recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail, by overnight courier or by hand delivery.

         If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with PHS Bancorp , each within the specified time periods, you will lose your dissenters' rights under Subchapter D. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the conversion.

         Payment of Fair Value by PHS Bancorp. Upon timely receipt of the completed demand form, the Pennsylvania Business Corporation Law requires PHS Bancorp to either: remit to dissenters who complied with the procedures, the amount PHS Bancorp estimates to be the fair value for such dissenting shares; or give written notice that no such remittance will be made.

         PHS Bancorp will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. PHS Bancorp may consider the number of shares, if any, with respect to which shareholders dissented and any objections that may be raised with respect to the standing of the dissenting shareholder.

         The remittance or notice will be accompanied by:


o the closing balance sheet and statement of income of PHS Bancorp for the fiscal year ended December 31, 2000 and the latest available interim financial statements;
o    a statement of PHS Bancorp's estimate of the fair value of the shares; and
o notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

         Return of Deposited Certificates. If PHS Bancorp does not remit the amount of its estimate of the fair value of the shares, it will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in PHS Bancorp other than those which the original dissenter had after making demand for payment of their fair value.

         Dissenting Shareholders Estimate of Fair Value. If PHS Bancorp gives notice of its estimate of the fair value of your shares, without remitting this amount, or remits payment of its estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to PHS Bancorp your own estimate of the fair value of the shares. Such estimate shall be deemed a demand for payment of the amount of the deficiency. If you do not file a holder's estimate within 30 days after the mailing by PHS Bancorp of its remittance or notice, you will only be entitled to the amount stated in the notice or remitted to you by PHS Bancorp.

         Resort to Court for Relief. If, after the later of, 60 days after the completion of the conversion or after the timely receipt of any holder's estimate, demands remain unpaid, PHS Bancorp may file an application for relief, requesting the court determine the fair value of the shares. We cannot assure you that PHS Bancorp will file this application.

         In the court proceeding, all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter's shares, plus interest, or if PHS Bancorp previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter's shares is found to exceed the amount previously remitted, plus interest.

         If PHS Bancorp fails to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against PHS Bancorp may file an application for relief in the name of PHS Bancorp any time within 30 days after the later of the expiration of the 60-day period after the conversion or the timely receipt of any holder's estimate. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid PHS Bancorp's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

         Costs and Expenses of Court Proceedings. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against PHS Bancorp. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If PHS Bancorp fails to comply substantially with the requirements of Subchapter D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against PHS Bancorp and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either PHS Bancorp or a dissenter, if the court finds that a party acted in bad faith. If the court finds that the services of counsel for any dissenter substantially benefitted other dissenters' similarly situated and should not be assessed against PHS Bancorp, it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters' who benefitted.

         No Right to an Injunction. Under Pennsylvania corporate law, a PHS Bancorp shareholder has no right to obtain, in the absence of fraud or fundamental unfairness, an injunction against the conversion proposal, nor any right to valuation and payment of the fair value of the holder's shares because of the conversion proposal, except to the extent provided by the dissenters' rights provisions of Subchapter D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter D are exclusive.

Restriction on Sales Activities

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock in jurisdictions where such participation is not prohibited. Other employees of Peoples Home Savings may participate in the offering in ministerial capacities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers of Peoples Home Savings or registered representatives of Trident Securities. No officer, director or employee of Peoples Home Savings will be compensated in connection with such person's solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Restrictions on Repurchase of Shares

         The Securities Act of 1933 rules govern the method, time, price, and number of shares of common stock that may be repurchased by us and affiliated purchasers. The Federal Deposit Insurance Corporation generally does not permit stock to be repurchased within one year of a stock conversion.

Stock Pricing and the Number of Shares to be Offered

         RP Financial, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock. This independent valuation expresses our pro forma market value in terms of an aggregate dollar amount. RP Financial will receive fees of $20,000 for its appraisal services, including the independent valuation and subsequent updates, and up to $6,500 for assistance in preparation of our business plan, plus its reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to RP Financial, except where RP Financial is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

         The independent valuation considered the following factors, among others: the present and projected operating results and financial condition of us and Peoples Home Savings; the economic and demographic conditions in Peoples Home Savings' existing marketing area; certain historical, financial and other information relating to Peoples Home Savings, a comparative evaluation of the operating and financial statistics of Peoples Home Savings with those of other publicly traded savings institutions located in Peoples Home Savings' region and on a national basis; the aggregate size of the offering of the common stock; the impact of the conversion on Peoples Home Savings stockholders' equity and earnings potential; our proposed dividend policy and the dividend policy of Peoples Home Savings; and the trading market for securities of comparable institutions and general conditions in the market for the securities. A copy of RP Financial's opinion regarding the appraisal valuation will be filed as exhibit __ to this registration statement.


         RP Financial has determined  that as of October 12, 2001, our estimated
                                                 ==========
aggregate  pro forma  market  value  was $37.7  million,  the  mid-point  of the
                                         =====
valuation range. Pursuant to regulations, this estimate must be included within a minimum valuation range of $32.1 million and a maximum valuation range of
                               =====
$43.4  million.  We have  determined  to offer  shares  of  common  stock in the
=====
offering at a price of $10 per share. Based on the 62.94% ownership interest, as
                                                   ======
adjusted, of PHS Bancorp, M.H.C., the midpoint of our offering is $23.8 million,
                                                                  =====
with a range based on a minimum offering of $20.2 million and a maximum offering
                                            =====
of $27.3 million. We are offering a maximum of 2,731,250 shares in the offering,
   =====                                       =========
subject to adjustment. In determining the offering range, the Board of Directors reviewed RP Financial's appraisal and in particular, considered:


o PHS Bancorp's consolidated financial condition and results of operations for the six months ended June 30, 2001 and for the year ended December 31, 2000;
o financial comparisons of PHS Bancorp in relation to other selected peer thrift institutions of similar size; and
o stock market conditions generally and in particular for thrift institutions, all of which are set forth in the appraisal.

         The Board also reviewed the methodology and the assumptions used by RP Financial in preparing its appraisal. The number of shares are subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based on the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased before completion of the offering, subject to approval and conditions that may be imposed by the Pennsylvania Department of Banking, to reflect any change in our estimated pro forma market value.


         Depending on market and financial conditions at the time of the completion of the offering, we may increase or decrease the number of shares to be issued in the conversion and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 2,018,750 shares or more than 3,140,937 shares being sold
                      =========                      =========
in the offering at the purchase price of $10, in which event we may also elect to terminate the offering. If we terminate the offering, purchasers will receive a prompt refund of their purchase orders, together with interest earned thereon from the date of receipt to the date of termination of the offering. Furthermore, any account withdrawal authorizations will be terminated. If we receive orders for less than 2,018,750 shares, at the discretion of the Board of
                             =========
Directors and subject to approval of the Pennsylvania Department of Banking, we may establish a new offering range and resolicit purchasers. If we resolicit, purchasers will be allowed to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers must be approved by the Pennsylvania Department of Banking.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, RP Financial has relied on and assumed the accuracy and completeness of financial and statistical information provided by PHS Bancorp and Peoples Home Savings. RP Financial did not independently verify the financial statements and other information provided by PHS Bancorp and Peoples Homes Savings, nor did RP Financial value independently the assets and liabilities of PHS Bancorp. The independent valuation considers PHS Bancorp only as a going concern and should not be considered as a indication of the liquidation value of PHS Bancorp. Moreover, because such independent valuation is based on estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell such shares at a price equal to or greater than the purchase price.


         No sale of shares of common stock may be consummated unless RP Financial confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $32.1 million or
                                                               =====
above  $49.9  million  would be subject to  Pennsylvania  Department  of Banking
       =====
approval and non-objection of the Federal Deposit Insurance Corporation. If confirmation from RP Financial is not received, we may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the Pennsylvania Department of Banking, or take such other action as permitted by the Pennsylvania Department of Banking in order to complete the offering.


Plan of Distribution and Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the stock information center. It is expected that a registered representative employed by Trident Securities will be working at, and supervising the operation of, the stock information center. Trident Securities will assist Peoples Home Savings in responding to questions regarding the conversion and the offering and processing order forms.

         We have entered into an agency agreement with Trident Securities under which Trident Securities will provide advisory assistance and assist, on a best efforts basis, in the solicitation of subscriptions and purchase orders for the common stock in the offering. Trident Securities is a Division of McDonald Investments, Inc., which is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. Specifically, Trident Securities will assist in the offering in the following manner:

o assisting in the design and implementation of a marketing strategy for the offering;
o assisting Peoples Home Savings' management in scheduling and preparing for meetings with potential investors and broker-dealers; and
o providing such other general advice and assistance as may be requested to promote the successful completion of the offering.


         Trident Securities will receive, as compensation, an advisory and marketing fee of 1.6% of the aggregate amount of common stock sold in the Subscription and Community Offerings, excluding shares sold to Peoples Home Savings' employee benefit plan, any of the directors, officers, or employees or any of their associates. If common stock is sold through licensed brokers under a selected sales agent agreement, we will pay the sales commission payable to
           ===========
the selected sales agent pursuant to the agreement, any sponsoring dealer's fees
             ===========
and a managing dealer's fee to Trident Securities. Trident Securities will also be reimbursed for its legal fees and out-of-pocket expenses, not to exceed $50,000. We have agreed to indemnify Trident Securities, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933. Additionally, Trident Securities received a non-refundable management fee of $25,000 at the time it was retained.

Restrictions on Transferability of Common Stock by Directors and Officers

         Shares of the common stock purchased by our directors or officers cannot be sold for a period of one year following completion of the conversion, except for a disposition of shares after the death of a stockholder or a merger approved by the Pennsylvania Department of Banking. Accordingly, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Before the completion of the conversion, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased by such person in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies after we become aware of any such agreement or understanding, and will not honor orders we reasonably believe to involve such an agreement or understanding.

                           PHSB Financial Corporation

         We were organized in August 2001 for the purpose of acquiring all of the outstanding shares of capital stock of Peoples Home Savings. We will serve as a bank holding company for Peoples Home Savings after we buy all of Peoples Home Savings' stock in the conversion. We have applied to the Federal Reserve Board for approval to acquire control of Peoples Home Savings. We have not yet engaged in any business and will initially have no significant liabilities. Our cash flow will depend on earnings from the investment of the portion of net proceeds retained in the conversion and any dividends received from Peoples Home Savings. See "Use of Proceeds."

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for state chartered savings institutions such as Peoples Home Savings. Our initial activities are anticipated to be funded by the portion of the net proceeds retained by us and earnings received from such activities.

                              Peoples Home Savings

         On July 9, 1997, we reorganized from a Pennsylvania mutual savings bank into a mutual holding company structure and formed PHS Bancorp, M.H.C. As part of the reorganization, we became a Pennsylvania chartered stock savings bank and issued shares in a public offering to certain of our depositors and to PHS Bancorp, M.H.C. Additionally, on November 9, 1998, we reorganized into a stock holding company and formed PHS Bancorp. As part of this reorganization, our public shareholders and PHS Bancorp, M.H.C. exchanged their shares of common stock of us for PHS Bancorp shares of common stock.

         Through our eight offices and an administrative office in Beaver and Lawrence Counties, Pennsylvania, we offer a broad range of deposits and loan products to individual, families, and small businesses. See "Business of Peoples Home Savings."

                                 Use of Proceeds


         The net proceeds will depend on the total number of shares of stock sold in the offering, which will depend on the independent valuation and marketing considerations, and the expenses incurred by us in connection with the offering. We estimate that we will receive net proceeds from the sale of the common stock of between $19.4 million at the minimum of the offering range and
                        =====
$26.4 million at the maximum of the offering range.
=====
         We intend to use the net proceeds as follows:
         ============
                                                          Minimum       Maximum
                                                          Shares        Shares
                                                          ------        ------
                                                              (In Thousands)
Working capital.....................................      $ 9,698       $13,208
Funds loaned  to the employee stock ownership plan..        1,615         2,185
Investment in  short-term securities................        8,083        11,023
                                                          -------       -------
                                                          $19,396       $26,416
                                                          =======       =======

         The loan to the employee stock ownership plan will enable it to purchase up to 8.0% of the shares of our common stock issued in the offering. The plan will pay interest to us at the prime rate of interest either on a fixed or adjustable rate basis. The terms of interest will not be determined until just prior to the closing of the conversion.

Peoples Home Savings will use the working capital to:

o        support asset growth through investments in:
         -        commercial loans;
         -        consumer loans;
         -        real estate mortgage loans;
         -        U.S. government and agency securities; and
         -        marketable securities.

o         open additional branches in its market areas; and for

o         general corporate purposes; and

o         purchase of restricted stock plan shares.

Peoples Home Savings has not determined the approximate amount of net proceeds to be used for each of the purposes mentioned above.

         If the employee stock ownership plan does not purchase common stock in the offering, it may purchase shares of common stock in the market after the conversion. If the purchase price of the common stock is higher than $10 per share, the amount of proceeds required for the purchase by the employee stock ownership plan will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary because total expenses of the conversion may be significantly more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion are adjusted to reflect a change in the estimated pro forma market value of Peoples Home Savings. Payments for shares made through withdrawals from existing Peoples Home Savings deposit accounts will not result in the receipt of new funds for investment by Peoples Home Savings but will result in a reduction of Peoples Home Savings' deposits and interest expense as funds are transferred from interest-bearing certificates or other deposit accounts.

                                 Dividend Policy


         PHS Bancorp has paid a cash dividend of $.10 per share per quarter for fiscal 2001, or $.40 per share per year. After the conversion, depending upon the number of shares we sell in the offering, as adjusted for the exchange ratio, we expect to continue to pay a dividend rate ranging from $.06 to $.09
                                                                    ============
per share per quarter, at the minimum to the adjusted maximum of the offering range, based upon a price of $10 per share. Dividends will be subject to determination and declaration by our Board of Directors. In making its decision, the Board of Directors will consider several factors, including:


o    our financial condition;
o    results of operations;
o    tax considerations;
o    industry standards; and
o    economic conditions.

         Our ability to pay dividends could also depend on the receipt of dividends from Peoples Home Savings which is subject to a variety of regulatory limitations on the payment of dividends.

         In addition, earnings of Peoples Home Savings appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by Peoples Home Savings on the amount of earnings deemed to be removed from the reserves for such distribution. See "Taxation" and Note __ of the Consolidated Financial Statements. Peoples Home Savings does not contemplate any distribution out of its bad debt reserve which would cause such tax liability.

                           Market for the Common Stock

         There is an established market for PHS Bancorp common stock which is currently listed on the Nasdaq National Market under the symbol, "PHSB." At June 30, 2001 PHS Bancorp had approximately 5 market makers, including Trident
Securities. As a newly formed company, however, we have not issued capital stock. It is expected that our common stock will be more liquid than PHS Bancorp common stock since there will be significantly more outstanding shares owned by the public. We will continue to have our common stock listed on the Nasdaq National Market under the symbol "PHSB." However, there can be no assurance that an active and liquid trading market for the common stock will develop or, if developed, will be maintained. The shares of PHS Bancorp common stock owned by the public will automatically, without further action by those holders, be converted into and become a right to receive a number of shares of our common stock that is determined pursuant to the exchange ratio. See "The Conversion--Share Exchange Ratio."

         The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within the control of us, PHS Bancorp or any market maker. In the event that institutional investors buy a relatively large proportion of the offering, the number of active buyers and sellers of the common stock at any particular time may be limited. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the purchase price of $10 per share. Therefore, purchasers of the common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the conversion and may have an adverse effect on the price at which the common stock can be sold.

         The following table sets forth the high and low bid quotes for PHS Bancorp common stock and the adjusted cash dividends per share declared for the periods indicated. PHS Bancorp's stock was issued on November 9, 1998. These quotations represent prices between dealers and, therefore, may not include retail markups, markdowns, or commissions and may not reflect actual transactions. As of June 30, 2001 there were 1,011,600 publicly-held shares of PHS Bancorp common stock outstanding. In connection with the conversion, each share of PHS Bancorp's common stock will be converted into shares of our common stock, based upon the exchange ratio that is described in other parts of this prospectus. Accordingly, the information in this table should be reviewed in conjunction with the exchange ratio at various levels of the offering range.

                                                                Cash Dividends
                                        High           Low    Per Share Declared
                                        ----           ---    ------------------
Fiscal 2001
-----------
First Quarter....................     $12.06          $10.31         $.10
Second Quarter...................      13.75           11.00          .10
Third Quarter....................      18.25           13.05          .10
                                       =====
Fourth Quarter...................

Fiscal 2000
-----------
First Quarter....................       8.63            7.25          .09
Second Quarter...................       8.75            7.63          .09
Third Quarter....................      11.38            8.38          .09
Fourth Quarter...................      11.00           10.25          .09

         At August 16, 2001, immediately preceding the public announcement of the conversion, and at __________ __, 2001, the last sale of PHS Bancorp common stock as reported on the Nasdaq National Market was at a price of $15.00 per share and $____ per share, respectively. At June 30, 2001, PHS Bancorp had approximately 600 stockholders of record. All publicly-held shares of PHS Bancorp common stock, including shares held by PHS Bancorp's officers and directors, will on the effective date of the conversion be automatically converted into and become the right to receive a number of shares of our common stock determined pursuant to the exchange ratio. Additionally, options held by officers and directors of PHS Bancorp and Peoples Home Savings will be converted into options to purchase our shares of common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See "Management of Peoples Home Savings -- Beneficial Ownership of PHS Bancorp Common Stock."

                                 Capitalization

         Set forth below is the historical capitalization of PHS Bancorp as of June 30, 2001, and the pro forma capitalization of us after giving effect to the offering. The table also gives affect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may materially affect the pro forma capitalization.


                                                                                  Pro Forma Capitalization at June 30, 2001
                                                                  ------------------------------------------------------------------
                                                                      3,207,419        3,773,435        4,339,450       4,990,367
                                                                       Minimum          Midpoint        Maximum      Maximum shares,
                                                                        shares          shares          shares       as adjusted
                                                                      outstanding     outstanding,     outstanding,    outstanding
                                                                      2,018,750        2,375,000         2,731,250      3,140,937
                                                      Actual, at    shares sold at   shares sold at   shares sold at  shares sold at
                                                       June 30,        $10.00             $10.00          $10.00          $10.00
                                                        2001          per share          per share      per share      per share (1)
                                                      --------         --------          --------      --------         --------
                                                                                   (In thousands)
Deposits(2)...................................        $201,250         $201,250          $201,250      $201,250         $201,250
Borrowed funds................................          50,247           50,247            50,247        50,247           50,247
                                                      --------         --------          --------      --------         --------
Total deposits and borrowed funds.............        $251,497         $251,497          $251,497      $251,497         $251,497
                                                      ========         ========          ========      ========         ========
Stockholders' equity:
Preferred stock, no par value, 20,000,000
   shares authorized (post conversion); none
   to be issued...............................        $     --         $     --          $     --      $     --         $     --
 Common stock, $0.10 par value, 80,000,000
   shares authorized (post conversion),
   assuming shares outstanding as shown(3)....             276              321               377           434              499
Additional paid-in capital(3)(4)(7)...........          10,463           27,473            30,927        34,381           38,351
Treasury shares(3)............................          (2,341)              --                --            --               --
Retained earnings(7)..........................          21,311           23,905            23,905        23,905           23,905
Accumulated other comprehensive income........             525              525               525           525              525
Less:
  Unallocated common stock acquired by
     ESOP(5)..................................            (843)          (2,458)           (2,743)       (3,028)          (3,356)
  Unallocated common stock acquired by
    stock programs(6).........................            (122)            (929)           (1,072)       (1,214)          (1,378)
                                                       -------          -------           -------        -------         -------
Total equity/stockholders' equity(7)..........         $29,269          $48,837           $51,919        $55,003         $58,546
                                                       =======          =======           =======        =======         =======

-----------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)      PHS Bancorp has 5,000,000 authorized shares of preferred stock , no par
                         =========                                        ======
         value, and 10,000,000 authorized shares of common stock, par value $.10
         =====================
         per share. PHS Bancorp common stock and additional paid-in capital have been reclassified to reflect the number of shares of PHS Financial common stock to be outstanding. Treasury shares will be cancelled.
(4) No effect has been given to the issuance of additional shares of stock pursuant to any stock option plans that may be adopted by us and presented for approval by the stockholders after the offering. An amount equal to 10% of the shares of stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans within one year following the conversion. See "Risk Factors -- The implementation of certain stock-based benefit plans may increase our future compensation expense and may reduce our earnings" and "Management of Peoples Home Savings -- Stock Benefits --Benefits To Be Considered Following Completion Of The Conversion --Stock Option Plan."
(5) Assumes that 8.0% of the shares sold in the offering will be purchased by the employee stock ownership plan in addition to the shares already owned by the employee stock ownership plan, and that the funds used to acquire these shares will be borrowed from us. For an estimate of the impact of the loan on net income, see "Pro Forma Data." Peoples Home Savings intends to make scheduled discretionary contributions to the employee stock ownership plan sufficient to enable the employee stock ownership plan to service and repay its debt over a ten year period. The amount of shares to be acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. See "Management of Peoples Home

(footnote continued on next page)
================================

     Savings -Executive Compensation - Employee Stock Ownership Plan." If the employee stock ownership plan is unable to purchase stock in the conversion due to an oversubscription in the offering by Eligible Account Holders, and the purchase price in the open market is greater than the original $10 price per share, there will be a corresponding reduction in stockholders' equity.

(6) Assumes that an amount equal to 4% of the shares of stock sold in the offering is purchased by stock programs within one year following the conversion. Also, assumes stock to be acquired by existing restricted stock plan after completion of the conversion. The stock purchased by the stock programs and the existing restricted stock plan is reflected as a reduction of stockholders' equity. See footnotes (2) and (3) to the table under "Pro Forma Data." See "Risk Factors -- The implementation of certain stock-based benefit plans may increase our future compensation expense and may reduce our earnings" and "Management of Peoples Home Savings -- Benefits To Be Considered Following The Completion Of The Conversion."

(7) Pro forma additional paid-in capital reflects consolidation of approximately $2.76 million of capital from PHS Bancorp, M.H.C. The earnings of Peoples Home Savings will be substantially restricted after the conversion, see "Regulation --Regulation of Peoples Home Savings -- Dividend and Other Capital Distribution Limitations."


                                 Pro Forma Data


         The actual net proceeds from the sale of the stock cannot be determined until the offering is completed. However, net proceeds are currently estimated to be between $19.4 million and $26.4 million (or $30.5 million if the
                =====                =====                =====
independent valuation is increased by 15%) based on the following assumptions:


o Trident Securities will receive an advisory and marketing fee equal to 1.6% of the aggregate purchase price of the shares of stock sold in the offerings to the public, excluding any shares purchased by any employee benefit plan of Peoples Home Savings, and any director, officer or employee of PHS Bancorp, M.H.C., PHS Bancorp, and Peoples Home Savings or members of their immediate families; and

o other expenses of the offering are estimated to be $500,000 (which include a non-refundable management fee of $25,000 paid to Trident Securities).

         We have prepared the following tables, which set forth our historical consolidated net income and stockholders' equity prior to the conversion and our pro forma consolidated net income and stockholders' equity following the conversion. In preparing these tables and in calculating pro forma data, we have made the following assumptions:

o Pro forma earnings have been calculated assuming the stock had been sold at the beginning of the period and the net proceeds had been invested at an average yield of 3.72% for the six months ended June 30, 2001 which approximates the yield on the one-year U.S. Treasury bill on June 30, 2001, and 5.34% for the year ended December 31, 2000, which approximates the yield on a one-year U.S. Treasury bill on December 31, 2000. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering.

o The pro forma after-tax yield on the net proceeds is assumed to be 2.79% for the six months ended June 30, 2001 and 4.00% for the year ended December 31, 2000, based on an effective tax rate of 25%, respectively.

o We did not include any withdrawals from deposit accounts to purchase shares in the offering.

o Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted in the pro forma net income per share to give effect to the purchase of shares by the employee stock ownership plan.

o Pro forma stockholders' equity amounts have been calculated as if the stock had been sold on June 30, 2001 and December 31, 2000, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma data relies on the assumptions we outlined above, and this data does not represent the fair market value of the common stock, the current value of assets or liabilities, or the amount of money that would be distributed to stockholders if we were liquidated. The pro forma data does not predict how much we will earn in the future.

         The following tables summarize historical data of PHS Bancorp and pro forma data of us at or for the six months ended June 30, 2001 and the year ended December 31, 2000, based solely on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the conversion. No effect has been given in the tables to the possible issuance of additional stock reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors within one year following the conversion, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See "The Conversion -- Effects of Conversion on Depositors, Borrowers and Members -- Effect on Liquidation Rights" and "Management of Peoples Home Savings -- "Benefits To Be Considered Following Completion Of The Conversion."


                                                            At or For the Six Months Ended June 30, 2001
                                                     ------------------------------------------------------------

                                                       Independent     Independent     Independent    Independent
                                                        Valuation       Valuation       Valuation      Valuation
                                                        ---------       ---------       ---------      ---------
                                                        2,018,750       2,375,000       2,731,250      3,140,937
                                                          Shares          Shares          Shares         Shares
                                                        ---------       ---------       ---------      ---------
                                                             (Dollars in thousands, except per share amounts)

Gross proceeds                                        $    20,187     $    23,750     $    27,312    $    31,409
Less expenses                                                 791             844             896            957
   Estimated net proceeds                                  19,396          22,906          26,416         30,452
Less:  ESOP funded by PHSB Financial Corporation           (1,615)         (1,900)         (2,185)        (2,513)
Less:  Stock program adjustment                              (807)           (950)         (1,092)        (1,256)
Add:   MHC Capital addition (1)                             2,594           2,594          2,594           2,594
                                                      -----------     -----------     -----------    -----------
       Estimated investable net proceeds              $    19,568     $    22,650     $    25,733    $    29,277
                                                      ===========     ===========     ===========    ===========
Net Income:
   Historical                                         $     1,064     $     1,064     $     1,064    $     1,064
   Pro forma income on net proceeds                           273             316             359            408
   Pro forma ESOP  adjustments(2)                             (61)            (71)            (82)           (94)
   Pro forma stock program  adjustment(3)                     (61)            (71)            (82)           (94)
                                                      -----------     -----------     -----------    -----------
   Pro forma net  income(2)(4)(5)                     $     1,215     $     1,238     $     1,259    $     1,284
                                                      ===========     ===========     ===========    ===========

Per share net income
   Historical                                         $       .35     $       .30    $       .26     $       .22
   Pro forma income on net proceeds                           .09             .08            .08             .09
   Pro forma ESOP  adjustments(2)                            (.02)           (.02)          (.02)           (.02)
   Pro forma stock program  adjustment(3)                    (.02)           (.02)          (.02)           (.02)
                                                      -----------     -----------     -----------    -----------
   Pro forma net income per  share(2)(4)(5)           $       .40     $       .34    $       .30     $       .27
                                                      ===========     ===========    ===========     ===========

Shares used in calculation of income per  share(2)      3,053,994       3,592,935       4,131,875      4,751,656
                                                      -----------     -----------     -----------    -----------

Stockholders' equity:
   Historical                                         $    29,269     $    29,269     $    29,269    $    29,269
   Estimated net proceeds                                  19,396          22,906          26,416         30,452
   MHC Capital Addition                                     2,594           2,594           2,594          2,594
   Less: Common stock acquired by the  ESOP(2)             (1,615)         (1,900)         (2,185)        (2,513)
   Less: Common stock acquired by stock  program(3)          (807)           (950)         (1,092)        (1,256)
                                                      -----------     -----------     -----------    -----------
   Pro forma stockholders'  equity(2)(4)(5)           $    48,837     $    51,919     $    55,003    $    58,546
                                                      ===========     ===========     ===========    ===========
Stockholders' equity per share:
   Historical                                         $      9.13     $      7.76    $      6.74     $      5.87
   Estimated net proceeds                                    6.04            6.06           6.09            6.09
   MHC Capital Addition                                       .81             .69            .60             .52
   Less: Common Stock acquired by the  ESOP(2)               (.50)           (.50)          (.50)           (.50)
   Less: Common Stock acquired by stock  program(3)          (.25)           (.25)          (.25)           (.25)
                                                      -----------     -----------     -----------    -----------
   Pro forma stockholders' equity per  share(5)       $     15.23     $     13.76    $     12.68     $     11.73
                                                      ===========     ===========    ===========     ===========
Offering price as a percentage of pro forma
  stockholders' equity per share                            65.66%          72.67%         78,86%          85.25%
                                                      ===========     ===========    ===========     ===========
Offering price to pro forma
  net income per share                                      12.50x          14.71x         16.67x          18.52x
                                                      ===========     ===========    ===========     ===========
Shares used in calculation of proforma
  stockholders' equity per share (5)                    3,207,419       3,773,435       4,339,450      4,990,367
                                                      -----------     -----------     -----------    -----------


----------------

(1)    Reflects the consolidation of approximately $2.76 million of capital from
       =========================================================================
       PHS Bancorp, M.H.C.
       ===================


(footnotes continued on next page)

(2)  Assumes  that  8% of the  shares  of  stock  sold in the  offering  will be
     ===========================================================================
     purchased by the employee  stock  ownership  plan in addition to the shares
     ===========================================================================
     already held by the plan,  and that the plan will borrow funds from us. The
     ===========================================================================
     stock  acquired by the  employee  stock  ownership  plan is  reflected as a
     ===========================================================================
     reduction of  stockholders'  equity.  Peoples Home Savings  intends to make
     ===========================================================================
     annual  contributions  to this  plan in an  amount  at  least  equal to the
     ===========================================================================
     principal  and interest  requirement  of the loan.  This table assumes a 10
     ==================================================
     year amortization period. See "Management of Peoples Home Savings -- Executive Compensation -- Employee Stock Ownership Plan." The pro forma net income assumes: (i) that Peoples Home Savings' contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the six months ended June 30, 2001 were made at the end of the period; (ii) that 8,075, 9,500, 10,925 and 12,564 shares at the
                              ===================================
     minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 2001 at an average fair value of $10 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations, while all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors -- The implementation of certain stock-based benefit plans may increase our future compensation expense and may reduce our earnings" for a discussion of possible added costs for the employee stock ownership plan.
(3) Gives effect to the stock program that we may adopt following the conversion and presented for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the stock program is approved by the stockholders, the stock program would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 80,750, 95,000, 109,250, and 125,637 shares of
                               =======================================
     stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. We will contribute funds used by the stock program to purchase the shares. In calculating the pro forma effect of the stock program, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock program at the beginning of the six months ended June 30, 2001 through open market purchases, at $10 per share, and that 10% of the amount contributed was amortized to expense during the six months ended June 30, 2001. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.5% and pro forma net income per
                                               ====
     share would be $.39, $.34, $.30 and $.26 at the minimum,  midpoint, maximum
                    =========================
     and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $15.10, $13.67, $12.61, and $11.69
                                             ===================================
     at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock program will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management of Peoples Home Savings -- Benefits To Be Completed Following Completion Of The Conversion - Restricted Stock Plan."
(4) Our retained earnings will continue to be substantially restricted after the conversion. See "Dividend Policy," "The Conversion -- Effects of Conversion on Depositors -- Effects on Liquidation Rights" and "Regulation
     - Regulation of Peoples Home Savings -- Dividend and Other Capital Distribution Limitations."
(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by us following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 201,875, 237,500, 273,125, and 314,094 shares at the minimum, midpoint,
     =========================================
     maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 5.9%.
                                                                           ====
     Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10 per share, the pro forma net income per share would be $.38, $.33, $.29, and $.26,
                                                  ==============================
     respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the six months ended June 30, 2001; pro forma stockholders' equity per share would be $14.92, $13.54, $12.52, and $11.63, respectively
                               ==================================
     at the minimum, midpoint, maximum and 15% above the maximum of the range at June 30, 2001. See "Management of Peoples Home Savings -- Benefits To Be Considered Following Completion Of The Conversion --Stock Option Plan."


                                                            At or For the Year Ended December 31, 2000
                                                      -------------------------------------------------------------

                                                       Independent     Independent     Independent     Independent
                                                        Valuation       Valuation       Valuation       Valuation
                                                        ---------       ---------       ---------       ---------
                                                        2,018,750       2,375,000       2,731,250       3,140,937
                                                          Shares         Shares           Shares          Shares
                                                        ---------       ---------       ---------       ---------
                                                           (Dollars in thousands, except per share amounts)
Gross proceeds                                        $    20,187     $    23,750     $    27,312     $    31,409
Less expenses                                                 791             844             896             957
                                                        ---------       ---------       ---------       ---------
   Estimated net proceeds                                  19,396          22,906          26,416          30,452
Less ESOP funded by PHSB Financial Corporation             (1,615)         (1,900)         (2,185)         (2,513)
Less stock program adjustment                                (807)           (950)         (1,092)         (1,256)
Add: MHC Capital Addition (1)                               2,594           2,594           2,594           2,594
                                                        ---------       ---------       ---------       ---------
   Estimated investable net proceeds                  $    19,568     $    22,650     $    25,733     $    29,277
                                                        =========       =========       =========       =========
Net Income:
   Historical                                         $     2,172     $     2,172     $     2,172     $     2,172
   Pro forma income on net proceeds                           784             907           1,031           1,173
   Pro forma ESOP  adjustments(2)                            (121)           (142)           (164)           (188)
   Pro forma stock program  adjustment(3)                    (121)           (142)           (164)           (188)
                                                        ---------       ---------       ---------       ---------
   Pro forma net  income(2)(4)(5)                     $     2,714     $     2,795     $     2,875     $     2,969
                                                        =========       =========       =========       =========
Per share net income
   Historical                                         $       .71     $       .60     $       .52     $       .46
   Pro forma income on net proceeds                           .26             .26             .25             .24
   Pro forma ESOP  adjustments(2)                            (.04)           (.04)           (.04)           (.04)
   Pro forma stock program  adjustment(3)                    (.04)           (.04)           (.04)           (.04)
                                                        ---------       ---------       ---------       ---------
   Pro forma net income per  share(2)(4)(5)           $       .89     $       .78     $       .69     $       .62
                                                        =========       =========       =========       =========

Shares used in calculation of income per  share(2)      3,062,069       3,602,435       4,142,800       4,764,220
                                                        ---------       ---------       ---------       ---------

Stockholders' equity:
   Historical                                         $    28,850     $    28,850     $    28,850     $    28,850
   Estimated net proceeds                                  19,396          22,906          26,416          30,452
   MHC Capital Addition                                     2,594           2,594           2,594           2,594
   Less: Common stock acquired by the  ESOP(2)             (1,615)         (1,900)         (2,185)         (2,513)
   Less: Common stock acquired by stock  program(3)          (807)           (950)         (1,092)         (1,256)
                                                        ---------       ---------       ---------       ---------
   Pro forma stockholders'  equity(2)(4)(5)           $    48,418     $    51,500     $    54,584     $    58,127
                                                        =========       =========       =========       =========
Stockholders' equity per share:
   Historical                                         $      8.99     $      7.65     $      6.65     $      5.78
   Estimated net proceeds                                    6.05            6.06            6.08            6.10
   MHC Capital Addition                                       .81             .69             .60             .52
   Less: Common Stock acquired  ESOP(2)                      (.50)           (.50)           (.50)           (.50)
   Less: Common Stock acquired by stock  program(3)          (.25)           (.25)           (.25)           (.25)
                                                        ---------       ---------       ---------       ---------
   Pro forma stockholders' equity per  share(5)       $     15.10     $     13.65     $     12.58     $     11.65
                                                        =========       =========       =========       =========
Offering price as a percentage of pro forma
  stockholders' equity per share                            66.23%          73.26%          79.49%          85.84%
                                                        =========       =========       =========       =========
Offering price to pro forma
  net income per share                                      11.24x          12.82x          14.49x          16.13x
                                                        =========       =========       =========       =========
Shares used in calculation of proforma
  stockholders' equity per  share(5)                    3,207,419       3,773,435       4,339,450       4,990,367
                                                        ---------       ---------       ---------       ---------


--------------
(1) Reflects the consolidation of approximately $2.76 million of capital of PHS Bancorp, M.H.C.


(footnotes continued on next page)

(2)  Assumes  that  8% of the  shares  of  stock  sold in the  offering  will be
     ===========================================================================
     purchased by the employee  stock  ownership  plan in addition to the shares
     ===========================================================================
     already held by the plan,  and that the plan will borrow funds from us. The
     ===========================================================================
     stock  acquired by the  employee  stock  ownership  plan is  reflected as a
     ===========================================================================
     reduction of  stockholders'  equity.  Peoples Home Savings  intends to make
     ===========================================================================
     annual  contributions  to this  plan in an  amount  at  least  equal to the
     ===========================================================================
     principal  and interest  requirement  of the loan.  This table assumes a 10
     ==================================================
     year amortization period. See "Management of Peoples Home Savings -- Executive Compensation -- Employee Stock Ownership Plan." The pro forma net income assumes: (i) that Peoples Home Savings' contribution to the employee stock ownership plan for the principal portion of the debt service requirement for the year ended December 31, 2000 was made at the end of the period; (ii) that 16,150, 19,000, 21,850, and 25,127 shares at the minimum,
                       ==================================
     midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 2000 at an average fair value of $10 per share and were accounted for as a charge to expense in accordance with SOP No. 93-6; and (iii) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations, while all employee stock ownership plan shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors -- The implementation of certain stock-based benefit plans may increase our future compensation expense and may reduce our earnings" for a discussion of possible added costs for the employee stock ownership plan.
(3) Gives effect to the stock program that we may adopt following the conversion and presented for approval at a meeting of stockholders to be held within one year after completion of the conversion. If the stock program is approved by the stockholders, the stock program would be expected to acquire an amount of stock equal to 4% of the shares of stock sold in the offering, or 80,750, 95,000, 109,250, and 125,637 shares of
                               =======================================
     stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. We will contribute funds used by the stock program to purchase the shares. In calculating the pro forma effect of the stock program, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock program at the beginning of the year ended December 31, 2000 through open market purchases, at $10 per share, and that 20% of the amount contributed was amortized to expense during the year ended December 31, 2000. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 2.5% and pro forma net income per
                                               ====
     share would be $.87, $.76, $.68, and $.61 at the minimum, midpoint, maximum
                    ==========================
     and 15% above the maximum of the range, respectively, and pro forma stockholders' equity per share would be $14.97, $13.56, $12.52, and $11.61
                                             ===================================
     at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. There can be no assurance that stockholder approval of the stock program will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management of Peoples Home Savings -- Benefits To Be Completed Following Completion Of The Conversion -- Restricted Stock Plan."
(4) Our retained earnings will continue to be substantially restricted after the conversion. See "Dividend Policy," "The Conversion -- Effects of Conversion on Depositors -- Effects on Liquidation Rights" and "Regulation -- Regulation of Peoples Home Savings -- Dividend and Other Capital Distribution Limitations."
(5) No effect has been given to the issuance of additional shares of stock pursuant to the stock option plan that may be adopted by us following the conversion which, in turn, would be presented for approval at a meeting of stockholders to be held within one year after the completion of the conversion. If the stock option plan is presented and approved by stockholders, an amount equal to 10% of the stock sold in the offering, or 201,875, 237,500, 273,125, and 314,094 shares at the minimum, midpoint,
     =========================================
     maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but unissued shares of stock to the stock plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 5.9%.
                                                                           ====
     Assuming stockholder approval of the stock option plan and the exercise of all options at the end of the period at an exercise price of $10 per share, the pro forma net income per share would be $.85, $.75, $.67 and $.60,
                                                    ===========================
     respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 2000; pro forma stockholders' equity per share would be $14.79, $13.43, $12.43 and $11.55, respectively
                               ==================================
     at the minimum, midpoint, maximum and 15% above the maximum of the range at December 31, 2000. See "Management of Peoples Home Savings -- Benefits To Be Considered Following Completion Of The Conversion -- Stock Option Plan."

                   Historical and Pro Forma Capital Compliance

         The following table presents Peoples Home Savings' historical and pro forma capital position relative to its capital requirements as of June 30, 2001. Pro forma capital levels assume receipt by Peoples Home Savings of the proceeds from the offering. Pro forma capital levels are then reduced by employee stock ownership plan purchases of stock and the stock programs to be adopted. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the Federal Deposit Insurance Corporation. For a discussion of the capital standards applicable to Peoples Home Savings, see "Regulation - Regulation of Peoples Home Savings - Regulatory Capital Requirements."

                                                                             Pro Forma at June 30, 2001(1)
                                                    --------------------------------------------------------------------------------

                         Actual, at                 $20,187,500             $23,750,000          $27,312,500             $31,409,370
                        June 30, 2001                Offering                 Offering            Offering               Offering(1)
                              Percentage            Percentage               Percentage          Percentage             Percentage
                     Amount   of Assets(2)  Amount  of Assets(2)   Amount   of Assets(2) Amount  of Assets(2)    Amount of Assets(2)
                     ------   ------------  ------  ------------   ------   ------------ ------  ------------    ------ ------------
                                                             (Dollars in thousands)
GAAP Capital(2).... $28,176      9.96%     $35,452     12.22%     $36,779      12.61%   $38,107     13.01%      $39,633      13.46%

Tier 1 Leverage:
  Actual or
    Pro Forma..     $27,651      9.78%     $34,927     12.05%     $36,254      12.45%   $37,582     12.85%      $39,108      13.30%
  Required.........  11,306      4.00       11,597      4.00       11,650       4.00     11,703      4.00        11,764       4.00
                    -------     -----      -------     -----      -------      -----    -------     -----       -------      -----
  Excess........... $16,345      5.78%     $23,330      8.05%     $24,603       8.45%   $25,879      8.85%      $27,343       9.30%
                    =======      ====      =======      ====      =======       ====    =======      ====       =======       ====

Tier 1 Capital:
  Actual or
    Pro Forma..     $27,651     22.93%     $34,927     28.62%     $36,254      29.64%   $37,582     30.66%      $39,108      31.83%
  Required(3)......   4,823      4.00        4,881      4.00        4,892       4.00      4,903      4.00         4,915       4.00
                    -------     -----      -------     -----      -------      -----    -------     -----       -------      -----
  Excess........... $22,828     18.93%     $30,045     24.62%     $31,362      25.64%   $32,679     26.66%      $34,193      27.83%
                    =======     =====      =======     =====      =======      =====    =======     =====       =======      =====

Risk-Based
Capital:
  Actual or
   Pro
   Forma(4)(5)..... $29,104     24.14%     $36,380     29,81%     $37,707      30.83%   $39,035     31.85%      $40,561      33.01%
  Required(3)......   9,646      8.00        9,763      8.00        9,784       8.00      9,805      8.00         9,830       8.00
                    -------     -----      -------     -----      -------      -----    -------     -----       -------      -----
  Excess........... $19,458     16.14%     $26,617     21.81%     $27,923      22.83%   $29,229     23.85%      $30,731      25.01%
                    =======     =====      =======     =====      =======      =====    =======     =====       =======      =====

-----------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the commencement of the subscription and community offerings.
(2) GAAP Capital includes unrealized loss on available-for-sale securities, net, which is not included as regulatory capital.
(3) Tier 1 Capital is shown as a percent of average adjusted assets and risk-weighted assets. Risk-based capital is shown as a percent of risk-weighted assets. Required capital levels reflect amounts needed to be classified as "adequately capitalized."
(4)  Assumes   net   proceeds   are   invested   in  assets  that  carry  a  20%
     risk-weighting.
(5) The difference between equity under GAAP and regulatory risk-based capital is attributable to the addition of the general valuation allowance of $1.45 million at June 30, 2001.

                                PHS BANCORP, INC
                       Consolidated Statements of Earnings
                  (Dollars in thousands, except per share data)

         The statements of earnings for the six months ended June 30, 2001 and 2000 are unaudited and have been prepared in accordance with the requirements for a presentation of interim financial statements and are in accordance with generally accepted accounting principles in the United States of America. In the opinion of management, all adjustments consisting of normal recurring adjustments, that are necessary for a fair presentation of the interim periods have been reflected. The amounts for the two years ended December 31, 2000 have been derived from statements audited by S.R. Snodgrass, A.C., whose report appears elsewhere in this Prospectus.

                                           Six Months Ended June 30, Year Ended December 31,
                                              2001         2000          2000         1999
                                           -----------  -----------  ------------ -----------
                                                  (Unaudited)
INTEREST INCOME
     Loans                                 $ 5,256,393  $ 4,927,487  $ 10,205,593 $ 8,926,063
     Investment securities:
         Taxable                               928,148    1,026,153    2,072,906    1,905,686
         Exempt from federal income tax        424,115      542,134    1,002,398      972,907
     Mortgage-backed securities              2,894,347    2,877,120    5,620,716    5,513,483
     Interest-bearing deposits
       with other institutions                 156,155       85,752      133,703      192,749
                                           -----------  -----------  ------------ -----------
              Total interest income          9,659,158    9,458,646   19,035,316   17,510,888
                                           -----------  -----------  ------------ -----------

INTEREST EXPENSE
     Deposits                                4,125,569    3,866,384    8,036,700    6,988,338
     Advances from Federal Home Loan Bank    1,239,512    1,254,432    2,407,253    2,239,940
     Other borrowings                            1,550        2,660        4,771       55,411
                                           -----------  -----------  ------------ -----------
              Total interest expense         5,366,631    5,123,476   10,448,724    9,283,689
                                           -----------  -----------  ------------ -----------

              Net interest income            4,292,527    4,335,170    8,586,592    8,227,199

PROVISION FOR LOAN LOSSES                      240,000      255,000      555,000      410,000
                                           -----------  -----------  ------------ -----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                  4,052,527    4,080,170    8,031,592    7,817,199
                                           -----------  -----------  ------------ -----------
NONINTEREST INCOME
     Service charges on deposit accounts       291,526      251,500      540,762      453,497
     Investment securities gains, net           58,118            -        7,315       19,095
     Rental income, net                         49,654       41,932       88,179       92,402
     Other income                               96,481       85,734      217,729      199,064
                                           -----------  -----------  ------------ -----------
              Total noninterest income         495,779      379,166      853,985      764,058
                                           -----------  -----------  ------------ -----------
NONINTEREST EXPENSE
     Compensation and employee benefits      1,628,927    1,610,956    3,232,703    3,241,692
     Occupancy and equipment costs             676,146      571,703    1,174,330    1,129,482
     Deposit insurance premium                  18,726       19,407       39,073      106,263
     Data processing costs                     104,352      157,102      319,434      297,990
     Other expenses                            676,441      619,805    1,234,067    1,318,338
                                           -----------  -----------  ------------ -----------
              Total noninterest expense      3,104,592    2,978,973    5,999,607    6,093,765
                                           -----------  -----------  ------------ -----------

Income before income taxes                   1,443,714    1,480,363    2,885,970    2,487,492
Income taxes                                   380,182      392,124      714,033      629,602
                                           -----------  -----------  ------------ -----------

              NET INCOME                   $ 1,063,532  $ 1,088,239  $ 2,171,937  $ 1,857,890
                                           ===========  ===========  ===========  ===========
EARNINGS PER SHARE
     Basic                                 $      0.43  $      0.43  $      0.86  $      0.71
     Diluted                                      0.43         0.43         0.86         0.71

See accompanying notes to the consolidated financial statements beginning on page F-5.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

         The following discussion should be read in conjunction with the Selected Financial Highlights and Selected Financial Ratios and the Consolidated Financial Statements and related Notes appearing elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" contained elsewhere in this prospectus.

General

         PHS Bancorp is the holding company for Peoples Home Savings. We will become and will operate as the holding company of Peoples Home Savings following the conversion and stock offering. PHS Bancorp's business operations is conducted primarily through Peoples Home Savings and our business operations will also be conducted primarily through Peoples Home Savings. We have no business activities or results of operations. As a result, the following is a discussion and analysis of the financial condition and results of operations of PHS Bancorp. Any references to PHS Bancorp in the following discussion generally refer to the consolidated operations of PHS Bancorp.

         PHS Bancorp's results of operations primarily depend on its net interest income. Net interest income is a function of the balances of loans and investments outstanding in any one period, the yields earned on such loans and investments and the interest paid on deposits and borrowed funds that were outstanding in that same period. PHS Bancorp's noninterest income consists primarily of fees and service charges. The results of operations are significantly impacted by the amount of provisions for loan losses which, in turn, depend on, among other things, the size and makeup of the loan portfolio, loan quality and loan trends. The noninterest expenses consist primarily of employee compensation and benefits, occupancy and equipment expenses, data processing costs, marketing costs, professional fees and federal deposit insurance premiums. PHS Bancorp's results of operations are affected by general economic and competitive conditions, including changes in prevailing interest rates and the policies of regulatory agencies.

Forward-Looking Statements

         This prospectus contains forward-looking statements that are based on assumptions and describe future plans, strategies, and expectations of PHS Bancorp. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. PHS Bancorp's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of us and our subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan and investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, and changes in relevant accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Market Risk Analysis

         Peoples Home Savings, like many other financial institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities generally mature or reprice more rapidly than interest-earning assets. The lending activities of Peoples Home Savings have historically emphasized the origination of long-term, fixed rate loans secured by single family residences, and the primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         To reduce the effect of interest rate changes on net interest income Peoples Home Savings has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include:


o purchasing investment securities with maturities that match specific deposit maturities;

o emphasizing origination of shorter-term automobile and consumer loans, and commercial business loans, which in addition to offering more rate flexibility, typically bear higher interest rates than residential mortgage loans; and
o    purchasing adjustable-rate mortgage-backed securities.

         Although consumer loans inherently generally possess a higher credit risk than residential mortgage loans, Peoples Home Savings believes that its underwriting standards will minimize this risk.


         Peoples Home Savings has also made a significant effort to maintain its level of lower costs deposits as a method of enhancing profitability. Peoples Home Savings have traditionally had a high level of low-cost passbook, interest-bearing checking and Money Market Demand Accounts. Although its base of such deposits has increased as a result of the current interest rate environment, such deposits have traditionally remained relatively stable and would be expected to reduce to normal levels in a period of rising interest rates. Because of this relative stability in a significant portion of our deposits, Peoples Home Savings have been able to offset the impact of rising rates in other deposit accounts.

         Exposure to interest rate risk is actively monitored by management. Our objectives are to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. Management uses an independent consultant to monitor Peoples Home Savings exposure to interest rate risk. The independent consultant uses a financial model that calculates changes in market value of portfolio equity and net interest income. Reports generated from assumptions provided by the independent consultant, which are modified by management, are reviewed by the Interest Rate Risk and Asset Liability Management Committee and reported to the Board of Directors quarterly. The Balance Sheet Shock Report shows the degree to which balance sheet line items and the market value of portfolio equity are potentially affected by a 200 basis point upward and downward parallel shift
(shock) in the Treasury yield curve. Exception tests are conducted as recommended under federal law to determine if the bank qualifies as low risk and may therefore be exempt from supplemental reporting. In addition, the possible impact on risk-based capital is assessed using the methodology of the Federal Deposit Insurance Corporation. An Income Shock Report shows the degree to which income statement line items and net income are potentially affected by a 200 basis point upward and downward parallel shift in the Treasury yield curve.

         From analysis and discussion of the aforementioned reports as of June 30, 2001, management has assessed that Peoples Home Savings' level of interest rate risk is appropriate for current market conditions. The percentage change in market value of the portfolio equity for an upward and downward shift of 200 basis points are (28.8)% and 27.0%, respectively. Net interest income decreased by $362,000 or 3.8% for an upward shift in rates of 200 basis points and increased by $304,000 or 3.2%, for a downward shift of 200 basis points. Excess Net Interest Rate Risk was within those limits outlined in the Peoples Home Savings Asset/Liability Management and Interest Rate Risk

Policy. Total risk-based capital before the interest rate risk impact was 24.1% and 18.3% after the interest rate risk impact. Results fall within policy limits for all applicable tests.

Comparison of Financial Condition at June 30, 2001 and December 31, 2000

         Total assets at June 30, 2001 of $282.9 million represented an increase of $17.6 million or 6.6%, from $265.3 million at December 31, 2000. Increases in total assets at June 30, 2001 primarily reflected increases in cash of $53,000, increases in interest-bearing deposits at other institutions of $2.5 million and net increases in investment and mortgage backed securities of $16.5 million. Such increases in total assets at June 30, 2001 were partially offset by a decrease in loans of $1.3 million.

         Loans receivable at June 30, 2001, of $127.7 million represented a decrease of $1.3 million from $129.0 million at December 31, 2000. The decrease in the loan portfolio was primarily attributable to decreases in automobile loans.

         At June 30, 2001, investment securities (available for sale and held to maturity) decreased $1.8 million to $40.8 million from $42.6 million at June 30, 2000. Additionally, at June 30, 2001, mortgage-backed securities (available for sale and held to maturity) increased $18.3 million to $95.4 million from $77.1 million at June 30, 2000. The net increase of $16.5 million primarily reflected net increases to the available for sale mortgage-backed securities portfolio.
The increases to the investment and mortgage-backed securities portfolios (available for sale and held to maturity) were the result of purchases of $35.5 million which were funded by sales of $1.9 million, maturities of $8.9 million, and principal repayments of $8.3 million along with increased Federal Home Loan Bank advances of $14.0 million. The purchases funded by advances from the Federal Home Loan Bank of Pittsburgh were part of Peoples Home Savings' leverage strategy.

         Total deposits after interest credited at June 30, 2001 were $201.2 million, an increase of $3.0 million or 1.5% from $198.2 million at December 31, 2000.

         Advances from the Federal Home Loan Bank of Pittsburgh increased $14.0 million to $50.2 million at June 30, 2001 from $36.2 million at December 31, 2000. This increase was the result of additional borrowings to fund securities purchases as discussed above.

         Stockholders' equity increased $419,000 for the six month period ended June 30, 2001. This increase was due to net income of $1,064,000 and an increase in accumulated other comprehensive income of $68,000 along with decreases in unallocated Employee Stock Ownership Plan and Restricted Stock Plan shares of $75,000 and $64,000, respectively. These increases to stockholders' equity were partially offset by an increase in treasury stock of $325,000 and cash dividends paid of $509,000.

Comparison of Financial Condition at December 31, 2000 and 1999

         Total assets at December 31, 2000 of $265.3 million represented a decrease of $3.3 million or 1.2% from December 31, 1999. Decreases in cash and interest-bearing deposits with other financial institutions of $8.4 million along with decreases in investment and mortgage-backed securities of $4.9 million were partially offset by increases in loans of $10.3 million.

         Loans receivable at December 31, 2000, of $129.0 million represented an increase of $10.3 million, or 8.7% from $118.7 million at December 31, 1999. Mortgage, commercial and consumer loans increased by $4.8 million, $5.1 million and $1.0 million, respectively. The increases in mortgage and commercial business loans were primarily due to increased loan demand for these types of loans due to the current interest rate environment. Additionally, Peoples Home Savings originated two large municipal loans totaling $3.5 million to local municipalities which accounted for some of the growth in commercial loans.

         Investment and mortgage-backed securities decreased $4.9 million to $119.8 million at December 31, 2000, from $124.7million at December 31, 1999. This decrease was the result of purchases of $10.9 million, sales of $1.3 million, maturities of $6.9 million, principal repayments of $9.7 million and an increase in the market value of securities available for sale of $2.1 million. The sales of securities, which were municipal securities, were made in consideration of income tax planning.

         Total deposits at December 31, 2000, were $198.2 million, an increase of $8.9 million or 4.7% from $189.3 million at December 31, 1999. Total deposits increased $2.0 million net of interest credited of $6.9 million for the year ended December 31, 2000.

         Advances from the Federal Home Loan Bank of Pittsburgh decreased $14.1 million to $36.2 million at December 31, 2000 from $50.3 million at December 31, 1999. This decrease was primarily the result of the repayment of short-term advances that were acquired to fund year 2000 liquidity at year end 1999.

         Stockholders' equity increased $2.1 million for the year ended December 31, 2000. This increase was due to net income of $2.2 million along with an unrealized gain of $457,000 in PHS Bancorp's securities available for sale portfolio at December 31, 2000 as compared to an unrealized loss of $914,000 at December 31, 1999, and decreases in unallocated Employee Stock Ownership Shares and Restricted Stock Shares of $149,000 and $129,000 respectively. These increases to stockholders' equity were partially offset by and cash dividends paid of $913,000 and an increase in treasury stock of $748,000. During the year ended December 31, 2000, PHS Bancorp repurchased 78,750 shares of it's common stock at an average price of $9.49 per share.

Liquidity and Capital Requirements

         Liquidity refers to our ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, and to pay operating expenses. We have historically maintained a level of liquid assets in excess of regulatory requirements. Maintaining a high level of liquid assets tends to decrease earnings, as liquid assets tend to have a lower yield than other assets with longer terms (e.g. loans). We adjust liquidity requirements as appropriate to meet our asset/liability objectives.

         Our primary sources of funds are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by interest rates, economic conditions and competition. In addition, we invest excess funds in overnight deposits, which provide liquidity to meet lending requirements


         Our short term liquid assets consist of cash and amounts due from banks, interest bearing deposits with other institutions, and investment securities with maturities of one year or less. Our total liquid assets totaled $18,400,000 and $11,100,000 at June 30, 2001 and December 31, 2000,
respectively.

         We have other sources of liquidity if a need for additional funds arises on a short term or long term basis, such as Federal Home Loan Bank of Pittsburgh advances. At June 30, 2001, Peoples Home Savings had borrowed $50,200,000, at an average interest rate of 5.52%, of its $149,100,000 maximum borrowing capacity with a remaining borrowing capacity of approximately $98,900,000. Currently, none of the borrowings have adjustable rates of interest. Management believes that we have adequate resources to fund all of our commitments on a short and long term basis.

         At June 30, 2001, certificate of deposit accounts scheduled to mature within one year were $58,800,000. We anticipate based upon our experience that a high percentage of these certificates of deposit will remain on deposit, although there can be no assurance that this will be the case. Also, the cost of such deposits could be significantly higher. The loss of these deposits or their retention at a higher rate, could hurt our profits unless we are able to replace these deposits at the same rates of interest. However, due to our substantial funding sources, we do not believe the loss of such deposits will affect our liquidity.


         At June 30, 2001, Peoples Home Savings' Tier 1 risk-based and total risk-based capital ratios were 22.9% and 24.1%, respectively. Current regulations require Tier I risk-based capital of 6% and total risk - based capital of 10% risk-based assets to be considered well capitalized. Peoples Home Savings' leverage ratio was 9.8% at June 30, 2001. Current regulations require a leveraged ratio 5% to be considered well capitalized.

Analysis of Net Interest Income

         Historically, PHS Bancorp's earnings have depended primarily on its net interest income, which is the difference between interest income earned on its loans and investments ("interest-earning assets") and interest paid on its deposits and any borrowed funds ("interest-bearing liabilities"). Net interest income is affected by:

o    the interest rate spread - the difference  between rates of interest earned
     on  interest-earning   assets  and  rates  paid  on  its   interest-bearing
     liabilities; and

o the aggregate amounts of its interest-earning assets and interest-bearing liabilities.

         Average Balance Sheet and Interest Analysis. The following tables set forth certain information relating to PHS Bancorp for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from average daily balances. Management does not believe that the use of month-end balances instead of average daily balances has caused any material differences in the information presented.

                                                  At June 30,                    Six Months Ended June 30,
                                             ------------------   -----------------------------------------------------------------
                                                      2001                      2001                             2000
                                             ------------------   ------------------------------    -------------------------------

                                                         Yield/    Average               Yield/      Average             Yield/
                                                Balance   Cost     Balance    Interest    Cost       Balance   Interest   Cost
                                              ---------  ------    -------    --------   ------      -------   --------  -----
                                                                           (Dollars in Thousands)
ASSETS
Interest-earning assets:
 Loans(1).................................... $ 129,146    8.14% $ 128,981    $ 5,256       8.15%  $ 122,488   $ 4,927     8.04%
 Mortgage-backed securities..................    34,620    6.98     37,024      1,209       6.53      43,148     1,436     6.66
 Investment securities(2) (4)................    25,599    6.33     30,382        810       5.33      26,273       785     5.98
 Securities held for sale (4)(5).............    83,668    6.22     73,200      2,602       7.11      67,670     2,589     7.65
                                               --------            -------      -----               --------    ------
  Total interest-earning assets..............   273,033    7.24    269,587      9,877       7.33     259,579     9,737     7.50
                                                                               ------                           ------
Noninterest-earning assets...................     9,873              7,255                             8,008
                                                -------            -------                           -------
  Total assets............................... $ 282,906          $ 276,842                         $ 267,587
                                              =========           ========                          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3).................................  $ 29,208    1.94   $ 28,697        284       1.98    $ 30,078       289     1.92
  NOW and money markets......................    63,119    2.05     60,957        646       2.12      55,898       624     2.23
  Time deposits..............................   108,923    5.87    111,042      3,195       5.75     108,791     2,953     5.43
  Advances from FHLB.........................    50,195    4.94     44,941      1,240       5.52      43,899     1,254     5.71
  Other borrowings...........................        52    7.69         65          2       6.15         111         3     5.41
                                               --------           ---------    ------               --------    ------
  Total interest-bearing liabilities.........   251,497    4.27    245,702      5,367       4.37     238,777     5,123     4.29
                                                                               ------                           ------
Non-interest bearing liabilities.............     2,140              2,077                             2,113
                                               --------           --------                          --------
 Total liabilities...........................   253,637            247,779                           240,890
Stockholders' equity.........................    29,269             29,063                            26,697
                                               --------           --------                          --------
 Total liabilities and retained earnings.....  $282,906           $276,842                          $267,587
                                              =========           ========                          ========
Net interest income, interest rate spread(4).              2.97%              $ 4,510       2.96%              $ 4,614     3.21%
                                                         ======               =======     ======               =======   ======
Net yield on interest-earning assets.........              3.30%                            3.35%                          3.55%
                                                         ======                           ======                         ======
Ratio of average interest-earning assets
   to average interest-bearing liabilities...            108.56%                          109.72%                        108.71%
                                                         ======                           ======                         ======

---------------------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Includes advances by borrowers for taxes and insurance.
(4) Interest income is shown on a fully tax equivalent basis assuming a 34% federal income tax rate.
(5) At June 30, 2001, includes $60.8 million of mortgage-backed securities available for sale. For the six months ended June 30, 2001 and 2000, includes average mortgage-backed securities available for sale of approximately $48.9 million and $39.5 million, respectively.

Average Balance Sheet and Interest Analysis

                                                                             Year Ended December 31,
                                             ---------------------------------------------------------------------------------------
                                                           2000                         1999                      1998
                                             ---------------------------  ----------------------------   ---------------------------
                                               Average             Yield/    Average            Yield/   Average            Yield/
                                               Balance   Interest   Cost     Balance  Interest   Cost    Balance Interest    Cost
                                               -------   --------   ----     -------  --------   ----    ------- --------    ----
                                                                              (Dollars in Thousands)
ASSETS
Interest-earning assets:
 Loans(1)....................................  $125,964  $10,206   8.10%    $111,050   $8,926    8.04%   $99,253   $8,378    8.44%
 Mortgage-backed securities..................    41,755    2,785    6.67      47,241    3,032     6.42    41,906    2,729     6.51
 Investment securities(2) (4)................    25,858    1,572    6.08      26,920    1,410     5.24    22,271    1,244     5.59
 Securities held for sale (4)................    65,843    4,988    7.58      63,156    4,644     7.35    58,339    4,272     7.32
                                               --------  -------            --------  -------           --------  -------
  Total interest-earning assets..............   259,420   19,551    7.54     248,367   18,012     7.25   221,769   16,623     7.50
                                                         -------                       ------                      ------
Noninterest-earning assets...................     7,887                        7,775                       7,576
                                               --------                     --------                   ---------
  Total assets...............................  $267,307                     $256,142                    $229,345
                                               ========                      =======                     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
  Savings(3).................................  $ 29,710      576   1.94%    $ 29,649      564    1.90%  $ 29,863      637    2.13%
  NOW and money markets......................    57,161    1,352    2.37      54,295    1,105     2.04    45,876      954     2.08
  Time deposits..............................   109,158    6,109    5.60     101,986    5,320     5.22   102,289    5,673     5.55
  Advances from FHLB.........................    41,692    2,407    5.77      39,829    2,240     5.62    19,435    1,145     5.89
  Other borrowings...........................       100        5    5.00         738       55     7.45     1,457      114     7.82
                                               --------  -------           ---------   ------           --------  -------
  Total interest-bearing liabilities.........   237,821   10,449    4.39     226,497    9,284     4.10   198,920    8,523     4.28
                                                         -------                       ------                     -------
Non-interest bearing liabilities.............     2,176                        1,823                       1,747
                                               --------                    ---------                   ---------
 Total liabilities...........................   239,997                      228,320                     200,667

Stockholders' equity.........................    27,310                       27,822                      28,678
                                               --------                     --------                    --------
 Total liabilities and retained earnings.....  $267,307                     $256,142                    $229,345
                                               ========                      =======                     =======
Net interest income, interest rate spread(4).            $ 9,102    3.14%             $ 8,728     3.15%            $ 8,100    3.21%
                                                         =======  ======              =======   ======              ======  ======
Net yield on interest-earning assets.........                       3.51%                         3.51%                       3.65%
                                                                  ======                        ======                      ======
Ratio of average interest-earning assets
 to average interest-bearing liabilities.....                     109.08%                       109.66%                     111.49%
                                                                  ======                        ======                      ======

---------------------------------
(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Includes advances by borrowers for taxes and insurance.
(4) Interest income is shown on a fully tax equivalent basis assuming a 34% federal income tax rate.

         Rate/Volume Analysis. The relationship between the volume and rates of PHS Bancorp's interest-earning assets and interest-bearing liabilities affects its net interest income. The following table reflects the sensitivity of PHS Bancorp's interest income and interest expense to changes in volume and in prevailing interest rates during the periods indicated. Each category reflects the:


o    changes in volume (changes in volume multiplied by old rate);
o    changes in rate (changes in rate multiplied by old volume); and
o    net change.

The net change is attributable to the combined impact of volume and rate has been allocated proportionally to the absolute dollar amounts of change in each.


                                       Six Months Ended June 30,                         Year Ended December 31,
                                     -----------------------------    -------------------------------------------------------------
                                                2001 vs. 2000                 2000 vs. 1999                       1999 vs. 1998
                                     -----------------------------    -----------------------------    ----------------------------
                                            Increase (Decrease)             Increase (Decrease)            Increase (Decrease)
                                                  Due to                          Due to                          Due to
                                      Volume       Rate       Net      Volume       Rate       Net      Volume      Rate      Net
                                     -------    -------    -------    -------    -------    -------    -------    -------   -------
                                                                             (In Thousands)
Interest income:
 Loans                               $   261    $    68    $   329    $ 1,199    $    81    $ 1,280    $   996    $  (448)  $   548

 Mortgage-backed securities             (204)       (23)      (227)      (352)       105       (247)       347        (44)      303
 Investment securities (1)               123        (98)        25        (56)       218        162        260        (94)      166
 Securities available for sale (1)       212       (199)        13        198        146        344        353         19       372
                                     -------    -------    -------    -------    -------    -------    -------    -------   -------
  Total interest-earning assets          392       (252)       140        989        550      1,539      1,956       (567)    1,389
                                     -------    -------    -------    -------    -------    -------    -------    -------   -------

Interest expense:
  Savings                                (14)         9         (5)         1         11         12         (5)       (68)      (73)
  NOW and money markets                   57        (35)        22         58        189        247        175        (24)      151
  Time deposits                           61        181        242        374        415        789        (17)      (336)     (353)
  Advances from FHLB                      30        (44)       (14)       105         62        167      1,201       (106)    1,095
  Other borrowings                        (1)         0         (1)       (48)        (2)       (50)       (56)        (3)      (59)
                                     -------    -------    -------    -------    -------    -------    -------    -------   -------
   Total interest-bearing liabilities    133        111        244        490        675      1,165      1,298       (537)      761
                                     -------    -------    -------    -------    -------    -------    -------    -------   -------

Net change in net interest income    $   259    $  (363)   $  (104)   $   499    $  (125)   $   374    $   658    $   (30)  $   628
                                     =======    =======    =======    =======    =======    =======    =======    =======   =======

--------------
(1) Income and yields derived from state and political subdivisions securities are shown on a fully tax equivalent basis assuming a 34% federal income tax rate.

Comparison of Operating Results for the Six Months Ended June 30, 2001 and June 30, 2000

         General. Net income for the six months ended June 30, 2001 decreased by $24,000 to $1,064,000, from $1,088,000 for the six months ended June 30, 2000.
This decrease was primarily due to a decrease in net interest income of $42,000 along with an increase in non-interest expense of $126,000. These decreases to net income were partially offset by increases in non-interest income of $117,000 and decreases in loan loss and income tax provisions of $15,000 and $12,000, respectively.


         Net Interest Income. Reported net interest income decreased $42,000 or 1.0% for the six months ended June 30, 2001. Net interest income on a tax equivalent basis decreased by $104,000 or 2.3% in a period when both average interest-earning assets and average interest-bearing liabilities increased (increased $10.0 million and $6.9 million, respectively). The reasons for the decrease in net interest income for the six months ended June 30, 2001 are discussed below. See "-- Interest Income," and "-- Interest Expense."

         Interest Income. Interest income on a tax equivalent basis totaled $9.9 million for the six months ended June 30, 2001, an increase of $140,000 or 1.4% over the total of $9.7 million for the six months ended June 30, 2000. This increase was mainly due to an increase in PHS Bancorp's average interest-earning assets of $10.0 million for the six months ended June 30, 2001, partially offset by a 17 basis point decrease in the yield earned. Interest earned on loans increased $329,000 or 6.7%, in 2001. The increase was due to a $6.5 million increase in the average balance of loans along with an 11 basis point increase in the yield earned. Interest earned on investment and mortgage-backed securities (including securities held for sale) decreased $189,000 or 3.9%, in 2001. The decrease was due to a 45 basis point decrease in the yield earned partially offset by an increase in the average balance of securities of $3.5 million. Details are contained in the tables at pages __.

         Interest Expense. Interest expense increased $244,000 to $5.4 million for the six months ended June 30, 2001. The increase in interest expense was due to a $6.9 million increase in the average balance of interest-bearing liabilities along with an 8 basis point increase in the average cost of interest-bearing liabilities to 4.37%. The $6.9 million increase in the average balance of interest-bearing liabilities was primarily due to increased deposits of $ 5.9 million and increased average borrowings of $1.0 million. Details are contained in the tables at pages __.

         Provision for Losses on Loans. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimates of the losses inherent in the portfolio, based on:

o    historical experience;
o    volume;
o    type of lending conducted by PHS Bancorp;
o    industry standards;
o    the level and status of past due and  non-performing  loans;
o    the general economic conditions in PHS Bancorp's lending area; and
o    other factors affecting the collectibility of the loans in its portfolio.

See the Table on page 74 which shows how the level of our allowance for loan losses compares with our historical loss experience.

For the six months ended June 30, 2001, the provision for loan losses decreased $15,000 to $240,000 from $255,000 for the comparable 2000 period. Decreases in non-performing loans precipitated the decrease in the provision for loan losses. At June 30, 2001 , non-performing loans decreased $152,000 to $513,000 from $665,000 at December 31, 2000. See "Business of Peoples Home Savings -- Allowance for Loan Losses and -- Non-Performing Loans and Problem Assets."


         Non-interest Income. Total non-interest income increased $117,000 to $496,000 for the six months ended June 30, 2001, from $379,000 for the six months ended June 30, 2000. This increase was primarily due to investment security gains of $58,000 in 2001 coupled with increased service charges on deposit accounts of $40,000, due to an increase in the number of transaction accounts. The investment securities gains were the result of sales of mortgage-backed securities which had higher coupon rates. These securities tend to repay much faster during periods of lower interest rates and management felt that selling these securities was the most beneficial course of action.

         Non-interest Expense. Non-interest expense increased $126,000 to $3,105,000 for the six months ended June 30, 2001, from $2,979,000 for the six months ended June 30, 2000. This increase was primarily due to increases in compensation and employee benefits and occupancy and equipment costs of $18,000 and $104,000 for the six months ended June 30, 2001. The increase in occupancy and equipment costs was primarily due to technology and equipment improvements. Data processing costs decreased $53,000 to $104,000 for the six months ended June 30, 2001, from $157,000 for the six months ended June 30, 2000 while other expenses increased $56,000 to $695,000 for the six months ended June 30, 2001 from $639,000 for the six months ended June 30, 2000. These changes were primarily due to PHS Bancorp's internally performing some data processing that was previously outsourced.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

         General. Net income for the year ended December 31, 2000 increased by $314,000 to $2,172,000, from $1,858,000 for the year ended December 31, 1999.
This increase was primarily due to increases in net interest income of $359,000 and non-interest income of $90,000 along with a decrease in non-interest expense of $94,000. These increases to net income were partially offset by increases in loan loss and income tax provisions of $145,000 and $84,000, respectively.

         Net Interest Income. Reported net interest income increased $ 359,000 or 4.4% for the year ended December 31, 2000. Net interest income on a tax equivalent basis increased by $374,000 or 4.3% in a period when both average interest earning assets and average interest-bearing liabilities increased (increased $11.1 million and $11.3 million, respectively). The increase in average interest-earning assets of $11.1 million was primarily due to increases of $14.9 in average loans partially offset by a decrease in average investment and mortgage-backed securities of $3.9 million. PHS Bancorp's net interest rate spread decreased 1basis point (with 100 basis points being equal to 1%) to 3.14% for the year ended December 31, 2000. Due to the volume of obligations of state and political subdivision in PHS Bancorp's investment portfolio, net interest income and interest income are presented on a tax equivalent basis. See "-- Average Balance Sheets and Interest Analysis" on page __ and "-- Rate/Volume Analysis" on page __.

         Interest Income. Interest income on a fully tax equivalent basis totaled $19.6 million for the year ended December 31, 2000, an increase of $1.6 million or 8.5% over the total of $18.0 million for the year ended December 31, 1999. This increase was mainly due to an increase in PHS Bancorp's average interest-earning assets of $11.1 million for the year ended December 31, 2000. Interest earned on loans increased $1.3 million or 14.3%, in 2000. The increase was due to a $14.9 million increase in the average balance of loans along with a 6 basis point increase in the yield earned. Interest earned on investment and mortgage-backed securities (including securities held for sale) increased $259,000 or 2.9%, in 2000. The increase was due to a 38 basis point increase in the yield earned partially offset by a $3.9 million decrease in the average balance of investment and mortgage-backed securities.

         Interest Expense. Interest expense increased $1.1 million to $10.4 million for the year ended December 31, 2000. The increase in interest expense was due to an $11.3 million increase in the average balance of interest-bearing liabilities due to increased average deposits and borrowings of $10.1 and $1.2 million, respectively along with a 29 basis point increase in the average cost of interest-bearing liabilities.


         Provision for Losses on Loans. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that represents management's best estimates of the losses inherent in the portfolio, based on:

o    historical experience;
o    volume;
o    type of lending conducted by PHS Bancorp;
o    industry standards;
o    the level and status of past due and non-performing loans;
o    the general economic conditions in PHS Bancorp's lending area; and
o    other factors affecting the collectibility of the loans in its portfolio.

         See the Table on page 74 which shows how the level of our allowance for loan losses compares with our historical loss experience.

For the year ended December 31, 2000, the provision for loan losses increased $145,000 to $555,000 compared to $410,000 for the comparable 1999 period. The allowance for loan losses at December 31, 2000 increased $95,000 to $1,145,000 from $1,360,000 at December 31, 1999. The increase in the provision for loan losses was precipitated by higher net charge-offs, increase non-performing loans and increased consumer loans. Non-performing loans increased $168,000 to $665,000 from $497,000 at December 31, 1999. Consumer loans also increased in the aggregate to approximately $5.1 million from December 31, 1999. Additionally, for the year ended December 31, 2000 net loan charge-off increased 23,000 to $460,000 from $337,000 for the comparable 1999 period. See "Business of Peoples Home Savings -- Allowance for Loan Losses and -- Non-Performing Loans and Problem Assets."


         Non-interest Income. Non-interest income increased $90,000 to $854,000 for the year ended December 31, 2000, from $764,000 for the year ended December 31, 1999. This increase was primarily due to increased service charges on deposit accounts of $87,000, due to increases in fees which commenced in the third quarter of 1999 coupled with an increase in the number of transaction accounts.

         Non-interest Expense. Non-interest expense decreased $94,000 to $6.0 million for the year ended December 31, 2000, from $6.1 million for the year ended December 31, 1999. This decrease was primarily due to decreases in deposit insurance premiums of $67,000 for the year ended December 31, 2000. The decrease in deposit insurance premiums was due to the Federal Deposit Insurance Corporation's assessment rate change in January 2000.

         Income Tax Expense. Income tax expense increased $84,000 to $714,000 for the year ended December 31, 2000, from $630,000 for the year ended December 31, 1999.

Impact of Inflation and Changing Prices.

         The consolidated financial statements and accompanying notes presented elsewhere in this prospectus have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or, to the same extent, as prices of goods and services.

                     Business of PHSB Financial Corporation

         After the conversion, we will own all of the stock of Peoples Home Savings. We have not yet engaged in any significant business. Before the conversion, we will not transact any material business. We will invest our initial capital as discussed in the "Use of Proceeds" section. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for such activities. Initially, we will not maintain offices separate from those of Peoples Home Savings or employ any persons other than their officers. Our officers will not be separately compensated for their service.

                        Business of Peoples Home Savings

General

         We offer a broad range of deposits and loan products to individuals, families and small businesses in our market area of Beaver and Lawrence Counties, Pennsylvania. The loan products we offer are traditional mortgage loan products, commercial business loans, and consumer loans, which primarily consist of automobile loans. In addition, Peoples Home Savings has offered telephone banking since 1998 and internet banking services since 2000. The internet banking services include disclosure of account balances, transferring money between accounts and bill paying.

         We attract deposits from the general public and use these deposits primarily to originate loans and to purchase investment securities. The principal sources of funds for our lending and investing activities are deposits, Federal Home Loan Bank advances, the repayment and maturity of loans and sale, maturity, and call of securities. The principal sources of our income is interest on loans and investment securities. The principal expense is interest paid on deposits and Federal Home Loan Bank advances.

Market Area and Competition

         We are one of the many financial institutions servicing our market area which consists of the counties of Beaver, Lawrence, Allegheny and Butler, Pennsylvania. The competition for deposit products comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, and multi-state regional banks in our market area. Deposit competition also includes a number of insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. Loan competition varies depending upon market conditions and comes from other insured financial institutions such as commercial banks, thrift institutions, credit unions, multi-state regional banks, and mortgage bankers.

Lending Activities


         General. We primarily originate one- to- four family residential real estate loans, and automobile loans, as well as commercial business loans, commercial real estate loans, and other consumer loans. Consumer loans consist primarily of direct and indirect automobile loans, home equity loans and lines of credit, and other consumer purpose loans. Our commercial real estate loans consist primarily of mortgage loans secured by small commercial office/retail space, warehouses and small and medium sized apartment buildings.

         Loan Portfolio Composition. The following table present the composition of our loan portfolio by loan category at the dates indicated.

                                                                               At December 31,
                         At June 30,  --------------------------------------------------------------------------------------------
                           2001              2000               1999               1998               1997              1996
                    ----------------  ------------------  -----------------  -----------------  ----------------   ----------------
                        $        %        $         %         $       %         $         %         $        %        $        %
                    --------   -----  --------    ------  --------  -----    -------    -----    ------    -----   ------    -----
                                                                            (Dollars in Thousands)
Mortgage loans:
  One-to-four
    Family (1)..... $ 60,351    46.42% $ 57,999    44.58% $ 53,184   44.62% $ 49,084    48.88% $ 45,108    44.94% $41,279    42.93%
                    --------   ------  --------   ------  --------  ------  --------   ------  --------   ------  -------   ------
  Multi-family ....      273      .21       308      .24       388     .33       554      .55       217      .22      353      .37
  Construction.....    2,193     1.69     1,778     1.37     1,614    1.36       326      .32       304      .30      150      .16
  Commercial.......      411      .31       481      .37       541     .45       941      .94     1,378     1.37    1,573     1.64
                    --------   ------  --------   ------  --------  ------  --------   ------  --------   ------  -------   ------
  tal Mortgage
  loans............   63,228    48.63    60,566    46.56    55,727   46.76    50,905    50.69    47,007    46.83   43,355    45.10
Commercial loans...   10,266     7.89     9,815     7.54     4,728    3.97     3,617     3.60     2,464     2.46    1,967     2.04
Consumer loans:
  Automobile.......   44,500    34.23    48,361    37.18    48,026   40.29    36,618    36.47    39,569    39.42   39,215    40.79
  Consumer credit
    line...........    6,007     4.62     6,130     4.71     5,547    4.65     5,288     5.27     5,468     5.45    5,250     5.46
  Other(2).........    6,016     4.63     5,216     4.01     5,161    4.33     3,990     3.97     5,859     5.84    6,352     6.61
                    --------   ------  --------   ------  --------  ------  --------   ------  --------   ------  -------   ------
  Total Consumer
  loans............   56,523    43.48    59,707    45.90    58,734   49.27    45,896    45.71    50,896    50.71   50,817    52.86
Lease financing
  receivables......        -       -          -        -         -       -          -       -         -        -        4        -
                    --------   ------  --------   ------  --------  ------  --------   ------  --------   ------  -------   ------
    Total loans....  130,017  100.00%   130,088  100.00%   119,189  100.00%   100,418  100.00%  100,367   100.00%  96,143   100.00%
                              ======             ======             ======             ======             ======            ======
Less:
  Loans in process.    2,378              1,204                707               219                370               105
  Deferred loan
    fees...........   (1,506)            (1,588)            (1,623)           (1,002)            (1,088)           (1,169)
  Allowance for
    losses on
    loans..........    1,453              1,455              1,360             1,287              1,394             1,434
                    --------           --------           --------           -------            -------           -------
    Total loans,
      net.......... $127,692           $129,017           $118,745           $99,914            $99,691           $95,773
                    ========           ========           ========           =======            =======           =======

--------------------

(1)  Includes home equity and junior lien mortgage loans.
(2) Consists primarily of student loans held for sale and secured and unsecured personal loans.

         Loan Maturity Tables. The following table sets forth the maturity of PHS Bancorp's loan portfolio at June 30, 2001. The table does not include prepayments or scheduled principal repayments. Prepayments and scheduled principal repayments on loans totaled $27.9 million for the period ended June 30, 2001. Adjustable-rate mortgage loans are shown as maturing based on contractual maturities.


                              Due        Due after
                             within      1 through        Due after
                             1 year       5 years          5 years       Total
                             ------       -------          -------       -----
                                               (In Thousands)
One- to- four family......  $    69        $ 7,099        $ 55,376     $ 62,544
Other mortgage loans......        -            279             405          684
Commercial................      346          5,536           4,384       10,266
Consumer..................    6,530         35,178          14,815       56,523
                            -------       --------        --------     --------
Total.....................  $ 6,945       $ 48,092        $ 74,980     $130,017
                            =======       ========        ========     ========

         The following table sets forth as of June 30, 2001, the dollar amount of all loans due after June 30, 2002, based upon fixed rates of interest or floating or adjustable interest rates.


                                                    Floating or
                              Fixed Rates       Adjustable Rates      Total
                              -----------       ----------------      -----
                                                  (In Thousands)

One- to- four family.........   $ 61,029            $ 1,446          $ 62,475
Other mortgage loans.........        684                  -               684
Commercial...................      7,520              2,400             9,920
Consumer.....................     49,993                  -            49,993
                                 -------            -------          --------
    Total....................   $119,226            $ 3,846         $ 123,072
                                ========           ========          ========

         One- to- Four Family Loans. We originate one- to- four family loans with fixed rates of interest for terms of 15 to 30 years and also offer a one-year adjustable rate loan with an interest rate indexed to the one-year Treasury, with a cap on interest rate increases of 2% per year and 6% over the life of the loan. The original contractual loan repayment period on residential mortgage loans generally averages 20 years. However, the average life based upon our experience has been approxi mately 10 to 12 years.

         Pursuant to underwriting guidelines adopted by the Board of Directors, our maximum loan to value ratio is 95% of the lower of sales price or appraised value. Private mortgage insurance must be obtained on all residential loans for which loan-to-value ratios exceed 80%. Property appraisals on the real estate and improvements securing single-family residential loans are made by a qualified independ-ent appraiser approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. We obtain title insurance policies on all first mortgage real estate loans originated.

         The majority of our one- to- four family residential loans are underwritten in accordance with the Freddie Mac and Fannie Mae guidelines to facilitate their sale in the secondary market (although we usually retain residential mortgages for portfolio). Substantially all of our residential mortgages include "due on sale" clauses, which are provisions giving us the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Included in our one- to- four family loan portfolio are home equity loans and second mortgage loans. Home equity and second mortgage loans are generally fixed rate with interest rates based on market rates. In most instances, we hold the first lien on a second mortgage. At June 30, 2001, such loans totaled $20.8 million, or 34% of our one- to- four family portfolio.

         Multi-Family Residential Real Estate. Multi-family residential real estate loans are permanent loans primarily secured by apartment buildings. Multi-family residential real estate loans can be originated in amounts up to 75% of the appraised value of the mortgaged property. We make both adjustable and fixed-rate multi-family residential real estate loans. The adjustable rate loans have terms of up to 15 years, the rate of interest is tied to the Wall Street Journal prime rate.

         Construction. We will occasionally originate loans to finance the construction of one- to four-family residences. Constructions loans typically are originated directly to the owners of pre-sold single-family houses that are being built, and generally convert to a permanent loan upon completion of construction. Construction loans require payment of interest only during the construction period and are offered at rates comparable to our one- to four-family permanent mortgage loan rates.

         Commercial Real Estate. Commercial real estate loans are permanent loans secured by improved property such as office buildings, retail stores, and other non-residential buildings. Essentially all originated commercial real estate loans are within our market area. Commercial real estate loans can be originated in amounts up to 75% of the appraised value of the mortgaged property. We make both adjustable and fixed-rate commercial real estate loans. Commercial real estate loans are primarily adjustable rate loans with terms of up to 15 years, with the rate tied to the Wall Street Journal prime rate.


         Commercial Loans. Commercial business loans generally are deemed to entail significantly greater risk than that which is involved with real estate lending. The repayment of commercial business loans typically is dependent on the successful operations and income stream of the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         Commercial business loans are generally provided to various types of closely-held businesses located principally in our primary market area. Our business loans may be structured as term loans or as revolving lines of credit. Commercial business loans generally have terms of seven years or less and interest rates which are fixed or float in accordance with the prime rate. Commercial business loans generally are secured by equipment, machinery or other corporate assets and we generally obtain personal guarantees from the principals of the borrower.

         Consumer Loans. Consumer loans primarily consist of indirect automobile loans. Indirect automobile loans are generally originated with terms of up to 6 years depending on the age of the automobiles. Indirect automobile loans are underwritten by us and a fee is remitted to the automobile dealer upon the successful underwriting and closing of the loan. The fee is rebated to us, on a pro rata basis, if the loan is repaid within the first six months. We generally do not have recourse against the automobile dealer in the event of a default by the borrower. Each indirect auto loan is originated in accordance with our underwriting standards and procedures, which are intended to assess the applicant's ability to repay the amounts due on the loan and the adequacy of the financed vehicle as collateral. Indirect automobile loans are secured by the new or used automobile. Loans secured by assets that depreciate rapidly, such as automobiles, are generally considered to entail greater risks than one-to four-family residential loans.

         Our other consumer loans include credit card loans, student loans, and secured and unsecured personal loans. Secured consumer loans are generally collateralized by secondary liens on real estate. Unsecured consumer loans are only made up to $20,000.

         Loan Solicitation and Processing. Our primary source of mortgage loan applications is referrals from existing or past customers. We also solicit loan applications from real estate brokers, contractors, and call-ins and walk-ins to our offices. We advertise in local newspapers for first mortgage and home equity loans.

         Upon receipt of any loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser. In connection with the loan approval process, the Bank's loan officers analyze the loan applications and the property involved. All residential, home equity, multi-family, construction and commercial real estate loans are processed at our main office by our loan servicing department. The Board of Directors approves all loans over $50,000.

         Loan applicants are promptly notified of our decision by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged by us, tax escrow and the notice of requirement of insurance coverage to be maintained to protect our interest. We require title insurance on first mortgage loans and fire and casualty insurance on all properties securing loans, which insurance must be maintained during the entire term of the loan.

         Loan Commitments. We generally grant commitments to fund fixed-rate single-family mortgage loans for periods of up to 90 days at a specified term and interest rate. At June 30, 2001, total aggregate commitments to extend credit were $22.5 million.

Non-performing Loans and Problem Assets

         Loan Delinquencies. When a mortgage loan becomes 15 days past due, a notice of nonpay ment is sent to the borrower. If such payment is not received within 15 days after the initial notice has been sent, an additional notice of nonpayment is sent to the borrower. After 60 days, if payment is still delinquent, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, foreclosure proceedings will be initiated. The customer will be notified when foreclosure is commenced.

         Loans are reviewed on a monthly basis and are placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

         Non-performing Assets. The following table sets forth information regarding nonaccrual loans and non-performing loans, as of the dates indicated. We have no loans categorized as troubled debt restructurings within the meaning of the Statement of Financial Accounting Standards ("SFAS") 15 and no impaired loans within the meaning of SFAS 114, as amended by SFAS 118. Interest income that would have been recorded on loans accounted for on a nonaccrual basis under the original terms of such loans was $23,000 and $66,000 for the six months ended June 30, 2001 and year ended December 31, 2000, respectively. Of such amounts $5,000 and $30,000 were collected for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively.


                                                 At June 30,                At December 31,
                                                --------------    -------------------------------------
                                                2001      2000      1999      1998      1997      1996
                                                ----      ----      ----      ----      ----      ----
                                                               (Dollars in Thousands)
Loans accounted for on a non-accrual basis:
   Mortgage loans:
      One- to -four family                    $  143    $  201    $  214    $  204    $  347    $  769
      All other mortgage loans                    --        --        --        --        --        --
    Non-mortgage loans:
      Commercial                                 136       206        --        20        33        17
      Consumer                                   149       175       210       168       377       367
                                              ------    ------    ------    ------    ------    ------
Total                                         $  428    $  582    $  424    $  392    $  757    $1,153
                                              ======    ======    ======    ======    ======    ======
Accruing loans which are contractually
past due 90 days or more:
   Mortgage loans:
      One- to -four family                    $   --    $   --    $   --    $   10    $   61    $   65
      All other mortgage loans                    --        --        --        --        --        --
   Non-mortgage loans:
      Commercial                                  --        --        --        --        --        --
      Consumer                                    85        83        73       125        52        65
                                              ------    ------    ------    ------    ------    ------
   Total                                      $   85    $   83    $   73    $  135    $  113    $  130
                                              ======    ======    ======    ======    ======    ======
Total non-performing loans                    $  513    $  665    $  497    $  527    $  870    $1,283
Real estate owned                             $   --    $   --    $   --    $   --    $   33    $   42
                                              ======    ======    ======    ======    ======    ======
Total non-performing assets                   $  513    $  665    $  497    $  527    $  903    $1,325
                                              ======    ======    ======    ======    ======    ======
Total non-performing loans to total loans       0.39%     0.51%     0.42%     0.52%     0.87%     1.33%
                                              ======    ======    ======    ======    ======    ======
Total non-performing loans to total assets      0.18%     0.25%     0.19%     0.22%     0.40%     0.63%
                                              ======    ======    ======    ======    ======    ======


         Classified Assets. Management, in compliance with regulatory guidelines, has instituted an internal loan review program whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation allowance for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, an allowance equal to 100% of the loan balance is required to be established or the loan is to be charged-off. This allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets.

         An asset is considered substandard if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a loss allowance is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management. In addition, each loan that exceeds $500,000 and each group of loans to one borrower that exceeds $500,000 is monitored more closely due to the potentially greater losses from such loans.

         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. At June 30, 2001 the classified assets were (in Thousands):


                 Special mention...............      $  499
                 Substandard...................         596
                 Doubtful......................          32
                 Loss..........................          --
                                                     ------
                      Total....................      $1,127
                                                     ======

         Allowance for Loan Losses. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility of interest and principal may not be reasonably assured, considers our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. See "Management's Discussion and Analysis Of Financial Condition and Results of Operations - Comparison of Operating Results for the Six Months Ended June 30, 2001 and June 30, 2000 - Provision for Loan Losses" and "-- -Comparison of Operating Results for the Years Ended December 31, 2000 and 1999 -Provision for Loan Losses".

         The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed in respect to the losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The historical loss experience model that is used to establish the loan loss factors for problem graded loans is designed to be self-correcting by taking into account our recent loss experience. Similarly, by basing the past graded loss factors on historical loss experience, the methodology is further designed to take our recent loss experience into account.

Pooled loan loss factors are adjusted quarterly, if necessary, based upon the level of net charge-offs expected by management. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgment, significant conditions which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that becomes available.

The allowance also incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosure related to impaired loans. A loan is considered impaired when we determine that it is probable that we will be unable to collect all amounts due according to the original contractual terms of the loan agreement. Impairment is measured by the difference between the recorded investment in the loan (including accrued interest, net deferred loan fees or costs and amortized premium or discount) and the estimated present value of the collateral, if the loan is collateral dependent. Impairment is recognized by adjusting an allocation of the existing allowance for loan losses . See Note __ to the Notes to the Consolidated Statements.

         The allowance for loan losses is maintained at a level that represents management's best estimates of losses in the loan portfolio at the balance sheet date that were both probable and reasonable. However, there can be no assurance that the allowance for losses will be adequate to cover losses which may be realized in the future and that additional provisions for losses will not be required.

                  The following table sets forth information with respect to our allowance for loan losses at or for the periods ended on the dates indicated:

                                                                                          At December 31,
                                                         At June 30,       --------------------------------------------
                                                     2001        2000        1999        1998        1997        1996
                                                   --------    --------    --------    --------    --------    --------
                                                                           (Dollars in Thousands)
Total loans outstanding .........................  $130,017    $130,088    $119,189    $100,418    $100,367    $ 96,143
                                                   ========    ========    ========    ========    ========    ========
Average loans outstanding .......................  $128,981    $125,964    $111,050    $ 99,253    $ 99,594    $ 92,834
                                                   ========    ========    ========    ========    ========    ========
Allowance balance (at beginning of period) ......  $  1,455    $  1,360    $  1,287    $  1,394    $  1,434    $  1,274
Provision for loan losses .......................       240         555         410         365         555         455
Charge-offs:
  Mortgage loans (except
    commercial) .................................         -           8          15          23         119          12
  Commercial mortgages ..........................         -           -           -           -           -          21
  Commercial ....................................         -           -           -           9           -           4
  Consumer ......................................       264         503         373         495         533         270
                                                   --------    --------    --------    --------    --------    --------
     Sub-total ..................................       264         511         388         527         652         307
                                                   --------    --------    --------    --------    --------    --------
Recoveries
   Mortgage loans (except commercial) ...........         -           1           1          12           8           1
   Commercial mortgage loans ....................         -           -           -           -           6           -
   Commercial ...................................         -           -           -           -           -           -
   Consumer .....................................        22          50          50          43          43          11
                                                   --------    --------    --------    --------    --------    --------
     Sub-total ..................................        22          51          51          55          57          12
                                                   --------    --------    --------    --------    --------    --------
Net loans charged-off ...........................       242         460         337         472         595         295
                                                   --------    --------    --------    --------    --------    --------
Allowance balance, at end of period .............  $  1,453    $  1,455    $  1,360    $  1,287    $  1,394    $  1,434
                                                   ========    ========    ========    ========    ========    ========
Allowance for loan losses as a percent
  of total loans outstanding ....................      1.12%       1.12%       1.14%       1.28%       1.39%       1.49%
                                                   ========    ========    ========    ========    ========    ========
Net loans charged-off as a percent of
  average loans outstanding .....................      0.19%       0.37%       0.30%       0.48%       0.60%       0.32%
                                                   ========    ========    ========    ========    ========    ========

       Allocation of Allowance for Loan Losses. The following table sets forth the allocation of our allowance for loan losses by loan category and the percent of loans in each category to total loans receivable, net, at the dates indicated. The portion of the loan loss allowance allocated to each loan category does not represent the total available for future losses which may occur within the loan category since the total loan loss allowance is a valuation allowance applicable to the entire loan portfolio.

                       At June 30,                                          At December 31,
                   -------------------  ------------------------------------------------------------------------------
                           2001              2000               1999               1998              1997               1996
                   -------------------  -----------------  ----------------- ----------------- -------------------  ----------------
                               % of               % of               % of              % of               % of                % of
                             loans in           loans in           loans in          loans in           loans in            loans in
                               each               each               each              each               each                each
                             category           category           category          category           category            category
                             to total           to total           to total          to total           to total            to total
                     Amount   loans     Amount   loans     Amount   loans    Amount   loans     Amount   loans      Amount   loans
                     ------  ---------  ------  ---------  ------  --------- ------  ---------  ------  ---------   ------  --------
                                                                (Dollars in Thousands)
Mortgage
  loans..........   $   259     48.63%   $  260    46.56%   $  266    46.76%  $  285    50.69%   $  397   46.83%    $  462   45.10%
Commercial
  loans and
  lease
  financing
  receivables......     227      7.90       197     7.54       122      3.97      72     3.60        71     2.46        61     2.04
Consumer loans.....     967     43.47       998    45.90       972     49.27     930    45.71       926    50.71       911    52.86
                      -----    ------     -----   ------     -----    ------   -----   ------     -----   ------     -----   ------
                    $ 1,453    100.00%   $1,455   100.00%   $1,360   100.00%  $1,287   100.00%   $1,394   100.00%   $1,434   100.00%
                     ======    ======     =====   ======     =====   ======    =====   ======     =====   ======     =====   ======


Investment Activities

         Peoples Home Savings is required under federal regulation to maintain a sufficient level of liquid assets (including specified short-term securities and certain other investments), as determined by management and defined and reviewed for adequacy by the Federal Deposit Insurance Corporation during its regular examinations. The Federal Deposit Insurance Corporation, however, does not prescribe by regulation a minimum amount or percentage of liquid assets. The level of liquid assets varies depending upon several factors, including:


o    the yields on investment alternatives;

o management's judgment as to the attractiveness of the yields then available in relation to other opportunities;

o    expectation of future yield levels; and

o management's projections as to the short-term demand for funds to be used in loan origination and other activities.

         Investment securities, including mortgage-backed securities, are classified at the time of purchase, based upon management's intentions and abilities, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount, which are computed using the level yield method and recognized as adjustments of interest income. All other debt securities are classified as available for sale to serve principally as a source of liquidity. At June 30, 2001, we had no securities of a single issuer, excluding U.S. government and agency securities, that exceeded 10% of stockholder's equity.


         Current regulatory and accounting guidelines regarding investment securities (including mortgage backed securities) require us to categorize securities as "held to maturity," "available for sale" or "trading." As of June 30, 2001, we had securities classified as "held to maturity" and "available for sale" in the amount of $52.7 million and $83.7 million, respectively and had no securities classified as "trading." Securities classified as "available for sale" are reported for financial reporting purposes at the fair market value with net changes in the market value from period to period included as a separate component of stockholders' equity, net of income taxes. At June 30, 2001, our securities available for sale had an amortized cost of $82.9 million and market value of $83.7 million. The changes in market value in our available for sale portfolio reflect normal market conditions and vary, either positively or negatively, based primarily on changes in general levels of market interest rates relative to the yields of the portfolio. Additionally, changes in the market value of securities available for sale do not affect our income nor does it affect Peoples Home Savings' regulatory capital requirements or its loan-to-one borrower limit.

         At June 30, 2001, PHS Bancorp's investment portfolio policy allowed investments in instruments such as:


o    U.S. Treasury obligations;
o    U.S. federal agency or federally sponsored agency obligations;
o    municipal obligations;
o    mortgage-backed securities;
o    banker's acceptances;
o    certificates of deposit;
o    investment grade corporate bonds and commercial paper;
o    real estate mortgage investment conduits; and
o    equity securities.


The Board of Directors may authorize additional investments.

         As a source of liquidity and to supplement our lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors, like us. The quasi-governmental agencies, which include Ginnie Mae, Freddie Mac, and Fannie Mae, guarantee the payment of principal and interest to investors.

         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages. Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties. Mortgage-backed securities issued by Ginnie Mae, Freddie Mac, and Fannie Mae make up a majority of the pass-through certificates market.

         PHS Bancorp also invests in mortgage-related securities, primarily collateralized mortgage obligations, issued or sponsored by Ginnie Mae, Freddie Mac, and Fannie Mae, as well as private issuers. Collateralized mortgage obligations are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of collateralized mortgage obligations securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage backed securities as opposed to pass through mortgage backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage backed-securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Collateralized mortgage obligations attempt to moderate reinvestment risk associated with conventional mortgage-backed securities resulting from unexpected prepayment activity.

Investment and Mortgage-Backed Securities Portfolio

         The following tables sets forth the carrying value of our investment securities held to maturity, securities available for sale, Federal Home Loan Bank stock, and interest-bearing deposits and overnight investments at the dates indicated.

                                                                 At June 30,                   At December 31,
                                                                 -----------       ----------------------------------------
                                                                     2001            2000           1999             1998
                                                                   --------        --------       --------         --------
                                                                                     (In Thousands)
Investment and mortgage-backed
securities held to maturity:
  U.S. Government agency securities.........................       $ 15,481        $ 15,221       $ 12,554         $ 13,927
  Corporate obligations.....................................              -               -              -            2,981
  Obligations of states and political
     subdivisions...........................................          2,556           2,555          2,986            1,238
  Mortgage-backed securities................................         34,620          38,780         44,141           48,287
                                                                    -------         -------        -------          -------
     Total investment and mortgage-backed securities........         52,657          56,556         59,681           66,433
  Interest-bearing deposits.................................          7,562           5,094         11,417            9,332
  Federal Home Loan Bank stock..............................          2,615           2,615          2,615            1,545
                                                                    -------         -------        -------          -------
     Total investments......................................        $62,834         $64,265        $73,713          $77,310
                                                                    =======         =======        =======          =======

                                                                  At June 30,                   At December 31,
                                                                 ------------   --------------------------------------------
                                                                     2001          2000             1999             1998
                                                                  ----------    ---------         --------         ---------
                                                                                      (In Thousands)
Investment and mortgage-backed
securities available for sale:
  U.S. Government treasury securities.......................        $ 1,021       $ 2,005          $ 4,959          $ 9,132
  U.S. Government agency securities.........................          7,041         7,035            6,000                -
  Real estate mortgage investment conduits..................             40            45               59              102
  Obligations of states and political
    subdivisions............................................         14,674        15,622           16,577           15,963
  Equity Securities.........................................             61           107                -                -
  Mortgage-backed securities................................         60,831        38,415           37,426           32,878
                                                                    -------       -------          -------          -------
     Total..................................................        $83,668       $63,229          $65,021          $58,075
                                                                    =======       =======          =======          =======

         Investment and Mortgage-Backed Securities Maturities

         The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of our investment and mortgage-backed securities portfolio at June 30, 2001. The table does not include interest-bearing deposits or Federal Home Loan Bank stock and does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.


                                                                                        More than          Total Investment and
                         One Year or Less    One to Five Years   Five to Ten Years      Ten Years       Mortgage-backed Securities
                        ------------------  ------------------  ------------------  ----------------- ------------------------------
                        Carrying  Average   Carrying  Average   Carrying  Average   Carrying Average    Carrying  Average    Market
                         Value    Yield(1)   Value    Yield(1)   Value    Yield(1)    Value  Yield(1)    Value    Yield(1)   Value
                         -----    --------   -----    --------   -----    --------    -----  --------    -----    --------   -----
                                                              (Dollars in Thousands)
Held to Maturity:
U.S. Government
  agency
  securities..........  $ 6,999     5.30%   $ 4,975     6.02%    $3,507    4.66%   $    --       --%  $ 15,481     5.39%   $ 15,737
Obligations of
  states and
  political
  subdivisions........      292     8.71          -        -        245    7.58       2,019    7.73      2,556     7.83       2,552
Mortgage-backed
  securities..........        -      -            -        -          -       -      34,620    6.92     34,620     6.92      34,536
                        -------     ----    -------     ----    -------    ----    --------    ----   --------     ----    --------
    Total.............  $ 7,291     5.44%   $ 4,975     6.02%   $ 3,752    4.85%   $ 36,639    6.96%  $ 52,657     6.51%   $ 52,825
                        =======     ====    =======     ====    =======    ====    ========    ====   ========     ====    ========

Available
for Sale:
U.S. Government
  treasury............  $    --       --%   $ 1,021     5.61%   $    --      --%   $     --      --%    $1,021     5.61%     $1,021
U.S. Government
  agency
  securities..........       --       --      1,060     7.29      5,981    5.16          --      --      7,041     5.48       7,041
Obligations of
  states and
  political
  subdivisions........    1,929     8.82      2,879     8.68        104    8.08       9,762    8.20     14,674     8.37      14,674
Real estate
  mortgage
  investment
  conduits............       --       --         --       --         --      --          40    4.83         40     4.83          40
Equity securities.....       61     3.76         --       --         --      --          --      --         61     3.76          61
Mortgage-backed
  securities..........        1     6.50         34     8.33      1,906    7.68      58,890    7.00     60,831     7.02      60,831
                        -------     ----    -------     ----    -------    ----    --------    ----   --------     ----    --------
    Total.............  $ 1,991     8.66%   $ 4,994     7.75%   $ 7,991    5.80%   $ 68,692    7.17%  $ 83,668     7.11%   $ 83,668
                        =======     ====    =======     ====    =======    ====    ========    ====   ========     ====    ========

(1) Average yields on tax exempt obligations have been computed on a tax equivalent basis of 34%.

Sources of Funds

Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and maturities of investment and mortgage-backed securities and, to a much lesser extent, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions. Deposits. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate. The interest rates paid by us on deposits are set weekly at the direction of the Board of Directors. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements. At June 30, 2001, we had no brokered deposits. For further information, please refer to footnote ___ to our consolidated financial statements on page ___.

The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 2001.


                                                  Certificates
Maturity Period                                   of Deposits
---------------                                   -----------
                                                 (In Thousands)

Within three months                                  $ 1,213
Three through six months                               1,426
Six through twelve months                              3,558
Over twelve months                                     4,797
                                                     -------
                                                     $10,994
                                                     =======

Borrowings

We may obtain advances from the Federal Home Loan Bank of Pittsburgh to supplement our supply of lendable funds. Advances from the Federal Home Loan Bank of Pittsburgh are typically secured by a pledge of our stock in the Federal Home Loan Bank of Pittsburgh and a portion of our first mortgage loans and certain other assets. Each Federal Home Loan Bank credit program has its own interest rate, which may be fixed or variable, and range of maturities. If the need arises, we may also access the Federal Reserve Bank discount window to supplement our supply of lendable funds and to meet deposit withdrawal requirements.

The following table sets forth information concerning Federal Home Loan Bank advances during the periods indicated (includes both short- and long-term advances).


                                                  At or For the
                                                 Six Months Ended          At or For the Years
                                                     June 30,               Ended December 31,
                                                 ----------------   ----------------------------------
                                                     2001             2000         1999         1998
                                                 ----------------   --------     --------     --------
                                                                  (Dollars in Thousands)
FHLB advances:
  Average outstanding.........................         $44,941       $41,692      $39,829      $19,435
  Maximum amount outstanding at any
      month-end during the period.............          51,195        44,295       50,295       30,895
  Weighted average interest rate
     during the period........................           5.52%         5.77%        5.62%        5.89%
  Total FHLB advances at end of period........         $50,195       $36,195      $50,295      $30,895
  Weighted Period End Rate....................           5.45%         5.72%        5.62%        5.59%


Personnel

As of June 30, 2001 we had 73 full-time employees and 12 part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees is satisfactory.

Legal Proceedings


From time to time, we are a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans, and other issues incident to our business. There were no lawsuits pending or known to be contemplated against us at June 30, 2001 that would have a material effect on our financial condition, income, or operations.


Properties

         We operate from our main office, eight branch offices and an administrative office located in the counties of Beaver and Lawrence, Pennsylvania. All offices are owned except for one branch office. The lease has an initial term of 10 years, with a renewal option for additional years. We purchased property located in Center Township, Pennsylvania for the purpose of construction of a new branch office. We have obtained all necessary regulatory approvals related to the new branch and expect to open the branch in the fourth quarter of 2001.

Regulation

         Set forth below is a brief description of certain laws relating to the regulation of PHSB Financial and Peoples Home Savings after the proposed conversion. This description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of PHSB Financial

         General. Upon completion of the conversion, we will register as a bank holding company under the Bank Holding Company Act of 1956, as amended, and we will be subject to regulation and supervision by the Board of Governors of the Federal Reserve System and by the Pennsylvania Department of Banking. We will also be required to file annually a report of our operations with, and will be subject to examination by, the Federal Reserve and the Pennsylvania Department of Banking. This regulation and oversight is generally intended to ensure that we limit our activities to those allowed by law and that we operate in a safe and sound manner without endangering the financial health of our subsidiary bank.

         Under the Bank Holding Company Act, we must obtain the prior approval of the Federal Reserve before we may acquire control of another bank or bank holding company, merge or consolidate with another bank holding company, acquire all or substantially all of the assets of another bank or bank holding company, or acquire direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares.

         Federal statutes impose restrictions on the ability of a bank holding company and its nonbank subsidiaries to obtain extensions of credit from its subsidiary bank, on the subsidiary bank's investments in the stock or securities of the holding company, and on the subsidiary bank's taking of the holding company's stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services by the subsidiary bank.

         A bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the policy of the Federal Reserve that a bank holding company should stand ready to use available resources to provide adequate capital to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve to be an unsafe and unsound banking practice or a violation of the Federal Reserve regulations, or both.

         Non-Banking Activities. The business activities of PHSB Financial, as a bank holding company, are restricted by the Bank Holding Company Act. Under the Bank Holding Company Act and the Federal Reserve's bank holding company regulations, we may only engage in, or acquire or control voting securities or assets of a company engaged in,


o banking or managing or controlling banks and other subsidiaries authorized under the Bank Holding Company Act; and

o any Bank Holding Company Act activity the Federal Reserve has determined to be so closely related to banking or managing or controlling banks to be a proper incident thereto.

These include any incidental activities necessary to carry on those activities, as well as a lengthy list of activities that the Federal Reserve has determined to be so closely related to the business of banking.

         Financial Modernization. The Gramm-Leach-Bliley Act, which became effective in March 2000, permits greater affiliation among banks, securities firms, insurance companies, and other companies under a new type of financial services company known as a "financial holding company." A financial holding company essentially is a bank holding company with significantly expanded powers. Financial holding companies are authorized by statute to engage in a number of financial activities previously impermissible for bank holding companies, including securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; and merchant banking activities. The act also permits the Federal Reserve and the Treasury Department to authorize additional activities for financial holding companies if they are "financial in nature" or "incidental" to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized, well managed, and has at least a "satisfactory" CRA rating. A financial holding company must provide notice to the Federal Reserve within 30 days after commencing activities previously determined by statute or by the Federal Reserve and Department of the Treasury to be permissible. We have not submitted notice to the Federal Reserve of our intent to be deemed a financial holding company.

         Regulatory Capital Requirements. The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications to it under the Bank Holding Company Act. The Federal Reserve's capital adequacy guidelines are similar to those imposed on Peoples Home Savings by the Federal Deposit Insurance Corporation. See "Regulation of the Bank - Regulatory Capital Requirements."

         Restrictions on Dividends. The Pennsylvania Banking Code states, in part, that dividends may be declared and paid only out of accumulated net earnings and may not be declared or paid unless surplus (retained earnings) is at least equal to contributed capital. Peoples Home Savings has not declared or paid any dividends that have caused its retained earnings to be reduced below the amount required. Finally, dividends may not be declared or paid if the Bank is in default in payment of any assessment due the Federal Deposit Insurance Corporation.

         The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the federal prompt corrective action regulations, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

Regulation of Peoples Home Savings

         General. As a Pennsylvania chartered savings bank with deposits insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, Peoples Home Savings is subject to extensive regulation and examination by the Pennsylvania Department of Banking and by the Federal Deposit Insurance Corporation, which insures its deposits to the maximum extent permitted by law. The federal and state laws and regulations applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing Peoples Home Savings generally have been promulgated to protect depositors and not for the purpose of protecting stockholders. This regulatory structure also gives the federal and state banking agencies extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation or the United States Congress, could have a material impact on us and our operations.

         Federal law provides the federal banking regulators, including the Federal Deposit Insurance Corporation and the Federal Reserve, with substantial enforcement powers. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders, and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

         Pennsylvania Savings Bank Law. The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of trustees, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of Peoples Home Savings and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.


         The code also provides state-chartered savings banks with all of the powers enjoyed by federal savings and loan associations, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Corporation Act, however, prohibits a state-chartered bank from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless:

o the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Savings Association Insurance Fund; and

o    the bank meets all applicable capital requirements.


Accordingly, the additional operating authority provided to us by the code is significantly restricted by the Federal Deposit Insurance Act.

         Federal Deposit Insurance. The Federal Deposit Insurance Corporation is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The Federal Deposit Insurance Corporation administers two separate insurance funds, the Bank Insurance Fund, which generally insures commercial bank and state savings bank deposits, and the Savings Association Insurance Fund, which generally insures savings association deposits. Peoples Homes Savings, which was previously a state savings association, remains a member of the Savings Association Insurance Fund and its deposit accounts are insured by the Federal Deposit Insurance Corporation, up to prescribed limits.

         The Federal Deposit Insurance Corporation is authorized to establish separate annual deposit insurance assessment rates for members of the Bank Insurance Fund and the Savings Association Insurance Fund, and to increase assessment rates if it determines such increases are appropriate to maintain the reserves of either insurance fund. In addition, the Federal Deposit Insurance Corporation is authorized to levy emergency special assessments on Bank
Insurance Fund and Savings Association Insurance Fund members. The Federal Deposit Insurance Corporation's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. The Federal Deposit Insurance
Corporation has set the deposit insurance assessment rates for Savings Association Insurance Fund member institutions for the first six months of 2001 at 0% to .027% of insured deposits on an annualized basis, with the assessment rate for most institutions set at 0%.

         In addition, all institutions with deposits insured by the Federal Deposit Insurance Corporation are required to pay assessments to fund interest payments on bonds issued by the Financing Corporation, an agency of the Federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. The assessment rate for 2001 is approximately .019% of insured deposits. These assessments will continue until the Financing Corporation bonds mature in 2017.

         Regulatory Capital Requirements. The Federal Deposit Insurance Corporation has promulgated capital adequacy requirements for state-chartered banks that, like us, are not members of the Federal Reserve System. At June 30, 2001, we exceeded all regulatory capital requirements and were classified as "well capitalized."

         The Federal Deposit Insurance Corporation's capital regulations establish a minimum 3% Tier 1 leverage capital requirement for the most highly rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum Tier 1 leverage ratio for such other banks to 4% to 5% or more. Under the Federal Deposit Insurance Corporation's regulation, the highest-rated banks are those that the Federal Deposit Insurance Corporation determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Tier 1 or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain purchased mortgage servicing rights and purchased credit card relationships.

         The Federal Deposit Insurance Corporation's regulations also require that state-chartered, non-member banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital (which is defined as Tier 1 capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item. The components of Tier 1 capital for the risk-based standards are the same as those for the leverage capital requirement. The components of supplementary (Tier 2) capital include cumulative perpetual preferred stock, mandatory subordinated debt, perpetual subordinated debt, intermediate-term preferred stock, up to 45% of unrealized gains on equity securities and a bank's allowance for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of

1.25% of risk-weighted assets. Overall, the amount of supplementary capital that may be included in total capital is limited to 100% of Tier 1 capital.

         A bank that has less than the minimum leverage capital requirement is subject to various capital plan and activities restriction requirements. The Federal Deposit Insurance Corporation's regulations also provide that any insured depository institution with a ratio of Tier 1 capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and could be subject to potential termination of deposit insurance.

         We are also subject to minimum capital requirements imposed by the Pennsylvania Department of Banking on Pennsylvania-chartered depository institutions. Under the Pennsylvania Department of Banking's capital regulations, a Pennsylvania bank or savings bank must maintain a minimum leverage ratio of Tier 1 capital (as defined under the Federal Deposit Insurance Corporation's capital regulations) to total assets of 4%. In addition, the Pennsylvania Department of Banking has the supervisory discretion to require a higher leverage ratio for any institutions based on the institution's substandard performance in any of a number of areas. We were in compliance with both the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking capital requirements as of June 30, 2001.

         Affiliate Transaction Restrictions. Federal laws strictly limit the ability of banks to engage in transactions with their affiliates, including their bank holding companies. Such transactions between a subsidiary bank and its parent company or the nonbank subsidiaries of the bank holding company are limited to 10% of a bank subsidiary's capital and surplus and, with respect to such parent company and all such nonbank subsidiaries, to an aggregate of 20% of the bank subsidiary's capital and surplus. Further, loans and extensions of credit generally are required to be secured by eligible collateral in specified amounts. Federal law also requires that all transactions between a bank and its affiliates be on terms as favorable to the bank as transactions with non-affiliates.

         Federal Home Loan Bank System. We are a member of the Federal Home Loan Bank of Pittsburgh, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by member institutions and proceeds from the sale of consolidated obligations of the Federal Home Loan Bank system. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of trustees of the Federal Home Loan Bank.

         As a member, we are required to purchase and maintain stock in the Federal Home Loan Bank of Pittsburgh in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year or 5% of our outstanding advances from the Federal Home Loan Bank. At June 30, 2001, we were in compliance with this requirement.

         Federal Reserve System. The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking and NOW accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy the liquidity requirements that are imposed by the Department. At June 30, 2001, we met its reserve requirements.

         Loans to One Borrower. Under Pennsylvania and federal law, savings banks have, subject to certain exemptions, lending limits to one borrower in an amount equal to 15% of the institution's capital accounts. An institution's capital account includes the aggregate of all capital, surplus, undivided profits, capital securities and general reserves for loan losses. As of June 30, 2001, our loans-to-one borrower limitation was $4.4 million and we were in compliance with such limitation.

                                    Taxation

Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended, in the same general manner as other corporations. Prior to certain changes to the code in 1996, thrift institutions enjoyed a tax advantage over banks with respect to determining additions to its bad debt reserves. All thrift institutions, prior to 1996, were generally allowed a deduction for additions to a reserve for bad debts. In contrast, only "small banks," the average adjusted bases of all assets of such institution equals $500 million or less were allowed a similar deduction for additions to their bad debt reserves. In addition, while small banks were only allowed to use the experience method in determining their annual addition to a bad debt reserve, all thrift institutions generally enjoyed a choice between


o    the percentage of taxable income method; and

o the experience method, for determining the annual addition to their bad debt reserve.


This choice of methods provided a distinct advantage to thrift institutions that continually experienced little or no losses from bad debts, over small banks in a similar situation, because thrift institutions in comparison to small banks were generally allowed a greater tax deduction by using the percentage of taxable income method rather than the experience method to determine their deductible addition to their bad debt reserves.

         The code was revised in August 1996 to equalize the taxation of thrift institutions and banks, effective for taxable years beginning after 1995. All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debts. Now only thrift institutions that are treated as small banks under the code may continue to account for bad debts under the reserve method; however, such institutions may only use the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks may no longer use the reserve method to account for their bad debts but must now use the specific charge-off method.


         The revisions to the code in 1996 also provided that all thrift institutions must generally recapture any "applicable excess reserves" into their taxable income, over a six year period beginning in 1996; however, such recapture may be delayed up to two years if a thrift institution meets a residential-lending test. Generally, a thrift institution's applicable excess reserves equals the difference between

o the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996; and

o the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988, the pre-1988 reserves.

         Peoples Home Savings does not have excess reserves for which recapture income was required to be reported in its federal income tax return for calendar year 1996 and future years. See note 11 to our consolidated financial statements.


         In addition, all thrift institutions must continue to keep track of their pre-1988 reserves because this amount remains subject to recapture in the future under the Code. A thrift institution such as Peoples Home Savings, would generally be required to recapture into its taxable income its pre-1988 reserves in the case of certain excess distributions to, and redemptions of Peoples Homes Savings stockholders and in the case of a reduction in Peoples Homes Savings outstanding loans when comparing loans currently outstanding to loans outstanding at the end of the base year. For taxable years after 1995,Peoples Homes Savings will continue to account for its bad debts under the reserve method. The balance of Peoples Homes Savings pre-1988 reserves equaled $2.5 million.

         PHSB Financial Corporation may exclude from its income 100% of dividends received from Peoples Home Savings a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         The federal income tax returns of PHS Bancorp for the last five tax years have not been audited by the IRS.

State Taxation

         Peoples Home Savings is subject to the Mutual Thrift Institutions Tax of the Commonwealth of Pennsylvania based on its financial net income determined in accordance with generally accepted accounting principles with certain adjustments. Peoples Home Savings' tax rate under the Mutual Thrift Institution Tax is 11.5%. Interest on state and federal obligations is excluded from net income. An allocable portion of net interest expense incurred to carry the obligations is disallowed as a deduction. Three year carryforwards of losses are allowed.

         Upon consummation of the conversion, PHSB Financial Corporation will also be subject to the Corporate Net Income Tax and the Capital Stock Tax of the Commonwealth of Pennsylvania.

         Peoples Home Savings' state tax returns have not been audited for the past five years.

                    Management of PHSB Financial Corporation

         Our directors consist of the same individuals who serve as directors of Peoples Home Savings. Our articles of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion.

                       Management of Peoples Home Savings

Directors and Executive Officers

         The Bylaws requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year period, with approximately one-third of the directors elected each year. The Board of Directors currently consists of eight members, each of whom also serves as a director of PHS Bancorp, M.H.C. and PHS Bancorp.

         The following table sets forth information with respect to the directors and executive officers, all of whom will continue to serve in their same capacities after the conversion.

                                      Age at                                                                Current
                                     June 30,                                              Director           Term
             Name                      2001                      Position                  Since(1)         Expires
------------------------------- -------------------  --------------------------------  ----------------     -------
James P. Wetzel, Jr.                    56           President, Chief Executive              1986             2002
                                                     Officer and Director
Joseph D. Belas                         54           Director                                2000             2002
Howard B. Lenox                         69           Director                                1977             2002
John C. Kelly                           71           Director                                1973             2003
Earl F. Klear                           78           Director                                1968             2003
John M. Rowse                           53           Director and Secretary                  1976             2003
Douglas K. Brooks                       73           Director                                1972             2004
Emlyn Charles                           75           Director                                1977             2004
Richard E. Canonge                      39           Vice President Finance,                  --               --
                                                     C.F.O. and Treasurer
David E. Ault                           53           Vice President - Community               --               --
                                                     Banking, Assistant Secretary
Joseph R. Pollock, III                  45           Vice President - Lending                 -                --
Paul W. Jewell                          56           Vice president - Human                   -                --
                                                     Resources and Business
                                                     Development

-------------------------------

(1) Refers to the year the individual directors became a director of Peoples Home Savings or PHS Bancorp. The business experience for the past five years of each of the directors and executive officers is as follows:


         James P. Wetzel, Jr., has been President and Chief Executive Officer of Peoples Home Savings since 1986. He served as Vice President - Operations prior to being appointed to his current position. Mr. Wetzel has been employed by Peoples Home Savings since 1977.

         Joseph D. Belas is currently a self-employed consultant. From July 1969 to March 1999, Mr. Belas was Senior Vice President of Economy Savings Bank,
Aliquippa, Pennsylvania. Economy Savings Bank was acquired by Penn First Bancorp, Ellwood City, Pennsylvania, in March 1994 and merged out of existence in March 1995.

         Howard B. Lenox is the retired manager and a former partner of ComputerLand of Beaver, Pennsylvania, a computer products retailer.

         John C. Kelly is the manager and 100% owner of Kelly's, Beaver Falls, Pennsylvania, a hardware, paint and gasoline retailer.

         Earl F. Klear retired as Executive Vice President of Peoples Home Savings in 1985.

         John M. Rowse has been a pharmacist at the Medical Center, Beaver, Pennsylvania, since June 1992. Prior to the Medical Center, Mr. Rowse was a pharmacist at the Beaver Valley Geriatric Center, Beaver, Pennsylvania.

         Douglas K. Brooks is retired as president and chief administrative officer of both John H. Brooks & Sons, Inc., Beaver Falls, Pennsylvania, a construction and excavation equipment rental company and D&T Brooks, Inc., Beaver Falls, Pennsylvania, an industrial and commercial general contracting firm.

         Emlyn Charles retired as president of P.M. Moore Company, Aliquippa, Pennsylvania, a building materials company, in July, 1993.

Certain Other Executive Officers Who Are Not Directors

         Richard E. Canonge has been employed by Peoples Home Savings since 1987 and as Vice President-Finance, Treasurer and Chief Financial Officer since January 1990. Prior to his current positions, Mr. Canonge, a certified public accountant, was employed with S.R. Snodgrass, A.C., Wexford, Pennsylvania.

         David E. Ault has been Vice President-Community Banking Officer in charge of community banking and Assistant Secretary of Peoples Home Savings since September, 1996. Mr. Ault has been a vice president of Peoples Home Savings since December 1985.

         Joseph R. Pollock, III has been Vice President-Lending of Peoples Home Savings since September 1, 1997. Prior to September 1997, Mr. Pollock was employed by Peoples Home Savings as the Consumer Loan Officer.

         Paul W. Jewell has been Vice President-Human Resources and Business Development in charge of personnel and savings since 1986. He has been employed with Peoples Home Savings in various capacities since 1976.

Meetings and Committees of the Board of Directors of Peoples Home Savings

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 2000, the board of directors held 14 regular meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 2000. In addition to other committees, as of December 31, 2000, Peoples Home Savings had a Nominating Committee, a Compensation Committee, and an Audit Committee. The committees of Peoples Home Savings will become our committees.

         The Nominating Committee consists of Directors Belas, Lenox, Kelly and Wetzel. The Nominating Committee, which is not a standing committee, met once during the 2000 fiscal year.

         The Salary Committee is comprised of Directors Belas, Brooks, Charles, Kelly and Lenox. This standing committee meets annually to review the compensation of the officers and employees. The Committee met twice during the 2000 fiscal year.

         The Audit Committee consists of Directors Belas, Brooks, Charles, Lenox and Kelly. The Audit Committee meets with its independent certified public accountants to review the results of the annual audit and other related matters. The audit committee met six times during the year ended December 31, 2000.

Director Compensation

         Non-employee members of Peoples Home Savings Board of Directors were paid an annual retainer of $17,266 during the year ended December 31, 2000 and are permitted 12 paid excused absences. In the year ended December 31,2000, Peoples Home Savings held 47 meetings. Members of the board's committees receive $100 per meeting attended. Directors do not currently receive compensation for their service on the Board of PHS Bancorp. For the year ended December 31, 2000, total fees paid by the Peoples Home Savings to directors were approximately $125,000.

         Peoples Home Savings sponsors a Trustees Retirement Plan to provide retirement benefits to directors, who were formerly trustees in mutual form of Peoples Home Savings. Any director who has served as a trustee of the bank in mutual form is a participant in the plan and payments under the plan commence once the trustee ceases being a director of Peoples Home Savings. The plan provides a retirement benefit based on the number of years of service to Peoples Home Savings. Trustees receive 70% of the final average board compensation, as defined in the plan, for a period of 120 months following retirement (after not less than 15 years of Board service) or upon a termination of service following a change in control of Peoples Home Savings. At June 30, 2001, there were no payments made under the plan.

         Under the 1998 Stock Option Plan, and the Peoples Home Savings Restrictive Stock Plan, all directors, except Mr. Belas, were granted stock options and awarded restricted stock plan shares. As of June 30, 2000, all shares awarded under the Stock Option Plan have been vested. Restricted stock plan shares are exercisable at the rate of 25% per year commencing one year from the effective date of grant. The remaining unvested restricted stock plan shares will vest on October 22, 2001. Under the Stock Option Plan and Restricted Stock Plan, Mr. Wetzel received 24,840 options and 9,936 restricted stock plan shares. The non-employee directors, except Mr. Belas, each received 6,210 option shares and 2,484 restricted stock plan shares. Mr. Belas became a director after the grant of stock options and awards of restricted stock plan shares. Additionally, directors who were granted stock options and awarded restricted stock plan shares also receive dividends on the restricted stock plan shares and dividend equivalent payments on options.

Executive Compensation

         The following table sets forth the cash and non-cash compensation awarded or earned by the President and Chief Executive Officer of Peoples Home Savings. Except as set forth below, no other executive officer of Peoples Home Savings had salary and bonus during the year ended December 31, 2000 which exceeded $100,000 for services rendered in all capacities to Peoples Home Savings.


                                                                    Long Term
                                 Annual Compensation            Compensation Awards
                                 -------------------    ----------------------------------------
         Name and      Fiscal                           Restricted Stock   Securities Underlying      All Other
   Principal Position   Year     Salary($)  Bonus($)     Award(s) ($)           Options(#)         Compensation ($)
   ------------------   ----     ---------  --------     ------------           ----------         ----------------

James P. Wetzel, Jr.    2000      154,500   15,850              --                  --                 52,860(3)
President and Chief     1999      154,500       --              --                  --                 54,095
  Executive Officer     1998      154,500       --         139,725(1)           24,840(2)              56,640

--------------------

(footnotes continued on next page.)

(1) Represents awards of 9,936 shares of Common Stock under the Restricted Stock Plan based upon the value of such stock of $14.065 per share as of the date of such award. As of December 31, 2000, value of unvested shares of restricted stock (2,484 shares) was $10.25 per share or $25,461 in the aggregate. Such stock awards become non-forfeitable at the rate of 2,484 shares per year commencing on December 15, 1998. Dividends are paid for all shares awarded.
(2) Represents award of options exercisable at the rate of 331/3% per year commencing on October 22, 1998. The exercise price equals the market value of Common Stock on the date of grant of $11.8125. Dividend equivalent payments are received on the option owned. See " -- Stock Awards."
(3) Represents $6,800 employer contributions to Peoples Home Savings' 401(k) Profit Sharing Plan, $24,000 Supplemental Retirement Plan contributions during 2000, $10,731 of dividends paid on stock options, and 729 shares allocated under the Employee Stock Ownership Plan ("ESOP"), at an average cost of $15.54 per share. At December 31, 2000, the market value of such ESOP shares was $7,472.


         Stock Awards. The following table sets forth information with respect to previously awarded stock options to purchase the Common Stock granted in 1998 to Mr. Wetzel and held by him as of December 31, 2000. PHS Bancorp has not granted to Mr. Wetzel any stock appreciation rights.



              Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR Values
              ---------------------------------------------------------------------------------
                                                                   Number of Securities  Value of Unexercised
                                                                        Underlying          In-The-Money
                                                                   Unexercised Options          Options
                                                                      at FY-End (#)           at FY-End ($)
                                                                   ------------------      ----------------
                            Shares Acquired                              Exercisable/        Exercisable/
Name                        on Exercise (#)   Value Realized($)(1)      Unexercisable      Unexercisable(1)
----                       -----------------  -------------------- ------------------      ----------------
James P. Wetzel, Jr.             --                   --                   24,840/0           $ -- / $ --


------------------
(1) Based upon an exercise price of $11.8125 per share and estimated price of $10.25 at December 31, 2000.

         Employment Agreement. Peoples Home Savings entered into a three-year employment agreement with James P. Wetzel, Jr., its President and Chief Executive Officer. The agreement provides that Mr. Wetzel may be terminated by Peoples Home Savings for "just cause" as defined in the agreement. If Peoples Home Savings terminates Mr. Wetzel without just cause, he will be entitled to a continuation of salary from the date of termination through the remaining term of the agreement. The employment agreement also contains a provision stating that in the event of involuntary termination of employment in connection with any change in control of Peoples Home Savings, Mr. Wetzel will be paid a lump sum amount equal to 2.99 times his prior five year average compensation. In the event of a change of control as of June 30, 2001, Mr. Wetzel would have received approximately $429,000.

         Supplemental Executive Retirement Plan. Effective January 1, 1995, Peoples Home Savings adopted an unfunded supplemental executive retirement plan, referred to as the SERP, for the benefit of Mr. Wetzel, President. The purpose of the SERP is to attract and retain executives by providing additional retirement benefits to supplement the other retirement benefits provided to all employees. The targeted level of retirement benefits under the SERP are calculated as 2.25% of the final average compensation (as defined in the SERP) times years of service, reduced by payments under Peoples Home Savings' defined benefit pension plan. Benefits payable prior to age 65 are reduced by 2.5% for each year of payment prior to age 65. The SERP provides that Peoples Home Savings will pay the benefits under the SERP for a period of 120 months. Benefits under the SERP are immediately payable upon death or disability of the participant, or upon the termination of the participant (other than for cause), after obtaining age 55. For the year ended December 31, 2000, Mr. Wetzel had an accrued SERP benefit of approximately $150,000, and such benefit under the SERP was vested.

         Employee Stock Ownership Plan. Peoples Home Savings maintains an employee stock ownership plan as part of its retirement benefit program. The employee stock ownership plan holds 58,260 shares of Common stock for allocation to employees over the next 6 years. Presently, the employee stock ownership plan has a debt of $911,000 payable to PHS Bancorp related to the purchase of such Common Stock. As part of the conversion, the plan anticipates purchasing an additional 190,000 shares representing 8.0% of the shares to be offered for sale at the mid-point of the range. Such stock purchase will be financed with a loan from us in the amount of $1.9 million, in addition to our refinancing the existing plan debt of $911,000. The stock held by the employee stock ownership plan will be allocated to plan participants over the next 10 years as contributions are made by Peoples Home Savings to this retirement plan. At present, Peoples Home Savings anticipates contributing approximately $190,000 annually plus interest to the plan. Benefits under the plan will vest immediately upon a change of control of us or Peoples Home Savings.


Stock Benefits

         Stock Option Plan. On October 22, 1998, the stockholders of PHS Bancorp approved a plan authorizing the issuance of up to 124,200 shares of common stock upon the exercise of stock options that may be granted to directors, officers and employees. At June 30, 2001, 99,200 option shares were vested. Such options shall be adjusted for the Exchange Ratio.

         Restricted Stock Plan. On October 22, 1998, the stockholders of PHS Bancorp approved a restricted stock plan authorizing the issuance of up to 49,608 shares of common stock to directors, officers and employees. At June 30, 2001, 16,155 restricted stock plan shares remain unvested. Such unvested restricted stock plan shares shall be adjusted for the Exchange Ratio.

Benefits To Be Considered Following Completion Of The Conversion


         Stock Option Plan. We intend to submit for stockholder approval, no earlier than six months to one year after the completion of the conversion, the stock option plan for directors, officers and employees of us and Peoples Home Savings. If approved by the stockholders, the stock option plan will reserve 10% of the shares sold in the offering to be issued when options granted to directors, officers, and employees are exercised. Ten percent of the shares issued in the offering would amount to 201,875 shares, 237,500 shares, 273,125 shares or 314,094 shares at the minimum, mid-point, maximum and adjusted maximum of the offering range, respectively. No options would be granted under the stock option plan until the date on which stockholder approval is received.


         The exercise price of the options granted under the stock option plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the stock option plan is adopted within one year following the offering, options will vest at a rate of 20% at the end of each 12 months of service with Peoples Home Savings after the date of grant. Options granted under the stock option plan would be adjusted for capital changes such as stock splits and stock dividends. Awards will be 100% vested upon termination of employment due to death or disability or a change in control of us or Peoples Home Savings.

         The stock option plan would be administered by a committee of nonemployee members of our board of directors. Options granted under the stock option plan to employees may be "incentive" stock options, designed to result in a beneficial tax treatment to the employee but no tax deduction to us. Non-qualified stock options may also be granted to employees under the stock option plan, and will be granted to the nonemployee directors who receive stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.


         Restricted Stock Plan. We also intend to submit for stockholder approval, no earlier than six months to one year after the completion of the conversion, the restricted stock plan. The restricted stock plan is designed to encourage directors, officers and employees to continue their service with Peoples Home Savings by giving them an ownership interest in us. If approved by stockholders, the restricted stock plan will reserve 4% of the shares sold in the offering or 80,750 shares, 95,000 shares, 109,250 shares or 125,637 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. In the event the restricted stock plan is adopted more than one year following the completion of the conversion, it would reserve up to 4% of the shares sold in the offering for awards to officers, directors, and employees. The officers, directors, and employees will be awarded common stock under the restricted stock plan without having to pay cash for the shares. No awards would be made under the restricted stock plan until the date on which stockholder approval is received.


         Awards under the restricted stock plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. Awards would be adjusted for capital changes such as stock dividends and stock splits. Awards would be 100% vested upon termination of employment or service due to death or disability, and if the restricted stock plan is adopted more than one year after the conversion, awards would be 100% vested upon normal retirement or a change in control of us or Peoples Home Savings. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause, as defined in the restricted stock plan, shares not already delivered would be forfeited.

         The recipient of an award will recognize income equal to the fair market value of the stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Code to be taxed earlier. The amount of income recognized by the recipient would be a deductible expense for our tax purposes. If the restricted stock plan is adopted within one year following the conversion, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the restricted stock plan is adopted within one year following the conversion, shares not yet vested will be voted by the trustee of the restricted stock plan, taking into account the best interests of the award recipients. If the restricted stock plan is adopted more than one year following the conversion, dividends declared on unvested shares will be distributed to the recipient when paid, and the recipient will be entitled to vote the unvested shares.

Beneficial Ownership of PHS Bancorp Common Stock

         The following table includes, as of June 30, 2001, information as to PHS Bancorp common stock beneficially owned by all directors and executive officers of PHS Bancorp, and by all directors and executive officers as a group. The business address of each of the directors and executive officers is 744 Shenango Road, Beaver Falls, Pennsylvania.



                                   Number of Shares Owned and  Percent of Shares
Name and Address                     Nature of Beneficial       of Common Stock
of Beneficial Owners                     Ownership(4)             Outstanding
--------------------                     ------------             -----------

PHS Bancorp, M.H.C.                        1,518,000                   60%(1)
744 Shenango Road
Beaver Falls, Pennsylvania

Directors:
Joseph D. Belas                               13,700                 1.4%(2)
Douglas K. Brooks                             24,573                 2.4%(2)
Emlyn Charles                                 18,074                 1.8%(2)
Howard B. Lenox                               31,673(3)              3.1%(2)
John C. Kelly                                 47,104(3)              4.6%(2)
Earl F. Klear                                 11,573(3)              1.1%(2)
John M. Rowse                                  7,331(3)               *  (2)
James P. Wetzel, Jr.                          61,542                 5.9%(2)

Executive Officers Who Are Not
Directors:
Richard E. Canonge                            23,450                 2.3%(2)
David E. Ault                                 17,521                 1.7%(2)
Joseph R. Pollock                              9,609                  *  (2)
Paul W. Jewell                                 6,146                  *  (2)

Total shares beneficially owned by
all directors and executive officers
as a group (12 persons)                      272,296                24.5%(2)

-------------------------

(1)  Based on 2,529,600 shares outstanding.
(2)  Based on 1,011,600 shares held by persons other than PHS Bancorp, M.H.C.

(3) Excludes 67,860 unallocated shares held by the ESOP and also excludes 6,210 shares previously awarded but subject to forfeiture held by the Bank's restricted stock plan over which such directors, as trustees to the ESOP and the restricted stock plan, respectively, exercise shared voting and investment power. Such individuals serving as trustees disclaim beneficial ownership with respect to such shares. For Mr. Lenox, excludes only 6,210 shares previously awarded under the restricted stock plan.
(4) The share amounts include shares of common stock that the following persons may acquire through the exercise of stock options under the stock option plan within 60 days of the June 30, 2001: Douglas K. Brooks: 6,210, Emlyn
     Charles:  6,210,  Howard B. Lenox:  6,210,  John C. Kelly:  6,210,  Earl F.
     Klear: 6,210, John M. Rowse: 6,210, James P. Wetzel, Jr.: 24,840,

     Richard E.  Canonge:  12,917,  David E. Ault:  11,923,  Joseph R.  Pollock:
     7,949, and Paul W. Jewell: 3,974.
*    Less than 1% of the outstanding common stock.

Certain Relationships And Related Transactions

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with us or any subsidiary involving more than $60,000, other than through a loan, during the six months ended June 30, 2001 and the year ended December 31, 2000. Furthermore, Peoples Home Savings had no "interlocking" relationships in which:

o any executive officer is a member of the board of directors of another entity, one of whose executive officers are a member of Peoples Home Savings board of directors; or where
o any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of Peoples Home Savings board of directors.

         Peoples Home Savings has followed the policy of offering residential mortgage loans for the financing of personal residences and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

Subscriptions By Executive Officers And Directors

         The table below sets forth, for each of our directors and executive officers the following information:

          (1) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of PHS Bancorp common stock as of June 30, 2001;

          (2)  the  proposed   purchases  of   subscription   shares,   assuming
               sufficient  shares are available to satisfy their  subscriptions;
               and

          (3) the total amount of our common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range. Because of limitations on the purchase of subscription shares, directors and executive officers may be precluded from purchasing subscription shares if the offering is sold at the maximum or the maximum, as adjusted, of the offering range. See "The Offering--Limitations on Common Stock Purchases."


                                                  Proposed Purchases of           Total Common Stock
                                                   Conversion Stock(1)                    Held
                                                 ---------------------------    -----------------------
                                   Number
                                    of
                                  Exchange
                                Shares to be     Number of                       Number of       % of
            Name                 Held(2)(3)       Shares          Amount($)        Shares        Total
--------------------------------------------   ------------  --------------   ------------     -------
Joseph D. Belas                   18,939           10,000        100,000           28,939          *
Douglas K. Brooks                 33,970            7,500         75,000           41,470         1.1
Emlyn Charles                     24,985            4,000         40,000           28,985          *
Howard B. Lenox                   43,785            5,000         50,000           48,785         1.3
John C. Kelly                     65,117           10,000        100,000           75,117         2.0
Earl F. Klear                     15,999              500          5,000           16,499          *
John M. Rowse                     10,134              500          5,000           10,634          *
James P. Wetzel, Jr.              85,076            5,000         50,000           90,076         2.4
Richard E. Canonge                32,417            2,000         20,000           34,417          *
David E. Ault                     24,221               --             --           24,221          *
Joseph R. Pollock                 13,283              500          5,000           13,783          *
Paul W. Jewell                     8,496               --             --            8,496          *
                                 -------           ------        -------          -------        ----
         Total                   376,422           45,000        500,000          421,422        10.8%
                                 =======           ======        =======          =======        ====

-------------------
(1) Includes proposed subscriptions, if any, by associates. Does not include the subscription order by the employee stock ownership plan. Purchases by the employee stock ownership plan are expected to be 8% of the shares sold in the offering.
(2) Include shares underlying options and shares of restricted stock. Such option shares and restricted stock are not exercisable within 60 days of June 30, 2001. See "-- Beneficial Ownership of PHS Bancorp Common Stock."
(3) Does not include stock options and awards that may be granted under our stock option plan and restricted stock plan if these plans are approved by stockholders at an annual meeting or special meeting of stockholders at least six months following the conversion. No determinations have been made with respect to the plans.

* Less than 1.0% of the total common shares outstanding, at the midpoint of the offering range.


Effects of Conversion on Rights of Stockholders

General

         We and PHS Bancorp are both business corporations incorporated in Pennsylvania under the Pennsylvania Business Corporation Law. Prior to the conversion, the rights of PHS Bancorp stockholders are governed by Pennsylvania corporate law and the articles of incorporation and bylaws of PHS Bancorp. Upon the completion of the conversion, each PHS Bancorp stockholder who converts his shares to our common stock will become a stockholder of us. Accordingly, after the conversion, the rights of such stockholders will be governed by our articles of incorporation and bylaws, in addition to Pennsylvania corporate law. Since we and PHS Bancorp are both Pennsylvania corporations, the differences in the rights of us and PHS Bancorp stockholders generally will consist of differences found in their respective articles of incorporation and bylaws.

Anti-Takeover Provisions

         Generally. Our articles of incorporation and bylaws contain certain provisions designed to assist our board of directors in playing a role if any group or person attempts to acquire control of us so that our board of directors can further protect the interests of us and our stockholders under the circumstances. These provisions may help our interests of our stockholders or enhance our board of directors' ability to maximize the value to be received by the stockholders upon a sale of control of us.

         Although our management believes that these provisions are beneficial to our stockholders, they may also tend to discourage some takeover bids. As a result, our stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

         These provisions may also discourage open market purchases by a company that may desire to acquire us. Those purchases may increase the market price of our common stock temporarily, and enable stockholders to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions may also make it more difficult and time consuming for a potential acquiror to obtain control of us through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for our stockholders to replace the board of directors or management, even if a majority of the stockholders believe that replacing the board of directors or management is in the best interests of us. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

         Our articles of incorporation and bylaws and that of PHS Bancorp contain anti-takeover provisions that are described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of the respective company to initiate a takeover culminating in a merger or other business combination. These provisions may also have the effect of making the removal of management more difficult.

         Following the conversion, pursuant to applicable law and if required, following the approval by stockholders, we may adopt additional anti-takeover provisions or other devices regarding the acquisition of our equity securities that would be permitted under Pennsylvania corporate law.

         The following summary is not intended to be complete and is qualified in its entirety by reference to the Pennsylvania Business Corporation Law and the articles of incorporation and bylaws of us and PHS Bancorp. See "Where You Can Find Additional Information" for procedures for obtaining a copy of our articles and bylaws.

Matters With Significant Differences


         Authorized Capital Stock. Our authorized capital stock consists of 80,000,0000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, no par value. PHS Bancorp's authorized capital stock consists of 10,000,000 shares of common stock, par value $.10 per share and 5,000,000 shares of preferred stock, no par value . The shares of our common
                                         ==
stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide our Board of Directors with flexibility to effect, among other transactions, financing, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by our Board of Directors, consistent with their fiduciary duty, to deter future attempts to gain control of us. Our Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.


         Issuance of Capital Stock. While in the mutual holding company structure, PHS Bancorp, M.H.C. was required to own at least a majority of the outstanding PHS Bancorp common stock. There will be no such restriction applicable to the ownership of our common stock following consummation of the conversion.

         Our articles of incorporation and that of PHS Bancorp do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons of us or PHS Bancorp. Thus, stock-related compensation plans, such as stock option plans, could be adopted by us without stockholder approval and shares of our capital stock could be issued directly to directors or officers without stockholder approval. However, corporations like ours and that of PHS Bancorp whose securities are quoted on the Nasdaq National Market System generally must obtain stockholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, stockholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations.

         Board of Directors. Our articles of incorporation and bylaws and that of PHS Bancorp each requires that the Board of Directors shall be divided into three classes as nearly equal in number as possible and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Additionally, any vacancy occurring on our board of directors or that of PHS Bancorp, including any vacancy created by reason of an increase in the number of directors, may be filled by the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

         Our bylaws also contain numerous provisions which may prevent a hostile stockholder from nominating and electing a person to our board of directors. Such provisions include:

          o Number and Power (Article 4.1) - Each director must reside in a county, city or town within the Commonwealth of Pennsylvania not more than thirty-five (35) miles in distance from the main branch or nearest branch office location of Peoples Home Savings;

          o    Resignation   (Article  4.3).  This  section   provides  for  the
               immediate involuntary resignation of a director in the event a board member has more than three consecutive and unexcused absences from regular meetings of the board of directors;

          o Minimum Share Requirement (Article 4.15). Each of our directors must be a shareholder of us and own at least 1,000 shares of our common stock;

          o Affiliations with other Depository Institutions (Article 4.16). A person is prohibited from serving as a director if such person is also a director or officer of another depository institution;

          o Eligibility Requirement (Article 4.17). A person is prohibited from serving as a director, if he or she has been indicted or convicted of an offense involving dishonesty or breach of trust, or is under a cease and desist order by federal or state regulators for committing such a violation, or has been nominated by a person who has committed such violations. In this regard,
               Article 2.14 (notice for nominations and proposals) requires that nominations for directors be accompanied by a certification that such nominee meets the eligibility requirements set forth in this
               Article 4.17.

         The bylaws of PHS Bancorp do not contain any of the provisions described above.

         Provisions   Affecting   Business   Combinations   and  Control   Share
Acquisitions. Pennsylvania law contains four anti-takeover sections that apply to Pennsylvania corporations relating to


o    control share acquisitions;
o    the disgorgement of profits by certain controlling persons;
o    business combination transactions with interested stockholders; and
o the ability of stockholders to put their stock following a control transaction.

         Pennsylvania law allows Pennsylvania corporations to opt-out of these anti-takeover sections and PHS Bancorp has elected to do so with respect to "control share acquisitions," while we have not opted out of any of the four "anti-takeover" sections.


         Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a "control share acquisition" do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. Under Pennsylvania law a "control share acquisition" means an acquisition by any person of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:

          o    at least 20% but less than 331/3%;

          o    at least 331/3% but less than 50%; or

          o    more than 50%;

         Our articles of incorporation and that of PHS Bancorp also require the approval of the holders of at least 80% of ours or that of PHS Bancorp outstanding shares of voting stock to approved certain business combinations involving an interested shareholder except in cases where the proposed transaction has been approved in advance by two-thirds of those members of our board of directors or that of PHS Bancorp who are unaffiliated with the interested shareholder and were directors prior to the time when the interested shareholder became an interested shareholder. The term "interested shareholder" is defined to include any individual, corporation, partnership or other entity (other than us or our subsidiary or that of PHS Bancorp or its subsidiary) which owns beneficially or controls, directly or indirectly, 20% or more of ours or that of PHS Bancorp outstanding shares of voting stock or an affiliate of such person or entity. This provision of our articles of incorporation and that of PHS Bancorp applies to any "business combination," which is defined to include:

          o any merger or consolidation of us or PHS Bancorp with or into any interested shareholder;

          o any sale, lease, exchange, mortgage, transfer, or other disposition of 10% or more of ours (or that of PHS Bancorp) assets, or combined assets or ours (or that of PHS Bancorp), and our subsidiaries (or that of PHS Bancorp), to an interested shareholder;

          o the issuance of ours or that of PHS Bancorp shares or any subsidiary of ours (or that of PHS Bancorp) with a market value of 5% or more of the aggregate market value of all of ours (or that of PHS Bancorp's) outstanding shares;

          o the adoption of a plan of liquidation by us (or PHS Bancorp) due to any agreement or understanding with an interested shareholder;

          o the reclassification of any securities of ours (or that of PHS Bancorp) or any of ours (or that of PHS Bancorp's) subsidiaries or recapitalization of us (or PHS Bancorp) or other transaction which increases the interested shareholder's proportionate ownership of us (or PHS Bancorp); or

          o    any loan, guarantee,  advance or other financial assistance by us
               to  the   interested   shareholder.   PHS  Bancorp   articles  of
               incorporation do not include this provision.

         Amendment of Articles of Incorporation and Bylaws. Under Pennsylvania law, no amendment to a corporation's articles of incorporation may be made unless it is first proposed by the board of directors, or, unless otherwise provided in the articles of incorporation, by petition of stockholders entitled to cast at least 10% of the votes that all stockholders are entitled to cast.

         Our articles of incorporation provide that no amendment may be made unless it is first approved by our board of directors and thereafter is approved by the holders of a majority of the shares of our common stock entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required, with the exception of Article 7 (directors), Article 8 (preemptive rights), Article 9 (elimination of director's liability), Article 10 (indemnification, etc. of officers, directors, employees and agents), Article 11 (meetings of stockholders and stockholder proposals), Article 12 (certain limitations on voting rights), Articles 13 and 15 (stockholders approval of business combinations), and Article 14 (evaluation of offers), which may not be amended without the affirmative vote of the holders of at least 80% of the directors as well as such additional vote of the preferred stock as may be required. Our board of directors also has the authority to amend our articles of incorporation without shareholder vote in certain circumstances in accordance with Pennsylvania corporate law.

         PHS Bancorp has comparable amendment language in its articles of incorporation except that its board of directors does not have the authority to amend its articles of incorporation.

         Our articles of incorporation and that of PHS Bancorp provide that our bylaws and that of PHS Bancorp may be amended by a majority vote of our directors or that of PHS Bancorp then in office or by the affirmative vote of the holders of 80% of the shares of common stock of us or that of PHS Bancorp entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required.

Matters With No Significant Differences

         Voting Rights. Neither our articles of incorporation or bylaws nor PHS Bancorp's articles of incorporation or bylaws currently provide for cumulative voting in elections of directors. For additional information regarding voting rights, see "--Limitations on Acquisitions of Voting Stock and Voting Rights" below.

         Payment of Dividends. Under Pennsylvania corporate law, a corporation is prohibited from making a distribution to shareholders if:

          o that corporation would be unable to pay its debts as they become due in the usual course of business; or

          o the total assets of that corporation would be less than the sum of its total liabilities plus the amount that would be needed, if that corporation were then dissolved, to satisfy the rights of shareholders having superior preferential rights upon dissolution to the shareholders receiving such distribution. For the purpose of valuing the assets of the corporation, the board of directors may base its determination on one or more of the following: the book value, or the current value, of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets and liabilities or any other method that is reasonable in the circumstances.

         Our bylaws and that of PHS Bancorp similarly provide that dividends may be declared by the board and paid by out of its unreserved and unrestricted earned surplus or out of the unrestricted capital surplus, subject to
Pennsylvania corporate law. However, there are various statutory limitations that will limit the ability of Peoples Home Savings to pay dividends to us or PHS Bancorp.

         Limitations on Liability. Our articles of incorporation and that of PHS Bancorp each provides that our directors and that of PHS Bancorp shall not be personally liable for monetary damages to us or PHS Bancorp for certain actions as directors, except for liabilities that involve a director's willful misconduct or the director's conscious disregard for the best interest of us or PHS Bancorp, the authorization of unlawful distributions, a director's receipt of an improper personal benefit from his or her position as a director or a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful. This provision might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefitted us or PHS Bancorp.

         Indemnification  of  Directors,  Officers,  Employees  and Agents.  Our
officers, directors, agents and employees and that of PHS Bancorp are indemnified with respect to certain actions pursuant to our articles of incorporation and that of PHS Bancorp, which complies with Pennsylvania corporate law regarding indemnification. Pennsylvania corporate law allows us and PHS Bancorp to indemnify the aforementioned persons for expenses, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an agent of us or PHS Bancorp. No such indemnification may be given if such person is liable to the corporation for an unlawful distribution, if such person personally received a benefit to which he or she was not entitled, if such person acted with willful misconduct or a conscious disregard for the corporation's best interests in a action by the corporation or in a stockholder derivative action, or if the person's acts or omissions constituted a violation of the criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful.

         Special Meetings of Stockholders. Our articles of incorporation provide that special meetings of our stockholders may only be called by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of directors then in office. PHS Bancorp's articles of incorporation provides that special meetings of PHS Bancorp's stockholders may be called by the Chairman, the President or by the board of directors pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office.

         Stockholder Nominations and Proposals. Our articles of incorporation and that of PHS Bancorp provide that notice of any stockholder proposal and nomination that are to be presented at any annual meeting of stockholders must be sent so it is received by us or PHS Bancorp not less than 60 days in advance of the anniversary date of the previous year's annual meeting.

         Stockholder Action Without a Meeting. Our articles of incorporation and that of PHS Bancorp specifically deny the authority of stockholders to act without a meeting.

         Stockholders' Right to Examine Books and Records. Pennsylvania corporate law provides that a stockholder may inspect books and records if the stockholder makes a written demand in good faith and for a proper purpose that describes the requested records and the stockholders' purpose and if the records requested are directly connected to the stockholders' stated purpose.

         Limitations on Acquisitions of Voting Stock and Voting Rights. Our articles of incorporation provide that until five years from the completion of the conversion of PHS Bancorp, M.H.C. no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of the issued and outstanding shares of any class of our equity securities. In the event a person acquires our shares in violation of this provision, all shares owned by such person in excess of 10% will be considered "excess shares" and will not be able to be voted. PHS Bancorp's articles of incorporation are substantially the same.

            Restrictions on Acquisition of PHSB Financial Corporation

         Under applicable  Federal and Pennsylvania  law, no company may acquire
         ===============================================
control of a bank or bank holding company without the prior approval of the Federal Reserve or the Pennsylvania Department of Banking, and no individual,
                ===========================================
acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve or the Pennsylvania Department of Banking has been given at least 60
        ============================================
days prior written notice. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve and the Pennsylvania Departmentof Banking.
                    =====================================

         Pursuant to federal regulations, control is considered to have been acquired when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a bank or bank holding company, where certain enumerated control factors are also present in the acquisition. The Federal Reserve may prohibit an acquisition of control if:

o    it would result in a monopoly or substantially lessen competition;
o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or
o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by that person.


          Pennsylvania law has a similar statute except, that control is considered to have been acquired when a person, among other things, has acquired more than 10 percent (or 5 percent in certain circumstances) of any class of the outstanding shares of the institution or corporation or the ability to control the election of a majority of the directors of an institution or corporation.

           Description of Capital Stock of PHSB Financial Corporation


         We are authorized to issue 80,000,000 shares of common stock, par value $0.10 per share, and 20,000,000 shares of preferred stock, no par value. We currently expect to issue in the conversion between 2,018,750 and 3,140,937 shares of common stock , subject to adjustment, and between 1,188,670 and 1,849,430, subject to adjustment, in exchange for our publicly held shares. See "Capitalization." Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency. See also "Dividend Policy."


Voting Rights

         The holders of common stock will possess exclusive voting rights in us. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote. See "The Conversion - Effects on Voting Rights of Members."

Liquidation Rights

         In the event of any liquidation, dissolution, or winding-up of us, the holders of the common stock generally would be entitled to receive, after payment of all our debts and liabilities, including all debts and liabilities of Peoples Home Savings, all of our assets available for distribution. See also "The Conversion - Effects on Liquidation Rights."

Preemptive Rights; Redemption

         Because the holders of the common stock do not have any preemptive rights with respect to any shares we may issue, the Board of Directors may sell shares of our capital stock without first offering such shares to our existing stockholders. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 20,000,000 shares of preferred stock and to fix and state voting powers, designations, preferences, or other special rights of preferred stock and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. The issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares.

Legal and Tax Opinions


         The legality of the issuance of the common stock being offered and certain matters relating to the conversion and federal and state taxation will be passed upon for us by Malizia Spidi & Fisch, PC., Washington, D.C. Certain legal matters will be passed upon for Trident Securities by Luse Lehman Gorman Pomerenk & Schick, P.C.


Experts

         The consolidated financial statements of PHS Bancorp as of December 31, 2000 and 1999 and for each of the years in the two year period ended December 31, 2000 have been included in this prospectus in reliance upon the report of S.R. Snodgrass, A.C., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial has consented to the publication in this document of a summary of its letter to us setting forth its opinion as to the estimated pro forma market value of the common stock upon the conversion and stock offering and its letter setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                            Registration Requirements

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. Since our stock will be registered under these rules, we will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of these rules. We will not deregister our common stock for a period of at least three years following the conversion.

                    Where You Can Find Additional Information

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         A copy of the plan of conversion is available without charge from Peoples Home Savings.

                          Index to Financial Statements

                                   PHS Bancorp

Report of Independent Auditors............................................................F-1

Consolidated Balance Sheet at June 30, 2001 (unaudited),
     and December 31, 2000 and 1999.......................................................F-2

Consolidated Statement of Income for the six months ended June 30, 2001 and 2000 (unaudited) and Consolidated Statement of Income for each of the years in the two-year period ended December 31, 2000...........................47

Consolidated Statement of Changes in Stockholders'  Equity for each of the years in the two-year period ended December 31, 2000
     and for the six months ended June 30, 2001 (unaudited)...............................F-3

Consolidated  Statement of Cash Flows for the six months ended June 30, 2001 and 2000 (unaudited) and for each of the years in the two-year period ended December 31, 2000..............................................................F-4

Notes to Consolidated Financial Statements.........................................F-5 - F-35


Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

PHSB Financial Statements have not been provided since it has not commenced operations.

                  Snodgrass
                  Certified Public Accountants and Consultants


[LOGO]

                         REPORT OF INDEPENDENT AUDITORS
                         ------------------------------




Board of Directors and Stockholders
PHS Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of PHS Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PHS Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/S.R. Snodgrass, A.C.


Wexford, PA
January 12, 2001, except as to the third and fourth paragraphs of Note 17 as to which the date is August 16, 2001


S.R. Snodgrass, A.C.
1000 Stonewood Drive, Suite 200, Wexford, PA. 15090-8399. Phone 724-934-0344
Facsimile 724-934-0345

                                PHS BANCORP, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                          June 30,                   December 31,
                                                                            2001                2000               1999
                                                                      ----------------   -----------------  -----------------
                                                                        (Unaudited)
ASSETS
     Cash and amounts due from other institutions                     $      1,556,061   $       1,502,757  $       3,533,452
     Interest-bearing deposits with other institutions                       7,562,181           5,094,404         11,416,781
     Investment securities:
         Available for sale                                                 22,837,473          24,814,065         27,594,897
         Held to maturity (market value $18,289,217,
           $17,917,570, and $15,268,634)                                    18,036,869          17,776,486         15,539,866
     Mortgage-backed securities:
         Available for sale                                                 60,830,680          38,415,158         37,426,028
         Held to maturity (market value $34,536,428,
           $38,471,164, and $42,263,705)                                    34,619,668          38,779,775         44,141,386
     Loans (net of allowance for loan losses of $1,453,312
       $1,454,618, and $1,359,900)                                         127,692,486         129,017,057        118,745,043
     Accrued interest receivable                                             1,662,603           1,625,420          1,538,163
     Premises and equipment                                                  4,545,561           4,637,374          4,295,194
     Federal Home Loan Bank stock                                            2,614,800           2,614,800          2,614,885
     Other assets                                                              947,559           1,052,375          1,794,646
                                                                      ----------------    ----------------   ----------------
             TOTAL ASSETS                                             $    282,905,941    $    265,329,671   $    268,640,341
                                                                      ================    ================   ================
LIABILITIES
     Deposits                                                         $    201,249,510    $    198,241,701   $    189,344,552
     Advances from Federal Home Loan Bank                                   50,194,800          36,194,800         50,294,800
     Other borrowings                                                           52,117              75,315            120,039
     Accrued interest payable and other liabilities                          2,140,385           1,967,621          2,129,613
                                                                      ----------------    ----------------   ----------------
             TOTAL LIABILITIES                                             253,636,812         236,479,437        241,889,004
                                                                      ----------------    ----------------   ----------------

STOCKHOLDERS' EQUITY
     Preferred stock, no par value; ^5,000,000 shares
       authorized; none issued and outstanding                                       -                   -                  -
     Common stock, par value $.10 per share; ^10,000,000
       shares authorized; 2,760,000 issued                                     276,000             276,000            276,000
     Additional paid-in capital                                             10,463,055          10,480,215         10,541,960
     Retained earnings - substantially restricted                           21,310,621          20,756,274         19,496,887
     Accumulated other comprehensive income (loss)                             525,006             456,968           (914,110)
     Unallocated shares held by Employee Stock
       Ownership Plan (ESOP)                                                  (842,673)           (917,283)        (1,066,503)
     Unallocated shares held by Restricted Stock Plan (RSP)                   (121,526)           (185,783)          (314,295)
     Treasury stock, at cost (230,400, 202,750, and
       124,000 shares)                                                      (2,341,354)         (2,016,157)        (1,268,602)
                                                                      ----------------    ----------------   ----------------
             TOTAL STOCKHOLDERS' EQUITY                                     29,269,129          28,850,234         26,751,337
                                                                      ----------------    ----------------   ----------------
             TOTAL LIABILITIES AND STOCKHOLDERS'
                   EQUITY                                             $    282,905,941    $    265,329,671   $    268,640,341
                                                                      ================    ================   ================


See accompanying notes to the consolidated financial statements.

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                            Retained     Accumulated   Unallocated  Unallocated               Total        Compre-
                                Additional  Earnings       Other        Shares        Shares                  Stock-       hensive
                      Common     Paid-in  Substantially Comprehensive  Held by        Held by     Treasury   holders'      Income
                      Stock      Capital   Restricted   Income (Loss)    ESOP           RSP        Stock      Equity       (Loss)
                     --------  ----------- ------------ ------------- -----------  ------------ ----------- ------------ -----------
Balance,
  December 31, 1998  $276,000  $10,588,940 $18,489,177  $ 1,088,415   $(1,215,723) $  (42,700)  $         - $29,184,109

Net income                                   1,857,890                                                        1,857,890 $ 1,857,890
Other comprehensive
loss:
  Unrealized loss
    on available for
    sale securities,
    net of tax benefit
    of $1,031,604                                        (2,002,525)                                         (2,002,525) (2,002,525)
                                                                                                                        -----------
Comprehensive loss                                                                                                      $  (144,635)
                                                                                                                        ===========
Cash dividends
  declared
  ($.30 per share)                            (743,785)                                                        (743,785)
ESOP shares released               (46,980)                               149,220                               102,240
Treasury stock
  purchased, at cost                                                                             (1,268,602) (1,268,602)
Common stock
  acquired by RSP                             (106,395)                              (400,107)                 (506,502)
RSP shares released                                                                   128,512                   128,512
                     --------  ----------- -----------  -----------   -----------  ----------   ----------- -----------
Balance,
  December 31, 1999   276,000   10,541,960  19,496,887     (914,110)   (1,066,503)   (314,295)   (1,268,602) 26,751,337

Net income                                   2,171,937                                                        2,171,937 $ 2,171,937
Other comprehensive
income:
  Unrealized gain on
    available for sale
    securities, net of
    tax of $706,313                                       1,371,078                                           1,371,078   1,371,078
                                                                                                                        -----------
Comprehensive income                                                                                                    $ 3,543,015
                                                                                                                        ===========
Cash dividends declared
  ($.36 per share)                            (912,550)                                                        (912,550)
ESOP shares released               (61,745)                               149,220                                87,475
Treasury stock
  purchased, at cost                                                                               (747,555)   (747,555)
RSP shares released                                                                   128,512                   128,512
                     --------  ----------- -----------  -----------   -----------  ----------   ----------- -----------
Balance,
  December 31, 2000   276,000   10,480,215  20,756,274      456,968      (917,283)   (185,783)   (2,016,157) 28,850,234

Net income                                   1,063,532                                                      $ 1,063,532 $ 1,063,532
Other comprehensive
income:
  Unrealized gain on
    available for sale
    securities, net of
    tax of $35,050                                           68,038                                              68,038      68,038
                                                                                                                        -----------
Comprehensive income                                                                                                    $ 1,131,570
                                                                                                                        ===========
Cash dividends declared
  ($.20 per share)                            (509,185)                                                        (509,185)
ESOP shares released               (17,160)                                74,610                                57,450
Treasury stock
  purchased, at cost                                                                               (325,197)   (325,197)
RSP shares released                                                                    64,257                    64,257
                     --------  ----------- -----------  -----------   -----------  ----------   ----------- -----------
Balance,
  June 30, 2001
  (Unaudited)        $276,000  $10,463,055 $21,310,621  $   525,006   $  (842,673) $ (121,526)  $(2,341,354)$29,269,129
                     ========  =========== ===========  ===========   ===========  ==========   =========== ===========

                                                                     Six Months Ended June 30,  Year Ended December 31,
                                                                          2001        2000          2000        1999
                                                                      -----------  ----------   ----------- -----------
                                                                                   (Unaudited)
Components of comprehensive income (loss):
  Change in net unrealized gain (loss) on investments held for sale   $   106,396  $  289,903   $ 1,375,906 $(1,989,922)
  Realized gains included in net income, net of tax of
    $19,766, $  -, $2,487, $6,492, and $39,732                            (38,358)          -        (4,828)    (12,603)
                                                                      -----------  ----------   ----------- -----------
Total                                                                 $    68,038  $  289,903   $ 1,371,078 $(2,002,525)
                                                                      ===========   =========   =========== ===========

See accompanying notes to the consolidated financial statements.

                                               PHS BANCORP, INC.
                                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                    Six Months Ended June 30,       Year Ended December 31,
                                                                      2001            2000            2000            1999
                                                                 ------------     -----------     -----------     -----------
                                                                         (Unaudited)
OPERATING ACTIVITIES
Net income                                                       $  1,063,532     $ 1,088,239     $ 2,171,937     $ 1,857,890
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for loan losses                                          240,000         255,000         555,000         410,000
   Provision for depreciation                                         328,945         277,038         594,029         518,874
   Amortization of discounts, premiums,
     and loan origination fees                                        543,083         500,995       1,044,622         865,746
   Investment securities gains, net                                   (58,118)              -          (7,315)        (19,095)
   Decrease in loans held for sale                                          -               -               -          48,080
   Increase in accrued interest receivable                            (37,183)        (96,500)        (87,257)        (21,486)
   Increase (decrease) in accrued interest
     payable                                                            5,081         212,310        (108,195)        208,050
   Amortization of ESOP unearned
     compensation                                                      57,450          38,545          87,475         102,240
   Amortization of RSP unearned compensation                           64,257          64,256         128,512         128,512
   Other, net                                                         (47,449)       (199,071)       (389,421)         15,846
                                                                 ------------    ------------    ------------    ------------
           Net cash provided by operating
             activities                                             2,159,598       2,140,812       3,989,387       4,114,657
                                                                 ------------    ------------    ------------    ------------
INVESTING ACTIVITIES
   Investment and mortgage-backed
     securities available for sale:
      Proceeds from sales                                           1,862,276               -       1,337,950       2,142,314
      Proceeds from maturities and
        principal repayments                                        7,337,854       6,678,978      10,494,500      11,514,770
      Purchases                                                   (29,469,367)     (7,779,468)     (7,886,766)    (23,578,542)
   Investment and mortgage-backed securities held to maturity:
      Proceeds from maturities and
        principal repayments                                        9,859,674       2,549,873       6,052,587      33,467,106
      Purchases                                                    (5,997,258)     (2,963,389)     (2,963,389)    (26,634,757)
   Decrease (increase) in loans, net                                  559,370      (9,347,057)    (11,834,673)    (20,320,123)
   Proceeds from sales of repossessed assets                          295,837         175,051         301,221         312,962
   Purchase of premises and equipment                                (237,132)       (134,062)       (936,209)       (312,409)
   Purchase of Federal Home Loan Bank stock                                 -               -               -      (1,070,085)
                                                                 ------------    ------------    ------------    ------------
           Net cash used for investing
             activities                                           (15,788,746)    (10,820,074)     (5,434,779)    (24,478,764)
                                                                 ------------    ------------    ------------    ------------

FINANCING ACTIVITIES
   Increase in deposits, net                                        3,007,809       7,201,176       8,897,149       8,231,988
   Proceeds from advances from Federal
     Home Loan Bank                                                20,000,000               -      13,500,000      19,400,000
   Repayment of advances from Federal
     Home Loan Bank                                                (6,000,000)     (6,000,000)     27,600,000)              -
   Repayment of other borrowings                                      (23,198)        (22,088)        (44,724)     (1,267,579)
   Common stock acquired by RSP                                             -               -               -        (506,502)
   Cash dividends paid                                               (509,185)       (469,837)       (912,550)       (743,785)
   Purchase of treasury stock                                        (325,197)       (220,809)       (747,555)     (1,268,602)
                                                                 ------------    ------------    ------------    ------------
           Net cash provided by (used for)
             financing activities                                  16,150,229         488,442      (6,907,680)     23,845,520
                                                                 ------------    ------------    ------------    ------------
           Increase (decrease) in cash and
             cash equivalents                                       2,521,081      (8,190,820)     (8,353,072)      3,481,413

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF PERIOD                                              6,597,161      14,950,233      14,950,233      11,468,820
                                                                 ------------    ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT
   END OF PERIOD                                                 $  9,118,242    $  6,759,413    $  6,597,161    $ 14,950,233
                                                                 ============    ============    ============    ============

See accompanying notes to the consolidated financial statements.

                                PHS BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (ALL DATA RELATED TO JUNE 30, 2001 AND THE SIX MONTHS ENDED
                      JUNE 30, 2001 AND 2000 ARE UNAUDITED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations and Basis of Presentation
----------------------------------------------

PHS Bancorp, Inc. (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized to be the holding company of Peoples Home Savings Bank (the "Bank"). The Company's and the Bank's principal sources of revenue emanate from investment and mortgage-backed securities, and mortgage, commercial, and consumer loan portfolios as well as a variety of deposit services provided to Bank customers through nine locations. The Company is supervised by the Federal Reserve Board, while the Bank is a state-chartered savings bank supervised by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking.

The consolidated financial statements of the Company include the accounts of the Bank and its wholly-owned subsidiary, HOMECO. All intercompany transactions have been eliminated in consolidation. The investment in the subsidiary on the parent company financial statement is carried at the parent company's equity in the underlying assets of the Bank.

The accounting principles followed by the Company and the methods of applying these principles conform with generally accepted accounting principles and with general practice within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and related revenues and expenses for the period. Actual results could differ significantly from those estimates.

Investment and Mortgage-backed Securities
-----------------------------------------

Investment and mortgage-backed securities are classified at the time of purchase, based upon management's intentions and ability, as securities held to maturity or securities available for sale. Debt securities, including mortgage-backed securities, acquired with the intent and ability to hold to maturity are classified as held to maturity and are stated at cost and adjusted for amortization of premium and accretion of discount which are computed using a level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses on available for sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Common stock of the Federal Home Loan Bank ("FHLB") represents ownership in an institution which is wholly-owned by other financial institutions. This equity security is accounted for at cost and reported separately on the accompanying consolidated balance sheet.

Loans
-----

Loans are stated at the principal amount outstanding net of deferred loan fees and the allowance for loan losses. Interest income on loans is recognized on the accrual method. Accrual of interest on loans is generally discontinued ^after 90 days when it is determined that a reasonable doubt exists as to the collectibility of principal, interest, or both. When a loan is placed on non-accrual status, unpaid interest is charged against income. Interest

-----


received on non-accrual loans is either applied to principal or reported as interest income, according to management's judgment as to the collectibility of principal. Loans are returned to accrual status when past due interest is collected, and the collection of principal is probable.


Loan origination and commitment fees as well as certain direct loan origination costs are being deferred and the net amount amortized as an adjustment to the related loan's yield. These amounts are being amortized over the contractual lives of the related loans.

Allowance for Loan Losses
-------------------------

The allowance for loan losses represents the amount which management estimates is adequate to provide for potential losses in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to operations. The provision for loan losses is based on management's periodic evaluation of individual loans, economic factors, past loan loss experience, changes in the composition and volume of the portfolio, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to changes in the near term.

Impaired loans are commercial and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of "impaired loans" is not the same as the definition of "nonaccrual loans," although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectibility, while not classifying the loan as impaired. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of impaired loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value, or as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans on one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances surrounding the loan and the borrower including the length of the delay, the borrower's prior payment record, and the amount of shortfall in relation to the principal and interest owed.

Premises and Equipment
----------------------

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the useful lives of the related assets. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Real Estate Owned
-----------------

Real estate acquired in settlement of loans is stated at the lower of the recorded investment in the property or its fair value minus estimated costs of sale. Prior to foreclosure the value of the underlying collateral is written down by a charge to the allowance for loan losses if necessary. Any subsequent write-downs are charged against operating expenses. Operating expenses of such properties, net of related income and losses on their disposition, are included in other expenses.

Income Taxes
------------

The Company and its subsidiary file a consolidated federal income tax return. Deferred tax assets or liabilities are computed based on the difference between financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

Earnings Per Share
------------------

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated utilizing net income as reported as the numerator and average shares outstanding as the denominator. The computation of diluted earnings per share differs in that the dilutive effects of any options, warrants, and convertible securities are adjusted for in the denominator.

Employee Benefit Plans
----------------------

The Bank sponsors a trusteed, deferred benefit pension plan covering all eligible employees. The Bank's funding policy is to make annual contributions, as needed, based upon the funding formula developed by the plan's actuary.

Stock Options
-------------

The Company maintains a stock option plan for the directors, officers, and employees. When the exercise price of the Company's stock options is greater than or equal to the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. Pro forma net income and earnings per share are presented to reflect the impact of the stock option plan assuming compensation expense had been recognized based on the fair value of the stock options granted under this plan.

Comprehensive Income
--------------------

The Company is required to present comprehensive income in a full set of general purpose financial statements for all periods presented. Other comprehensive income is comprised exclusively of unrealized holding gains (losses) on the available for sale securities portfolio. The Company has elected to report the effects of other comprehensive income as part of the Statement of Changes in Stockholders' Equity.

Cash Flow Information
---------------------

The Company has defined cash and cash equivalents as cash and amounts due from depository institutions and interest-bearing deposits with other institutions.

For the years ended December 31, 2000 and 1999, the Company made cash payments for interest of $10,556,919, and $9,075,639, respectively. The Company also made cash payments for income taxes of $797,748, and $334,500, respectively, during these same periods.

For the six month periods ended June 30, 2001 and 2000, the Company made cash payments for interest of $5,361,550 and $4,911,166, respectively. The Company also made cash payments for income taxes of $252,500 and $520,748, respectively, during these same periods.

Recent Accounting Pronouncements
--------------------------------

Financial Accounting Standards Board (FASB) Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), as amended by FASB Statement No. 138, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of Statement No. 133" (Statement No.
138), is effective in 2001, and requires measuring and recording the change in fair value of derivative instruments. Statement No. 133 is not expected to materially affect the Company's financial position or results of operations.

In September 2000, the FASB issued Statement No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The Statement replaces FASB Statement No. 125 and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings based on a control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The provisions of Statement No. 140 are effective for transactions occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization trans-actions and collateral for fiscal years ending after December 15, 2000. The adoption of the provisions of Statement No. 140 is not expected to have a material impact on financial position or results of operations.

In July 2001, the FASB issued Statement No. 141, "Business Combinations," effective for all business combinations initiated after June 30, 2001, as well as all business combinations accounted for by the purchase method that are completed after June 30, 2001. The new statement requires that the purchase method of accounting be used for all business combinations and prohibits the use of the pooling-of-interests method. The adoption of Statement No. 141 is not expected to have a material effect on the Company's financial position or results of operations.

In July 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. The new statement changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this Statement. The adoption of Statement No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

Reclassification
----------------

Certain items in the prior year financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not affect net income or stockholders' equity.

2.  EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator. The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

                                               June 30,                    December 31,
                                           2001          2000          2000          1999
                                        ----------    ----------    ----------    ----------
Weighted-average common shares
     outstanding                         2,760,000     2,760,000     2,760,000     2,760,000

Average treasury stock shares             (217,554)     (138,584)     (157,255)      (43,705)

Average unearned ESOP and
     RSP shares                            (70,073)      (90,863)      (85,645)     (104,629)
                                        ----------    ----------    ----------    ----------
Weighted-average common shares
     and common stock equivalents
     used to calculate basic earnings
     per share                           2,472,373     2,530,553     2,517,100     2,611,666

Additional common stock
     equivalents (stock options)
     used to calculate diluted
     earnings per share
                                                13             -             -             -
                                        ----------    ----------    ----------    ----------
Weighted-average common shares
     and common stock equivalents
     used to calculate diluted
     earnings per share                  2,472,386     2,530,553     2,517,100     2,611,666
                                        ==========    ==========    ==========    ==========

3.  INVESTMENT SECURITIES

The amortized cost and estimated market value of investment securities are summarized as follows:

                                                         June 30, 2001
                                    ---------------------------------------------------------
                                                      Gross          Gross         Estimated
                                      Amortized    Unrealized      Unrealized        Market
                                         Cost         Gains          Losses          Value
                                    -----------   ------------   -------------   ------------
Available for Sale
U.S. Treasury securities            $   998,490   $     22,140   $          -    $  1,020,630
U.S. Government agency
  securities                          6,995,084         64,606        (18,720)      7,040,970
Obligations of states and
  political subdivisions             14,254,877        438,398        (19,090)     14,674,185
Real estate mortgage
  investment conduits                    39,991            175              -          40,166
                                    -----------   ------------   ------------    ------------
           Total debt securities     22,288,442        525,319        (37,810)     22,775,951

Equity Securities                        61,522              -              -          61,522
                                    -----------   ------------   ------------    ------------
           Total                    $22,349,964   $    525,319   $    (37,810)   $ 22,837,473
                                    ===========   ============   ============    ============

                                                        December 31, 2000
                                    ---------------------------------------------------------
                                                      Gross          Gross         Estimated
                                      Amortized    Unrealized      Unrealized        Market
                                         Cost         Gains          Losses          Value
                                    -----------   ------------   -------------   ------------
Available for Sale
U.S. Treasury securities            $ 1,997,755   $      9,153   $     (2,218)   $  2,004,690
U.S. Government agency
  securities                          6,994,398         55,912        (15,000)      7,035,310
Obligations of states and
  political subdivisions             15,251,581        406,975        (37,100)     15,621,456
Real estate mortgage
  investment conduits                    45,247             64              -          45,311
                                    -----------   ------------   ------------    ------------
           Total debt securities     24,288,981        472,104        (54,318)     24,706,767

Equity Securities                       107,298           --             --           107,298
                                    -----------   ------------   ------------    ------------

           Total                    $24,396,279   $    472,104   $    (54,318)   $ 24,814,065
                                    ===========   ============   ============    ============

                                                        December 31, 1999
                                    ---------------------------------------------------------
                                                      Gross          Gross         Estimated
                                      Amortized    Unrealized      Unrealized        Market
                                         Cost         Gains          Losses          Value
                                    -----------   ------------   -------------   ------------
Available for Sale
U.S. Treasury securities            $ 4,994,727    $    678        $ (36,335)     $ 4,959,070
U.S. Government agency
  securities                          6,000,000           -                -        6,000,000
Obligations of states and
  political subdivisions             16,809,617     203,633         (436,079)      16,577,171
Real estate mortgage
  investment conduits                    58,443         213                -           58,656
                                    -----------    --------        ---------      -----------

           Total                    $27,862,787    $204,524        $(472,414)     $27,594,897
                                    ===========    ========        =========      ===========

                                                          June 30, 2001
                                    ---------------------------------------------------------
                                                      Gross          Gross         Estimated
                                      Amortized    Unrealized      Unrealized        Market
                                         Cost         Gains          Losses          Value
                                    -----------   ------------   -------------   ------------
Held to Maturity
U.S. Government agency
  securities                        $15,481,179   $   255,672    $           -   $15,736,851
Obligations of states and
  political subdivisions              2,555,690        15,848          (19,172)    2,552,366
                                    -----------   -----------    -------------   -----------

           Total                    $18,036,869   $   271,520    $     (19,172)  $18,289,217
                                    ===========   ===========    =============   ===========

                                                        December 31, 2000
                                    ---------------------------------------------------------
                                                      Gross          Gross         Estimated
                                      Amortized    Unrealized      Unrealized        Market
                                         Cost         Gains          Losses          Value
                                    -----------   ------------   -------------   ------------
Held to Maturity
U.S. Government agency
  securities                         $15,221,187   $  177,166     $   (32,670)   $15,365,683
Obligations of states and
  political subdivisions               2,555,299       13,920         (17,332)     2,551,887
                                     -----------   ---------- ---------------     ----------

           Total                     $17,776,486   $  191,086 $   $   (50,002)    17,917,570
                                     ===========   ========== ===============     ==========

                                                        December 31, 1999
                                    ---------------------------------------------------------
                                                      Gross          Gross         Estimated
                                      Amortized    Unrealized      Unrealized        Market
                                         Cost         Gains          Losses          Value
                                    -----------   ------------   -------------   ------------
Held to Maturity
U.S. Government agency
  securities                        $12,553,752    $   128,493    $  (235,416)    $12,446,829
Obligations of states and
  political subdivisions              2,986,114         17,617       (181,926)      2,821,805
                                    -----------    -----------    -----------     -----------

           Total                    $15,539,866    $   146,110    $  (417,342)    $15,268,634
                                    ===========    ===========    ===========     ===========


The amortized cost and estimated market value of debt securities at June 30, 2001, by contractual maturity, are shown below.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         ----------------   ----------------   ----------------    ----------------
Due in one year or less                  $      1,882,998   $      1,928,836   $      7,290,390    $      7,353,205
Due after one year through
  five years                                    4,691,702          4,958,989          4,975,069           5,084,090
Due after five years through
  ten years                                     6,101,433          6,085,672          3,752,400           3,843,134
Due after ten years                             9,612,309          9,802,454          2,019,010           2,008,788
                                         ----------------   ----------------   ----------------    ----------------

      Total                              $     22,288,442   $     22,775,951   $     18,036,869    $     18,289,217
                                         ================   ================   ================    ================

The amortized cost and estimated market value of debt securities at December 31, 2000, by contractual maturity, are shown below.

                                                 Available for Sale                      Held to Maturity
                                         ------------------------------------  -------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         ----------------   ----------------   ----------------    ----------------
Due in one year or less                  $      2,097,016   $      2,115,349   $      2,291,571    $      2,292,540
Due after one year through
  five years                                    6,475,398          6,714,626          9,571,755           9,625,940
Due after five years through
  ten years                                     6,101,329          6,089,503          3,894,432           3,987,235
Due after ten years                             9,615,238          9,787,289          2,018,728           2,011,855
                                         ----------------   ----------------   ----------------    ----------------

      Total                              $     24,288,981   $     24,706,767   $     17,776,486    $     17,917,570
                                         ================   ================   ================    ================

The following is a summary of proceeds received, gross gains, and gross losses realized on the sale of investment securities available for sale:

                                    For the Six Months Ended                For the Year Ended
                                             June 30,                           December 31,
                                       2001             2000             2000              1999
                                  ---------------  ---------------   --------------   ---------------
     Proceeds from sales          $   1,862,276    $             -   $   1,337,950    $    2,142,314
     Gross gains                         58,118                  -          14,461            21,088
     Gross losses                             -                  -           7,146             1,993

Investment securities with an amortized cost of $3,288,700 and $2,289,326 and an estimated market value of $3,345,385 and $2,299,690 were pledged to secure public deposits at June 30, 2001 and December 31, 2000, respectively. There were no investment securities pledged at December 31, 1999.

4.  MORTGAGE-BACKED SECURITIES

The amortized cost and estimated market value of mortgage-backed securities are summarized as follows:

                                                                       June 30, 2001
                                         --------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         ----------------   ----------------   ---------------     ----------------
Available for Sale
Government National Mortgage
  Association securities                 $     60,513,069   $        560,041   $      (252,433)    $     60,820,677
Federal Home Loan Mortgage
  Corporation securities                            9,655                348                 -               10,003
                                         ----------------   ----------------   ---------------     ----------------

            Total                        $     60,522,724   $        560,389   $      (252,433)    $     60,830,680
                                         ================   ================   ===============     ================

                                                                     December 31, 2000
                                         --------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         ----------------   ----------------   ---------------     ----------------
Available for Sale
Government National Mortgage
  Association securities                 $     38,128,786   $        427,220   $      (153,007)    $     38,402,999
Federal Home Loan Mortgage
  Corporation securities
                                                   11,783                376                 -               12,159
                                         ----------------   ----------------   ---------------     ----------------

            Total                        $     38,140,569   $        427,596   $      (153,007)    $     38,415,158
                                         ================   ================   ===============     ================

                                                                    December 31, 1999
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         ----------------   ----------------   -----------------   ----------------
Available for Sale
Government National Mortgage
   Association securities                $     38,524,820   $        114,723   $    (1,232,306)    $     37,407,237
Federal Home Loan Mortgage
   Corporation securities
                                                   18,333                470               (12)              18,791
                                         ----------------   ----------------   ---------------     ----------------
            Total                        $     38,543,153   $        115,193   $    (1,232,318)    $     37,426,028
                                         ================   ================   ===============     ================

                                                                       June 30, 2001
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         ----------------   ----------------   -----------------   ----------------
Held to Maturity
Government National Mortgage
   Association securities                $     30,523,037   $        146,940   $      (352,864)    $     30,317,113
Federal Home Loan Mortgage
   Corporation securities                       1,973,766             50,347                 -            2,024,113
Federal National Mortgage
   Association securities                       2,122,865             72,337                 -            2,195,202
                                         ----------------   ----------------   ---------------     ----------------
            Total                        $     34,619,668   $        269,624   $      (352,864)    $     34,536,428
                                         ================   ================   ===============     ================

                                                                     December 31, 2000
                                         ---------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         ----------------   ----------------   -----------------   -----------------
Held to Maturity
Government National Mortgage
   Association securities                $     33,720,679   $         58,147   $      (450,388) $        33,328,438
Federal Home Loan Mortgage
   Corporation securities                       2,545,206             39,932            (1,747)           2,583,391
Federal National Mortgage
   Association securities                       2,513,890             46,135              (690)           2,559,335
                                         ----------------   ----------------   -----------------   -----------------
            Total                        $     38,779,775   $        144,214   $      (452,825) $        38,471,164
                                         ================   ================   =================   =================

                                                                     December 31, 1999
                                         --------------------------------------------------------------------------
                                                                 Gross              Gross             Estimated
                                            Amortized          Unrealized         Unrealized            Market
                                               Cost              Gains              Losses              Value
                                         ----------------   ----------------   ---------------     ----------------
Held to Maturity
Government National Mortgage
   Association securities                $     37,623,016   $          1,710   $    (1,902,028)    $     35,722,698
Federal Home Loan Mortgage
   Corporation securities                       3,020,242             25,370            (7,321)           3,038,291
Federal National Mortgage
   Association securities                       3,498,128             18,994           (14,406)           3,502,716
                                         ----------------   ----------------   ---------------     ----------------
            Total                        $     44,141,386   $         46,074   $    (1,923,755)    $     42,263,705
                                         ================   ================   ===============     ================

The amortized cost and estimated market value of mortgage-backed securities at June 30, 2001, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                 Available for Sale                      Held to Maturity
                                         -----------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         ----------------   ----------------   ----------------    ----------------
Due in one year or less                  $            700   $            708   $              -    $              -
Due after one year through
  five years                                       32,624             34,009                  -                   -
Due after five years through
  ten years                                     1,818,470          1,905,921                  -                   -
Due after ten years                            58,670,930         58,890,042         34,619,668          34,536,428
                                         ----------------   ----------------   ----------------    ----------------

      Total                              $     60,522,724   $     60,830,680   $     34,619,668    $     34,536,428
                                         ================   ================   ================    ================


The amortized cost and estimated market value of mortgage-backed securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities of securities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                 Available for Sale                      Held to Maturity
                                         -----------------------------------   ------------------------------------
                                                               Estimated                              Estimated
                                            Amortized            Market           Amortized             Market
                                               Cost              Value               Cost               Value
                                         ----------------   ----------------   ----------------    ----------------
Due in one year or less                  $             11   $             11   $              -    $              -
Due after one year through
  five years                                       31,676             32,519                  -                   -
Due after five years through
  ten years                                     2,040,177          2,103,222                  -                   -
Due after ten years                            36,068,705         36,279,406         38,779,775          38,471,164
                                         ----------------   ----------------   ----------------    ----------------

      Total                              $     38,140,569   $     38,415,158   $     38,779,775    $     38,471,164
                                         ================   ================   ================    ================

Mortgage-backed securities with an amortized cost of $1,528,469 and $1,621,073 and an estimated market value of $1,539,628 and $1,626,248 were pledged to secure public deposits at June 30, 2001 and December 31, 2000, respectively. There were no mortgage-backed securities pledged at December 31, 1999.

5.  LOANS

Loans consist of the following:

                                           June 30,                   December 31,
                                             2001               2000                1999
                                       ----------------   ----------------    ----------------
     Mortgage loans:
        Residential                    $     60,351,337 $       57,998,525 $        53,183,648
        Multi-family units                      273,082            308,252             388,317
        Construction                          2,193,122          1,777,861           1,613,995
        Commercial real estate                  411,101            481,042             540,695
                                       ----------------   ----------------    ----------------
                                             63,228,642         60,565,680          55,726,655
                                       ----------------   ----------------    ----------------
     Commercial loans                        10,265,692          9,814,834           4,728,297
                                       ----------------   ----------------    ----------------
     Consumer:
        Consumer credit line                  6,007,223          6,129,699           5,547,534
        Automobile                           44,500,096         48,361,011          48,025,794
        Other                                 6,016,270          5,216,121           5,161,230
                                       ----------------   ----------------    ----------------
                                             56,523,589         59,706,831          58,734,558
                                       ----------------   ----------------    ----------------
     Less:
       Loans in process                       2,377,691          1,203,921             707,469
       Deferred loan costs, net              (1,505,566)        (1,588,251)         (1,622,902)
       Allowance for loan losses              1,453,312          1,454,618           1,359,900
                                       ----------------   ----------------    ----------------
                                              2,325,437          1,070,288             444,467
                                       ----------------   ----------------    ----------------
            Total                      $    127,692,486   $    129,017,057    $    118,745,043
                                       ================   ================    ================

Total nonaccrual loans and the related interest are as follows. In management's opinion, these loans did not meet the definition of impaired loans.

                                   Six Months Ended             Year Ended
                                        June 30,                December 31,
                                    2001         2000        2000         1999
                                ----------   ----------   ---------   ----------

Principal outstanding           $  427,864   $  389,396   $ 581,706   $  424,244
Contractual interest due            23,200       25,233      66,356       54,285
Interest income recognized           4,632        8,344      29,705       29,522

Activity in the allowance for loan losses for the periods ended, is as follows:

                                   Six Months Ended           Year Ended
                                        June 30,              December 31,
                                   2001        2000         2000         1999
                                ----------  ----------  ----------    ----------

Balance, January 1,             $1,454,618  $1,359,900   $1,359,900   $1,287,496
    Add:
       Provisions charged
            to operations          240,000     255,000      555,000      410,000
       Loan recoveries              22,021      30,110       51,016       50,941

    Less loans charged off         263,327     215,619      511,298      388,537
                                ----------  ----------  ----------    ----------

Balance, period end             $1,453,312  $1,429,391  $1,454,618    $1,359,900
                                ==========  ==========  ==========    ==========

The Company's loan portfolio is predominantly made up of one-to-four family first mortgage loans and consumer loans in the areas of Beaver and Lawrence Counties. These loans have been granted in compliance with regulatory guidelines relating to collateral requirements and credit policies. Although the Company has a diversified loan portfolio at June 30, 2001, December 31, 2000, and December 31, 1999, loans outstanding to individuals and businesses are dependent upon the local conditions in its immediate trade area.

6.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following:

                                                            June 30,         December 31,
                                                              2001         2000         1999
                                                           ---------  -----------   ----------
     Interest-bearing deposits with other institutions    $   14,003   $   14,346   $   37,261
     Investment securities                                   531,308      560,409      503,855
     Mortgage-backed securities                              563,699      468,734      495,337
     Loans                                                   553,593      581,931      501,710
                                                          ----------   ----------   ----------

            Total                                         $1,662,603   $1,625,420   $1,538,163
                                                          ==========   ==========   ==========

7.  PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                June 30,                   December 31,
                                                                  2001               2000                1999
                                                            ----------------   ----------------    ----------------
     Land                                                   $        900,624   $        841,109    $        515,726
     Office buildings                                              4,415,347          4,345,357           4,227,265
     Furniture, fixtures, and equipment                            3,148,425          3,040,798           2,910,239
     Leasehold improvements                                          403,403            403,403             405,798
                                                            ----------------   ----------------    ----------------
                                                                   8,867,799          8,630,667           8,059,028
     Less accumulated depreciation and amortization                4,322,238          3,993,293           3,763,834
                                                            ----------------   ----------------    ----------------

            Total                                           $      4,545,561   $      4,637,374    $      4,295,194
                                                            ================   ================    ================


Depreciation expense for the years ended December 31, 2000 and 1999 was $594,029, and $518,874, respectively. Depreciation expense for the six months ended June 30, 2001 and 2000 was $328,945 and $277,038, respectively.

8.  DEPOSITS

Comparative details of deposit accounts follow:

                                   June 30,                                          December 31,
                                    2000                                  2000                               1999
                         ------------------------------    ------------------------------     --------------------------------
                                            Percent of                        Percent of                           Percent of
                             Amount         Portfolio           Amount        Portfolio            Amount         Portfolio
                         ---------------    ----------     ----------------   -----------     ----------------    ------------
DDA and NOW
   accounts              $    33,596,503          16.7 %   $     31,251,502         15.8  %   $     26,934,968         14.2 %
Money market
  demand accounts             29,521,499          14.7           28,358,712         14.3            27,499,163         14.6
Savings accounts              29,208,617          14.5           27,082,955         13.6            28,006,240         14.8
                         ---------------    ----------     ----------------   ----------      ----------------    ---------
                              92,326,619          45.9           86,693,169         43.7            82,440,371         43.6
                         ---------------    ----------     ----------------   ----------      ----------------    ---------
Time certificates
   of deposit:
     2.01%  -  4.00%          11,784,257           5.9              156,898          0.1             7,652,299          4.0
     4.01%  -  6.00%          59,004,680          29.3           52,665,440         26.6            81,270,806         42.9
     6.01%  -  8.00%          38,133,954          18.9           58,726,194         29.6            17,981,076          9.5
                         ---------------    ----------     ----------------   ----------      ----------------    ---------
                             108,922,891          54.1          111,548,532         56.3           106,904,181         56.4
                         ---------------    ----------     ----------------   ----------      ----------------    ----------

            Total        $   201,249,510         100.0 %   $    198,241,701        100.0  %   $    189,344,552        100.0 %
                         ===============    ==========     ================   ==========      ================    =========

Time deposits include certificates of deposit in denominations of $100,000 or more. Such deposits aggregated $10,993,828, $10,909,799 and $9,798,141 at June 30, 2001, December 31, 2000, and December 31, 1999, respectively, with maturities at June 30, 2001 and December 31, 2000 as follows:

                                             June 30, 2001   December 31, 2000

     Within three months                    $    1,212,964    $      794,503
     Beyond three but within six months          1,425,755         2,943,914
     Beyond six but within twelve months         3,558,334         1,532,742
     Beyond one year                             4,796,775         5,638,640
                                            --------------     -------------

            Total                           $   10,993,828    $   10,909,799
                                            ==============     =============

Interest expense by deposit category for the periods ended, is as follows:

                                              Six Months Ended                     Year Ended
                                                 June 30,                          December 31,
                                           2001             2000             2000             1999
                                      --------------   -------------    --------------   --------------
Savings accounts                      $      284,185 $       289,344  $        576,060   $      563,778
NOW and money market
  deposit accounts                           646,234         624,156         1,352,279        1,104,444
Time certificates of deposit               3,195,150       2,952,884         6,108,361        5,320,116
                                      --------------   -------------    --------------   --------------

            Total                     $    4,125,569   $   3,866,384    $    8,036,700   $    6,988,338
                                      ==============   =============    ==============   ==============

9.  ADVANCES FROM FEDERAL HOME LOAN BANK

The following table sets forth information concerning both short and long-term advances from FHLB:

                                                                June 30,                   December 31,
                                                                  2001               2000                1999
                                                            ----------------   ----------------    ----------------

     Balance at year-end                                    $     50,194,800   $     36,194,800    $     50,294,800
     Average  balance outstanding                                 44,940,656         41,692,341          39,829,047
     Maximum month-end balance                                    51,194,800         44,294,800          50,294,800
     Weighted-average rate at period-end                               5.45%              5.72%               5.62%
     Weighted-average rate during the period                           5.52%              5.77%               5.62%

The scheduled maturities of advances outstanding are as follows:

                                     June 30,                                     December 31,
                                       2001                           2000                              1999
                          ----------------------------     ---------------------------     ----------------------------
                                             Weighted-                       Weighted-                       Weighted-
      Year Ending                            average                         average                         average
     December 31,             Amount          Rate             Amount         Rate             Amount          Rate
------------------------  ---------------   ----------     --------------   ----------     ---------------  -----------
         2000             $             -           - %    $            -           - %    $    21,600,000        5.84 %
         2001                   2,000,000        5.77           8,000,000        6.46            2,000,000        5.77
         2002                   5,317,000        5.41           3,317,000        5.99            3,317,000        5.99
         2003                   2,377,800        5.77           1,377,800        6.28            1,377,800        6.28
  2004 and thereafter          40,500,000        5.43          23,500,000        5.39           22,000,000        5.31
                          ---------------                  --------------                  ---------------

         Total            $    50,194,800        5.45 %    $   36,194,800        5.72 %    $    50,294,800        5.62 %
                          ===============                  ==============                  ===============

Borrowing capacity consists of credit arrangements with the FHLB of Pittsburgh. FHLB borrowings are subject to annual renewal, incur no service charges, and are secured by a blanket security agreement on certain investment and mortgage-backed securities, outstanding residential mortgages, and the Bank's investment in FHLB stock. As of December 31, 2000, the Bank's maximum borrowing capacity with the FHLB was approximately $133 million.

10. OTHER BORROWINGS

Other borrowings at June 30, 2001, December 31, 2000, and December 31, 1999 consists of a loan to finance an equipment lease for $52,117, $75,315, and $120,039. Terms for the equipment loan call for a five-year term at a rate of
4.90 percent with equal monthly payments.

11. INCOME TAXES

The provision for income taxes for the periods ended, consists of:

                                         Six Months Ended                 Year Ended
                                            June 30,                     December 31,
                                              2001                 2000                1999
                                       -------------------   ----------------    ----------------
Currently payable:
     Federal                           $           235,231   $        551,803    $        479,198
     State                                          69,932            112,222              89,226
                                       -------------------   ----------------    ----------------
                                                   305,163            664,025             568,424
Deferred                                            75,019             50,008              61,178
                                       -------------------   ----------------    ----------------

            Total                      $           380,182   $        714,033    $        629,602
                                       ===================   ================    ================

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the net deferred tax assets and liabilities, are as follows:

                                                                June 30,                   December 31,
                                                                  2001               2000                1999
                                                           -----------------   -----------------   -----------------
Deferred tax assets:
     Allowance for loan losses                             $         494,126   $        494,570    $        462,366
     Net unrealized loss on securities                                     -                  -             470,905
     Premises and equipment                                           43,972             22,417               3,713
     Accrued employee benefits                                       251,464            279,202             266,418
     Alternative minimum tax credit                                   29,859             96,210             205,817
     Other                                                            11,091             13,132              17,225
                                                            ----------------   ----------------    ----------------
         Total gross deferred tax assets                             830,512            905,531           1,426,444
                                                            ----------------   ----------------    ----------------
Deferred tax liabilities:
     Net unrealized gain on securities                               270,458            235,408                   -
                                                            ----------------   ----------------    ----------------
         Total gross deferred tax liabilities                        270,458            235,408                   -
                                                            ----------------   ----------------    ----------------

         Net deferred tax assets                            $        560,054   $        670,123    $      1,426,444
                                                            ================   ================    ================


No valuation allowance was established at June 30, 2001, December 31, 2000, and December 31, 1999 in view of certain tax strategies coupled with the anticipated future taxable income as evidenced by the Company's earnings potential.

The following is a reconciliation between the actual provision for income taxes and the amount of income taxes which would have been provided at statutory rates for the periods ended:

                              Six Months Ended                             Year Ended
                                    June 30,                              December 31,
                                      2001
                                                                  2000                      1999
                              ----------------------     -----------------------    ----------------------
                                             % of                        % of                      % of
                                            Pre-tax                    Pre-tax                    Pre-tax
                                 Amount     Income          Amount      Income         Amount     Income
                              ------------  -------      ------------  --------     ------------  -------
Provision at
    statutory rate            $    490,863     34.0 %    $    981,230      34.0 %   $    845,747     34.0 %
State income tax
    expense, net of
    federal tax benefit             46,155      3.2            74,067       2.7           58,889      2.4
Tax-exempt interest               (188,255)   (13.0)         (402,284)    (13.9)        (342,447)   (13.8)
Other, net                          31,419      2.1            61,020       1.9           67,413      2.7
                              ------------  -------      ------------  --------     ------------  -------
Actual expense and
  effective rate              $    380,182     26.3 %    $    714,033      24.7 %   $    629,602     25.3 %
                              ============  =======      ============  ========     ============  =======

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax which is calculated at 11.5 percent of earnings based on accounting principles generally accepted in the United States of America with certain adjustments.

12.   EMPLOYEE BENEFITS

Pension Plan
------------

The Bank sponsors a trusteed, defined benefit pension plan covering all eligible Bank employees and officers. The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of service and compensation rates near retirement. The Bank's funding policy is to make annual contributions, if needed, based upon the funding formula developed by the plan's actuary.

The following table sets forth the change in plan assets and benefit obligation at December 31:

                                                                                 2000              1999
                                                                            --------------   ----------------
     Plan assets at fair value, beginning of year                           $    3,641,427   $      3,328,834
     Actual return on plan assets                                                  251,452            228,319
     Employer contribution                                                         178,765            168,061
     Benefits paid                                                                 (86,619)           (83,787)
                                                                            --------------   ----------------
     Plan assets at fair value, end of year                                      3,985,025          3,641,427
                                                                            --------------   ----------------

     Benefit obligation, beginning of year                                       3,879,242          3,915,765
     Service cost                                                                  189,965            197,002
     Interest cost                                                                 281,366            264,483
     Actuarial gains                                                               (91,747)          (414,221)
     Benefits paid                                                                 (86,619)           (83,787)
                                                                            --------------   ----------------
     Benefit obligation, end of year                                             4,172,207          3,879,242
                                                                            --------------   ----------------

     Funded status                                                                (187,182)          (237,815)
     Transition adjustment                                                        (180,001)          (200,815)
     Unrecognized net loss from past experience
       different from that assumed                                                 195,079            250,939
                                                                            --------------   ----------------

     Accrued pension liability                                              $     (172,104)  $       (187,691)
                                                                            ==============   ================

The plan assets are invested primarily in bonds, stocks, and mortgages under the control of the plan's trustees as of December 31, 2000.

Assumptions used in determining net periodic pension cost are as follows:


                                                 2000             1999
                                             --------------  ---------------
     Discount rate                               7.00%           7.00%
     Expected return on plan assets              8.00%           8.00%
     Rate of compensation increase               5.00%           5.00%


The plan utilizes the straight-line method of amortization for unrecognized gains and losses.

------------
Net periodic pension cost includes the following components:


                                               2000             1999
                                           -------------   --------------

     Service cost of the current
       period                              $     189,965   $      197,002
     Interest cost on projected
       benefit obligation                        281,366          264,483
     Actual return on plan assets               (251,452)        (228,319)
     Net amortization and deferral               (56,701)         (40,539)
                                           -------------   --------------

     Net periodic pension cost             $     163,178   $      192,627
                                           =============   ==============

Supplemental Retirement Plans
-----------------------------

Board of Directors
------------------

The Bank maintains a Directors' Consultation and Retirement Plan to provide post-retirement payments over a ten-year period to non-officer members of the Board of Directors who have completed twenty or more years of service. The plan was amended on November 6, 1996, to provide post-retirement payments to members who have completed fifteen or more years of service. Expenses for the years ended December 31, 2000, and 1999, amounted to $24,000 and $38,580, respectively, and are included as a component of other operating expenses. Expenses for the six month periods ended June 30, 2001 and 2000 amounted to $15,000 and $14,700, respectively, and are included as a component of other operating expenses.

President
---------

The Bank maintains a Supplemental Retirement Plan for the President of the Bank for the purpose of providing the President with supplemental post-retirement benefits for life in addition to those provided under the Bank's pension plan for all eligible employees. Expenses for the years ended December 31, 2000, and 1999, amounted to $29,400, and $31,215, respectively, and are included as a component of compensation and employee benefits. Expenses for the six month periods ended June 30, 2001 and 2000 amounted to $24,400 and $12,000, respectively, and are included as a component of compensation and employee benefits.

The assumptions of 7.50 percent and 5.00 percent for the discount rate and rate of compensation increase, respectively, were used in determining net periodic post-retirement costs for the Directors' Consultation and Retirement Plans and Supplemental Retirement Plan for the President.

Profit Sharing Plan
-------------------

The Bank maintains a profit sharing plan covering all employees. Contributions to the plan are made annually at the discretion of the Board of Directors. Contributions for the years ended December 31, 2000, and 1999, amounted to $73,582, and $69,739, respectively. Contributions for the six month periods ended June 30, 2001 and 2000 amounted to $38,137 and $35,991, respectively.

Stock Option Plan
-----------------

On October 22, 1998, the Board of Directors approved and stockholders ratified the formation of a stock option plan. The plan provides for granting incentive stock options and nonstatutory stock options for executive officers and non-employee directors of the Company. A total of 124,200 shares of authorized but unissued common stock are reserved for issuance under the plan, which expires ten years from the date of shareholder ratification. The per share exercise price of an option granted will not be less than the fair value of a share of common stock on the date the option is granted.

On October 22, 1998, non-statutory stock options for non-employee directors were granted for the purchase of 37,260 shares. The recipients of these stock options vest over a four-year period of time. Also, incentive stock options for officers and employees were granted for the purchase of 86,940 shares. The recipients of these stock options vest over a four or five-year period of time.

The following table presents share data related to the outstanding options:

                                              Weighted-                     Weighted-                    Weighted-
                                               average                       average                      average
                                June 30,      Exercise                      Exercise                      Exercise
                                  2001          Price          2000           Price         1999           Price
                               -----------   -----------    -----------    -----------   -----------    ------------
Outstanding, beginning             124,200   $     11.81        124,200    $     11.81       124,200    $      11.81
  Granted                                -             -              -              -             -               -
  Exercised                              -             -              -              -             -               -
  Forfeited                              -             -              -              -             -               -
                               -----------                  -----------                  -----------

Outstanding, ending                124,200   $     11.81        124,200    $     11.81       124,200    $      11.81
                               ===========                  ===========                  ===========

Exercisable at period-end           97,807   $     11.81         83,835    $     11.81        55,890    $      11.81
                               ===========                  ===========                  ===========

The following table summarizes the characteristics of stock options at December 31, 2000:

                                                Outstanding                                  Exercisable
                               -----------------------------------------------      -------------------------------
                                                                    Average                              Average
                                                    Average        Exercise                             Exercise
     Exercise price                Shares            Life            Price              Shares            Price
     ----------------------    ---------------    ------------    ------------      ----------------   ------------
           11.81                     124,200         7.33            11.81                  83,835        11.81

For purposes of computing pro forma results, the Company estimated fair values of stock options using the Black-Scholes option-pricing model. The model requires use of subjective assumptions that can materially effect fair value estimates. Therefore, the pro forma results are estimates of results of operation as if compensation expense had been recognized for the stock option plans. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2001: (1) expected dividend yield of 1.03 percent; (2) risk-free interest rate of 4.95 percent; (3) expected volatility of 14 percent; and (4) expected life of eight years.

The Company accounts for its stock option plans under provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Under this Opinion, no compensation expense has been recognized with respect to the plans because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the grant date. No options were granted in 2001, 2000, or 1999.

-----------------

Had compensation expense for the stock option plans been recognized in accordance with the fair value accounting provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," net income applicable to common stock, basic and diluted net income per common share for the year ended December 31, would have been as follows:

                                         Six Months Ended                     Year Ended
                                             June 30,                         December 31,
                                      2001             2000            2000             1999
                                  --------------  ---------------  --------------   --------------
Net income applicable to
  common stock:
     As reported                  $   1,063,532   $    1,088,236   $   2,171,937    $   1,857,890
     Pro forma                          996,858        1,068,214       2,131,893        1,768,978
Basic net income per
  common share:
     As reported                  $        0.43   $         0.43   $        0.86    $        0.71
     Pro forma                             0.40             0.42            0.85             0.68
Diluted net income per
  common share:
     As reported                  $        0.43   $         0.43   $        0.86    $        0.71
     Pro forma                             0.40             0.42            0.85             0.68


Employee Stock Ownership Plan ("ESOP")
--------------------------------------

The Company has an ESOP for the benefit of employees who meet the eligibility requirements which include having completed one year of service with the Company or its subsidiaries and attained age 21. The ESOP trust purchased 96,000 shares of common stock since the date of conversion with proceeds from a loan from an independent third party. During 1999, the Company paid off the loan to the third party and internally financed the remaining loan balance. The Bank makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments to the Company. The loan bears interest at 8.00 percent with interest payable quarterly and principal payable in equal annual installments over ten years. The loan is secured by the shares of the stock purchased.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of debt service paid in the year. Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in the consolidated balance sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Compensation expense for the ESOP was $57,450 and $38,545 for the six month periods ended June 30, 2001 and 2000 and $87,475, and $102,240, for the years ended December 31, 2000, and 1999, respectively.

--------------------------------------------------

The following table presents the components of the ESOP shares:

                                                June 30,                        December 31,
                                         2001             2000             2000            1999
                                     -------------    -------------   --------------   -------------
Allocated shares                            32,940           23,340           28,140          18,540

Shares released for allocation               9,600            9,600            9,600

Unreleased shares                           53,460           63,060           58,260          67,860
                                     -------------    -------------   --------------   -------------

Total ESOP shares                           96,000           96,000           96,000          96,000
                                     =============    =============   ==============   =============

Fair value of unreleased
  shares                             $     702,999    $     536,010   $      597,165   $     559,845
                                     =============    =============   ==============   =============

Restricted Stock Plan ("RSP")
-----------------------------

In 1998, the Board of Directors adopted a RSP for directors, officers, and employees which was approved by stockholders at a special meeting held on October 22, 1998. The objective of this plan is to enable the Company and the Bank to retain its corporate officers, key employees, and directors who have the experience and ability necessary to manage these entities. Directors, officers, and key employees who are selected by members of a Board-appointed committee are eligible to receive benefits under the RSP. The non-employee directors of the Company and the Bank serve as trustees for the RSP, and have the responsibility to invest all funds contributed by the Bank to the Trust created for the RSP.

The Company acquired and granted a total of 49,680 shares of common stock, of which 11,175 shares became immediately vested under the plan with the remaining shares vesting over a four-year period for directors and five years for officers and employees beginning October 22, 1999. A total of 33,525 shares were vested as of December 31, 2000. The RSP shares purchased initially will be excluded from stockholders' equity. The Company recognizes compensation expense in the amount of fair value of the common stock at the grant date, pro rata, over the years during which the shares are payable and recorded as an addition to the stockholders' equity. Directors, officers, and key employees who terminate their association with the Company shall forfeit the right to any shares which were awarded but not earned.

Net compensation expense attributable to the RSPs amounted to $64,256 for the six month periods ended June 30, 2001 and 2000 and $128,513 for the years ended December 31, 2000, and 1999.

13. COMMITMENTS

In the normal course of business, there are outstanding commitments and contingent liabilities, such as commitments to extend credit, financial guarantees, and letters of credit, which are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in the particular classes of financial instruments.

These commitments represent financial instruments with off-balance sheet risk. Outstanding commitments for the periods ended are as follows:

                                      June 30,              December 31,
                                       2001            2000            1999
                                  -------------   -------------   -------------

     Fixed rate commitments       $  15,949,337   $  12,278,071   $  12,442,414
     Variable rate commitments        6,517,350       6,179,593       6,233,398
                                  -------------   -------------   -------------

          Total                   $  22,466,687   $  18,457,664   $  18,675,812
                                  =============   =============   =============

The range of interest rate residential mortgage loan commitments was 6.75 percent to 7.50 percent at June 30, 2001, 7.50 percent to 8.00 percent at December 31, 2000, and 7.625 percent to 8.00 percent at December 31, 1999.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

14. REGULATORY MATTERS

Loans
-----

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to ten percent of the Bank's common stock and capital surplus.

Dividend Restrictions
---------------------

The Bank is subject to legal limitations on the amount of dividends that can be paid to the Company. The Pennsylvania Banking Code restricts the availability of surplus for dividend purposes. At June 30, 2001, surplus funds of $10,581,437 were not available for dividends.

15. REGULATORY CAPITAL REQUIREMENTS

Federal regulations require the Company and the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of Total and Tier I capital to risk-weighted assets and of Tier I capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of June 30, 2001, December 31, 2000, and December 31, 1999, the Federal Deposit Insurance Corporation categorized the Company as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well capitalized financial institution, Total risk-based, Tier 1 risk-based and Tier 1 Leverage capital ratios must be at least ten percent, six percent, and five percent, respectively.

The Company's actual capital ratios are presented in the following tables, which shows the Company met all regulatory capital requirements. The capital position of the Bank does not differ significantly from the Company's.

                                                 June 30,                              December 31,
                                                   2001                     2000                        1999
                                       ------------------------     -----------------------     ------------------------
                                           Amount       Ratio           Amount      Ratio           Amount       Ratio
                                       --------------- --------     --------------- -------     --------------- --------
Total Capital
  (to Risk-weighted Assets)
---------------------------

Actual                                 $   30,176,140    25.02 %    $   29,822,330   23.37 %    $   28,991,275    23.91 %
For Capital Adequacy Purposes               9,648,104     8.00          10,210,604    8.00           9,698,726     8.00
To Be Well Capitalized                     12,060,130    10.00          12,763,255   10.00          12,123,407    10.00

Tier I Capital
  (to Risk-weighted Assets)
---------------------------

Actual                                 $   28,722,828    23.82 %    $   28,367,712   22.23 %    $   27,631,375    22.79 %
For Capital Adequacy Purposes               4,824,052     4.00           5,105,302    4.00           4,849,363     4.00
To Be Well Capitalized                      7,236,078     6.00           7,657,953    6.00           7,274,044     6.00

Tier I Capital
  (to Average Assets)
---------------------

Actual                                 $   28,722,828    10.18 %    $   28,367,712   10.67 %    $   27,631,375    10.34 %
For Capital Adequacy Purposes              11,284,680     4.00          10,635,641    4.00          10,684,884     4.00
To Be Well Capitalized                     14,105,850     5.00          13,294,552    5.00          13,356,106     5.00


Prior to the enactment of the Small Business Job Protection Act, the Company accumulated approximately $2,485,000 of retained earnings, which represent allocations of income to bad debt deductions for tax purposes only. Since there is no amount that represents the accumulated bad debt reserves subsequent to 1987, no provision for federal income tax has been made for such amount. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

16.   FAIR VALUE DISCLOSURE

      The estimated fair values of the Company's financial instruments are as follows:

                                                June 30,                                       December 31,
                                                  2001                            2000                            1999
                                    -------------------------------  ------------------------------  ------------------------------
                                        Carrying          Fair          Carrying          Fair          Carrying          Fair
                                         Value            Value           Value           Value           Value           Value
                                    --------------   --------------  --------------  --------------  --------------  --------------
Financial assets:
  Cash and amounts due
    from other institutions         $   1,556,061    $   1,556,061   $   1,502,757   $   1,502,757   $   3,533,452   $   3,533,452
  Interest-bearing deposits
    with other institutions             7,562,181        7,562,181       5,094,404       5,094,404      11,416,781      11,416,781
  Investment securities:
    Available for sale                 22,837,473       22,837,473      24,814,065      24,814,065      27,594,897      27,594,897
    Held to maturity                   18,036,869       18,289,217      17,776,486      17,917,570      15,539,866      15,268,634
  Mortgage-backed securities:
    Available for sale                 60,830,680       60,830,680      38,415,158      38,415,158      37,426,028      37,426,028
    Held to maturity                   34,619,668       34,536,428      38,779,775      38,471,164      44,141,386      42,263,705
  Loans, net                          127,692,486      131,105,486     129,017,057     128,167,057     118,745,043     114,749,043
  Federal Home Loan Bank
     stock                              2,614,800        2,614,800       2,614,800       2,614,800       2,614,885       2,614,885
  Accrued interest receivable           1,662,603        1,662,603       1,625,420       1,625,420       1,538,163       1,538,163
                                    -------------    -------------   -------------   -------------   -------------   -------------

       Total                        $ 277,412,821    $ 280,994,929   $ 259,639,922   $ 258,622,395   $ 262,550,501   $ 256,405,588
                                    =============    ==============  =============   =============   =============   =============

Financial liabilities:
  Deposits                          $ 201,249,510    $ 204,261,510   $ 198,241,701   $ 199,475,701   $ 189,344,552   $ 189,000,319
  Advances from Federal
    Home Loan Bank                     50,194,800       51,241,800      36,194,800      36,182,800      50,294,800      49,245,206
  Other borrowings                         52,117           52,117          75,315          75,315         120,039         120,039
  Advances from borrowers
    for taxes and insurance               753,326          753,326         584,723         584,723         585,332         585,332
  Accrued interest payable                394,684          394,684         389,603         389,603         497,798         497,798
                                    -------------    -------------   -------------   -------------   -------------   -------------

       Total                        $ 252,644,437    $ 256,703,437   $ 235,486,142   $ 236,708,142   $ 240,842,521   $ 239,448,694
                                    =============    ==============  =============   =============   =============   =============

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments are based upon manage-ment's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in the assumptions on which the estimated values are based may have a significant impact on the resulting estimated values.

As certain assets and liabilities, such as deferred tax assets, premises and equipment, and many other operational elements of the Company, are not considered financial instruments but have value, this estimated fair value of financial instruments would not represent the full market value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Amounts Due from  Depository  Institutions,  Interest-bearing  Deposits
--------------------------------------------------------------------------------
with Other  Institutions,  Accrued  Interest  Receivable,  Advance  Payments  by
--------------------------------------------------------------------------------
Borrowers for Taxes and Insurance, and Accrued Interest Payable
---------------------------------------------------------------

The fair value approximates the current book value.

Investment Securities,  Mortgage-backed  Securities,  and Federal Home Loan Bank
--------------------------------------------------------------------------------
Stock
-----

The fair value of securities held as investments, mortgage-backed securities, and securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Since the FHLB stock is not actively traded on a secondary market and held exclusively by member financial institutions, the estimated fair market value approximates the carrying amount.

Loans, Deposits, Advances from the FHLB, and Other Borrowings
-------------------------------------------------------------

The estimated fair values for loans are estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics. Demand, savings, and money market deposit accounts are valued at the amount payable on demand as of year-end. Fair values for time deposits, advances from the FHLB, and other borrowings are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for deposits and notes of similar remaining maturities.

Commitments to Extend Credit
----------------------------

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 13.

17. CORPORATE REORGANIZATION AND STOCK ISSUANCE

On July 10, 1997, the Bank adopted a plan of reorganization into a Pennsylvania-chartered mutual holding company. The Bank received the approval of the Federal Reserve, the Department of Banking, and the FDIC for transactions contemplated by the plan of reorganization, which authorized the Bank to offer stock in one or more public stock offerings up to a maximum of 49.9 percent of the issued and outstanding shares of its common stock. As a result of the offering in July 1997, PHS Bancorp, M.H.C. (mutual holding company) received 1,518,000 shares (55 percent) of the Bank stock. Also as a result of the stock offering, the Bank received gross proceeds of $12,420,000. Expenses associated with the offering totaled $592,267, resulting in net capital additions to the Bank of $11,827,733. The Bank recorded common stock at par of $276,000 and additional paid-in capital of $11,551,733 from the stock issuance.

On May 21, 1998, the Bank adopted an Agreement and Plan of Reorganization (the "Plan") whereby the Bank formed the Company, an intermediate stock holding company under Pennsylvania law. The Plan received stockholder approval as of October 22, 1998, and subsequently received all regulatory approvals. The reorganization was completed on November 9, 1998. Upon completion of the reorganization, the Bank became a wholly-owned subsidiary of the Company and the Company became a majority-owned subsidiary of the M.H.C. The common stock of the Company replaced the Bank's stock.

On August 16, 2001, the Bank adopted a plan of reorganization whereas the Bank will form a new state stock holding company, PHSB Financial Corporation ("PHSB") and the existing shares of the Company owned by Public Stockholders will be converted pursuant to an exchange ratio into shares of PHSB. In connection with the conversion, PHSB will offer stock in a subscription offering to acquire the ownership interest of the mutual holding company.

As a result of the transaction the mutual holding company and the Company will cease to exist and a liquidation account will be established for the benefit of depositors as of specific dates. The Bank will become a wholly-owned subsidiary of PHSB. This Plan is subject to approval of the Pennsylvania Department of Banking and the non-objection of the FDIC and also must be ratified by the current depositors of the Bank and approved by the holders of at least two-thirds of the shares of the Company's common stock.

18.      PARENT COMPANY

The following are condensed financial statements for the parent company. The investment in the subsidiary on the parent company financial statement is carried at the parent company's equity in the underlying asset of the Bank.


                             CONDENSED BALANCE SHEET

                                                                 June 30,                   December 31,
                                                                   2001               2000                1999
                                                             ----------------   ----------------    -----------------
ASSETS
     Cash and due from banks                                 $        135,085   $        133,657    $         469,689
     Investment securities - available for sale                        61,522            107,298                    -
     Investment in subsidiary bank                                 28,176,579         27,879,419           25,512,528
     Loans receivable - ESOP                                          910,843            910,843            1,060,930
     Other assets                                                     120,437             25,554               34,072
                                                             ----------------   ----------------    -----------------

TOTAL ASSETS                                                 $     29,404,466   $     29,056,771    $      27,077,219
                                                             ================   ================    =================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Other liabilities                                       $        135,338   $        206,537    $         325,882
     Stockholders' equity                                          29,269,128         28,850,234           26,751,337
                                                             -----------------  -----------------   ------------------

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                                       $     29,404,466   $     29,056,771    $      27,077,219
                                                             =================  =================   ==================

                          CONDENSED STATEMENT OF INCOME

                                                               For the Six Months Ended              For the Year Ended
                                                                        June 30,                        December 31,
                                                                  2001             2000             2000             1999
                                                             --------------   --------------   --------------   --------------
INCOME
      Dividends from subsidiary bank                         $      828,000   $      496,800   $    1,158,100   $    2,566,800
      Interest income                                                38,133           47,334           92,005           53,370
                                                             --------------   --------------   --------------   --------------
                                                                    866,133          544,134        1,250,105        2,620,170

EXPENSES                                                             31,723           38,067           73,981           36,520
                                                             --------------   --------------   --------------   --------------

Income before equity in undistributed
  earnings of subsidiary                                            834,410          506,067        1,176,124        2,583,650

Equity in undistributed earnings
    of subsidiary                                                   229,122          582,172          995,813         (725,760)
                                                             --------------   --------------   --------------   --------------

NET INCOME                                                   $    1,063,532   $    1,088,239   $    2,171,937   $    1,857,890
                                                             ==============   ==============   ==============   ==============

                        CONDENSED STATEMENT OF CASH FLOWS


                                                                For the Six Months Ended             For the Year Ended
                                                                        June 30,                        December 31,
                                                                  2001             2000             2000             1999
                                                             --------------   --------------   --------------   --------------
OPERATING ACTIVITIES
     Net income                                              $    1,063,532   $    1,088,239   $    2,171,937   $    1,857,890
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Equity in undistributed earnings of subsidiary          (229,122)        (582,172)        (995,813)         725,760
           Other, net                                               (44,376)          (8,851)         105,160          385,517
                                                             --------------   --------------   --------------   --------------
                Net cash provided by operating activities           790,034          497,216        1,281,284        2,969,167
                                                             --------------   --------------   --------------   --------------

INVESTING ACTIVITIES
     Purchases of investment securities                             (61,522)         (73,421)        (107,298)               -
     Sales of investment securities                                 107,298                -                -                -
     Decrease (increase) in loan to ESOP, net                             -                -          150,087         (958,690)
                                                             --------------   --------------   --------------   --------------
                Net cash provided by (used for)
                   investing activities                              45,776          (73,421)          42,789         (958,690)
                                                             --------------   --------------   --------------   --------------

FINANCING ACTIVITIES
     Common stock acquired by RSP                                         -                -                -         (506,502)
      Cash dividends paid                                          (509,185)        (469,837)        (912,550)        (743,785)
      Purchase of treasury stock                                   (325,197)        (220,809)        (747,555)      (1,268,602)
                                                             --------------   --------------   --------------   --------------
                Net cash (used for) investing activities           (834,382)        (690,646)      (1,660,105)      (2,518,889)
                                                             --------------   --------------   --------------   --------------

                Increase (decrease) in cash                           1,428         (266,851)        (336,032)        (508,412)

CASH AT BEGINNING OF PERIOD                                         133,657          469,689          469,689          978,101
                                                             --------------   --------------   --------------   --------------

CASH AT END OF PERIOD                                        $      135,085   $      202,838   $      133,657   $      469,689
                                                             ==============   ==============   ==============   ==============

19. SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                                   Three Months Ended
                                            ----------------------------------------------------------------
                                                  March           June           September       December
                                                  2000            2000             2000            2000
                                              -------------   -------------    -------------   -------------
Total interest income                         $   4,660,622   $   4,798,024    $   4,796,277   $   4,780,393
Total interest expense                            2,515,933       2,607,543        2,640,051       2,685,197
                                              -------------   -------------    -------------   -------------

Net interest income                               2,144,689       2,190,481        2,156,226       2,095,196
Provision for loan losses                           115,000         140,000          150,000         150,000
                                              -------------   -------------    -------------   -------------
Net interest income after
  provision for loan losses                       2,029,689       2,050,481        2,006,226       1,945,196

Investment securities
  gains, net                                              -               -            7,315               -
Total noninterest income                            181,070         198,096          252,668         214,836
Total noninterest expense                         1,487,911       1,491,062        1,529,085       1,491,549
                                              -------------   -------------    -------------   -------------
Income before income
  taxes                                             722,848         757,515          737,124         668,483
Income taxes                                        192,100         200,024          166,500         155,409
                                              -------------   -------------    -------------   -------------

Net income                                    $     530,748   $     557,491    $     570,624   $     513,074
                                              =============   =============    =============   =============
Per share data:
Net income
     Basic                                    $        0.21   $        0.22    $        0.23            0.21
     Diluted                                           0.21            0.22             0.23            0.21
Weighted-average
   shares outstanding
     Basic                                        2,536,898       2,522,978        2,516,971       2,498,170
     Diluted                                      2,536,898       2,522,978        2,516,971       2,498,170

                                      F-34


                                                    Three Months Ended
                              ---------------------------------------------------------------
                                    March            June          September        December
                                    1999             1999            1999             1999
                              -------------    -------------   -------------    -------------
Total interest income         $   4,178,515    $   4,309,672   $   4,447,759    $   4,574,942
Total interest expense            2,195,307        2,278,937       2,324,419        2,485,026
                              -------------    -------------   -------------    -------------

Net interest income               1,983,208        2,030,735       2,123,340        2,089,916
Provision for loan losses            95,000           90,000         120,000          105,000
                              -------------    -------------   -------------    -------------

Net interest income after
  provision for loan losses       1,888,208        1,940,735       2,003,340        1,984,916

Investment securities
  gains, net                                                                           19,095
                                          -                -               -
Total noninterest income            157,713          159,350         232,844          195,056
Total noninterest expense         1,530,518        1,521,176       1,519,653        1,522,418
                              -------------    -------------   -------------    -------------
Income before income
  taxes                             515,403          578,909         716,531          676,649
Income taxes                        129,747          158,755         190,500          150,600
                              -------------    -------------   -------------    -------------

Net income                    $     385,656    $     420,154   $     526,031    $     526,049
                              =============    =============   =============    =============

Per share data:
Net income
     Basic                    $        0.15    $        0.16   $        0.20    $        0.20
     Diluted                           0.15             0.16            0.20             0.20
Weighted-average
  shares outstanding
     Basic                        2,648,697        2,678,207       2,621,054        2,570,781
     Diluted                      2,655,168        2,678,207       2,621,054        2,570,781


                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.          Exhibits

         The financial statements and exhibits filed as part of this Registration Statement are as follows:

                  (a)      List of Exhibits:
                   1       Form of Agency Agreement with Trident Securities, A Division of McDonald
                           Investments, Inc.
                   2       Plan of Conversion and Reorganization and Plans of Merger*
                   3(i)    Articles of Incorporation of PHSB Financial Corporation*
                   3(ii)   Bylaws of PHSB Financial Corporation* 4 Specimen Stock
                           Certificate of PHSB Financial Corporation* 5 Opinion of
                           Malizia Spidi & Fisch, PC regarding legality of securities registered*
                   8.1     Federal Tax Opinion of Malizia Spidi & Fisch, PC*
                   8.2     State Tax Opinion of Malizia Spidi & Fisch, PC*
                   8.3     Statement of RP Financial, LC. as to the value of subscription rights*
                  10.1     Form of Employment Agreement between Peoples Home Savings Bank and James P. Wetzel, Jr.*
                  10.2     1998 Restricted Stock Plan**
                  10.3     1998 Stock Option Plan**
                  20.1     Dividend Reinvestment Plan***
                  23.1     Consent of Malizia Spidi & Fisch, PC (included with Exhibit 5)*
                  23.2     Consent of S.R. Snodgrass, A.C.
                  23.3     Consent of RP Financial, LC.*
                  24       Power of Attorney (included with signature page)
                  99.1     Stock Order Form*
                  99.2     Form of Marketing Materials
                  99.3     Appraisal Report****
                  99.4     Form of Proxy Statement of PHS Bancorp, Inc.*

-------------------
*        Previously filed
** Incorporated by reference to Registrant's Quarterly report on form 10-Q for the Quarter Ended September 30, 1998 and filed with the Securities and Exchange Commission on November 13, 1998.
*** Incorporated by reference to Registrant's Quarterly report on form 10-Q for the Quarter Ended June 30, 1999 and filed with the Securities and Exchange Commission on July 23, 1999.
****     Filed in accordance with Rule 202 of Regulation S-T.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Beaver Falls, Commonwealth of Pennsylvania, on October 23, 2001.

                                           PHSB FINANCIAL CORPORATION


                                           /s/ James P. Wetzel, Jr.
                                           -------------------------------------
                                           James P. Wetzel, Jr.
                                           President, Chief Executive Officer,
                                           and Director
                                           (Duly authorized representative)

         In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated as of October 23, 2001.

/s/ James P. Wetzel, Jr.                    /s/ Richared E. Canonge
------------------------------------------  --------------------------------------------
James P. Wetzel, Jr.                        Richard E. Canonge
President, Chief Executive Officer          Vice President and Treasurer
and Director                                (Principal Financial and Accounting Officer)


       *                                            *
------------------------------------------  --------------------------------------------
Joseph D. Belas                             Douglas K. Brooks
Director                                    Director


       *                                            *
------------------------------------------  --------------------------------------------
Emyln Charles                               John C. Kelly
Director                                    Director


       *                                            *
------------------------------------------  --------------------------------------------
Howard B. Lenox                             Earl F. Klear
Director                                    Director


       *
------------------------------------------
John M. Rowse
Director


*By:     /s/ James.P. Wetzel, Jr.
         ------------------------
         James P. Wetzel, Jr.
         Attorney-in-Fact

================================================================================ ===================================================

You should rely only on the information  contained in this document.
We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of PHSB Financial
Corporation may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Summary ........................................................................
Risk Factors ...................................................................
Selected Financial Highlights ..................................................
The Conversion .................................................................
The Offering ...................................................................
PHSB Financial Corporation .....................................................
Peoples Home Savings ...........................................................
Use of Proceeds ................................................................               PHSB FINANCIAL CORPORATION
Dividend Policy ................................................................
Market for the Common Stock ....................................................
Capitalization .................................................................
Pro Forma Data .................................................................
Historical and Pro Forma Capital Compliance ....................................
PHS Bancorp Consolidated Statements of Earnings ................................                    ------------------
Management's Discussion and Analysis of
 Financial Condition and Results of Operations .................................
Business of PHSB Financial Corporation .........................................                         PROSPECTUS
Business of Peoples Home Savings ...............................................
Regulation .....................................................................
Taxation .......................................................................                    ------------------
Management of PHSB Financial Corporation .......................................
Management of Peoples Home Savings .............................................
Effect of Conversion on Rights of Stockholders..................................
Restrictions on Acquisition of PHSB Financial Corporation ......................                    Trident Securities
Description of Capital Stock of PHSB Financial Corporation......................          A Division of McDonald Investments, Inc.
Legal and Tax Opinions .........................................................
Experts ........................................................................
Registration Requirements ......................................................
Where You Can Find Additional Information ......................................
Index to Financial Statements ..................................................                    _____________ __, 2001

Until the later of  _________  __,  ____ or 25 days  after  commencement of the offering, all dealers effecting transactions in these securities,
whether or not participating in this offering, may be required to deliver              THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS
a prospectus. This is in addition to the dealers'  obligation  to deliver a            ACCOUNTS AND ARE NOT FEDERALLY INSURED OR
prospectus  when acting as underwriters and with respect to their unsold               GUARANTEED.
allotments or subscriptions.

================================================================================ ===================================================